As filed with the Securities and Exchange Commission on September 5, 2000
                                                  Registration No. 333-
                                                                       ---------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                           FLORIDAFIRST BANCORP, INC.
                           --------------------------
               (Exact name of registrant as specified in charter)

            Florida                      6035                    59-3662010
----------------------------    -----------------------    ---------------------
(State or other jurisdiction       (Primary SIC No.)          (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)
              205 East Orange Street, Lakeland, Florida 33801-4611
                                 (863) 688-6811
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                              Mr. Gregory C. Wilkes
                      President and Chief Executive Officer
                           FloridaFirst Bancorp, Inc.
                    205 East Orange Street, Lakeland, Florida
                                 (863) 688-6811
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                            Felicia C. Battista, Esq.
                            MALIZIA SPIDI & FISCH, PC
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                                 CALCULATION OF REGISTRATION FEE
----------------------------------- ------------------ -------------------  --------------------------  ---------------------
                                                         Proposed Maximum
 Title of Each Class of Securities      Amount to be         Offering           Proposed Maximum              Amount of
         To Be Registered                Registered       Price Per Share    Aggregate Offering Price      Registration Fee
----------------------------------- ------------------ -------------------  --------------------------  ---------------------
Common Stock, $0.10 par value             6,348,000           $10.00              $63,480,000 (1)             $16,758.72
----------------------------------- ------------------ -------------------  --------------------------  ---------------------

1)       Estimated soley for the purpose of calculating the registration fee.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           FLORIDAFIRST BANCORP, INC.
                (Proposed holding company for FloridaFirst Bank)
                     Up to 5,520,000 shares of common stock

         FloridaFirst Bancorp, Inc. is a Florida corporation that is offering shares of common stock in connection with the mutual-to-stock conversion of FloridaFirst Bancorp MHC. FloridaFirst Bancorp, Inc. will be the holding company for FloridaFirst Bank. The shares we are offering represent the 57% ownership interest in FloridaFirst Bancorp now owned by FloridaFirst Bancorp MHC, the mutual holding company of FloridaFirst Bancorp. FloridaFirst Bancorp is the mid-tier stock holding company parent of FloridaFirst Bank. The remaining 43% ownership interest in FloridaFirst Bancorp is owned by the public, and will be exchanged for new common stock in FloridaFirst Bancorp, Inc.

               --------------------------------------------------
                                TERMS OF OFFERING
                             PRICE $10.00 PER SHARE
               --------------------------------------------------


---------------------------------------------  -----------  -----------
                                                   MINIMUM      MAXIMUM
---------------------------------------------  -----------  -----------
Number of Shares                                 2,326,877    3,147,952
Total Underwriting Commissions and Expenses     $1,038,000   $1,094,000
Net Proceeds                                   $22,230,770  $30,385,520
Net Proceeds Per Share                               $9.55        $9.65
---------------------------------------------  -----------  -----------


         FloridaFirst Bancorp, Inc. may sell up to 3,620,179 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers.

         For a discussion of risks you should consider, see "Risk Factors" beginning on page ____ of the prospectus.

         FloridaFirst Bancorp, Inc. has applied to have its common stock quoted on the Nasdaq National Market under the symbol "FFBK."

         FloridaFirst Bancorp, Inc. is offering the common stock on a best efforts basis, subject to certain conditions.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         None of the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         Funds received prior to the completion of the offering will be held in an account at FloridaFirst Bank which will bear interest at our savings account rate. This offering is expected to terminate on ____________, 2000.

 For assistance, please contact the conversion center at ______________________.

                        Sandler O'Neill & Partners, L.P.

               The Date of this Prospectus is ______________, 2000

================================================================================








                                 [MAP GOES HERE]








================================================================================

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of FloridaFirst Bancorp.

The Companies.

FloridaFirst Bancorp, Inc. 205 East Orange Street, Lakeland, Florida  33801-4611

         FloridaFirst Bancorp, Inc. is a Florida corporation which was formed to own all of FloridaFirst Bank's capital stock upon completion of the conversion and stock offering. FloridaFirst Bancorp, Inc. has applied to the Office of Thrift Supervision for approval to become a savings and loan holding company.

FloridaFirst Bancorp MHC.  205 East Orange Street, Lakeland, Florida  33801-4611

         FloridaFirst Bancorp MHC is currently the mutual holding company of FloridaFirst Bancorp. As of June 30, 2000, FloridaFirst Bancorp MHC's sole business activity consists of its ownership of 3,049,024 shares of FloridaFirst Bancorp's common stock, which represents 57% of its outstanding shares, as well as $98,500 in cash.

FloridaFirst Bancorp.      205 East Orange Street, Lakeland, Florida  33801-4611

         FloridaFirst Bancorp is currently the mid-tier federal stock holding company of FloridaFirst Bank. FloridaFirst Bancorp owns all of the outstanding common stock of FloridaFirst Bank. FloridaFirst Bancorp MHC owns 3,049,024 shares of FloridaFirst Bancorp's outstanding common stock. The remaining 2,298,273 shares of common stock are held by the public. At June 30, 2000, FloridaFirst Bancorp had consolidated assets totaling $569.0 million, deposits of $357.5 million and consolidated stockholders' equity of $59.4 million.

FloridaFirst Bank.         205 East Orange Street, Lakeland, Florida  33801-4611

         FloridaFirst Bank is a federally-chartered stock savings bank headquartered in Lakeland, Florida. FloridaFirst Bank is a community-oriented financial institution offering traditional financial services to its local community. It conducts operations through its main office in Lakeland, Florida and its eight branch offices.

Reasons For The Conversion.

We are pursuing the conversion for the following reasons:

         1. As a result of the conversion, we will have more capital which will enable us to continue to expand our banking franchise through de novo branching, and offering new products and banking services. We will thereby be in a better position to increase our market presence in the market areas of Polk and Manatee Counties, Florida. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page ____.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         2. The larger capital base resulting from the conversion will allow us to increase our earning assets, which in turn should permit us to continue to increase our earnings.

         3. After the conversion, our common stock will continue to be listed on the Nasdaq National Market with a greater number of outstanding shares held by public stockholders. We believe this listing and the larger number of outstanding shares will provide additional liquidity and visibility for our common stock. We believe that as a result, it will be easier for you to buy and sell our common stock.

         4. As a fully converted holding company, we will have greater strategic flexibility in connection with merger and acquisition transactions. Unlike a mutual holding company, we can use stock as a form of consideration for acquisitions and merge with and into any other stock institution or its holding company.

Description Of The Conversion And Stock Offering.

         The Conversion. FloridaFirst Bancorp MHC owns 57% of FloridaFirst Bancorp's common stock. As part of the conversion, FloridaFirst Bancorp MHC's existence will end, and FloridaFirst Bancorp MHC's 57% ownership interest in FloridaFirst Bancorp will be offered for sale to certain of FloridaFirst Bank's depositors, its employee stock ownership plan, and may be sold to the members of the community and the general public, if there are any shares remaining. After the conversion, we will own 100% of the common stock of FloridaFirst Bank.

         The Stock Offering. We are selling in this offering common stock which represents the 57% ownership interest in FloridaFirst Bancorp now owned by FloridaFirst Bancorp MHC. Under the plan of conversion, current and former depositors of FloridaFirst Bank and its employee stock ownership plan have priority rights to subscribe for shares in FloridaFirst Bancorp, Inc. See below under "How we will prioritize orders if we receive orders for more shares than are available."

         We are selling between 2,326,877 and 3,147,952 shares of common stock, all at a price of $10 per share. The number of shares to be sold may be increased to 3,620,179. The actual amount of shares we sell will depend on an independent appraisal of FloridaFirst Bancorp MHC, FloridaFirst Bancorp and FloridaFirst Bank performed by FinPro, Inc., an independent appraisal firm. The factors that went into the appraisal are discussed below under "How we determined the price per share and the number of shares we are offering."

         We have described the offering in greater detail beginning at page ____ of this prospectus.

The Current Market And Conversion Exchange.

         FloridaFirst Bancorp's stockholders, excluding FloridaFirst Bancorp MHC, own approximately 43% of FloridaFirst Bancorp's outstanding shares. These minority shares will be exchanged for our shares of common stock. The number of shares of our common stock that FloridaFirst Bancorp stockholders will receive will be based on a conversion exchange ratio. The minority shareholders will own approximately 43% of our common stock immediately following the transaction. As of __________, 2000, the stock price at which FloridaFirst Bancorp common stock traded on the Nasdaq was $_____ per share. Based upon the midpoint of the appraisal, each outstanding share of common stock will be exchanged for .8975 shares of FloridaFirst Bancorp, Inc. stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         How The Ownership Structure Will Change After The Reorganization.

         The following chart shows our current structure which is commonly referred to as a "two-tier" mutual holding company structure.

      -----------------------------               -----------------------------
                                                     FloridaFirst Bancorp
        FloridaFirst Bancorp MHC                     Minority Stockholders
      -----------------------------               -----------------------------
                            |                             |
                            |57%                       43%|
                            |-----------------------------|
                            |     FloridaFirst Bancorp    |
                            |-----------------------------|
                                             |
                                             | 100%
                                             |
                            |-----------------------------|
                            |      FloridaFirst Bank      |
                            |-----------------------------|



                Our ownership structure after the reorganization.

                            |-----------------------------|
                            |    Public Stockholders      |
                            |-----------------------------|
                                             |
                                             | 100%
                                             |
                            |-----------------------------|
                            |  FloridaFirst Bancorp, Inc. |
                            |-----------------------------|
                                             |
                                             | 100%
                                             |
                            |-----------------------------|
                            |       FloridaFirst Bank     |
                            |-----------------------------|


How The Price Per Share And The Number Of Shares In The Offering Was Determined.

         The number of shares offered is based on an independent appraisal of the pro forma estimated market value of the stock by FinPro, Inc. divided by the purchase price of $10.00 and multiplied by the percentage of shares being offered to the public. The $10.00 per share price was determined by the board of directors.

The Amount Of Stock You May Purchase.

         The minimum number of shares that may be purchased is 25.

         If you are not now a FloridaFirst Bancorp stockholder, you (or persons through a single account) may not purchase in Priority 1, 3, or 4 of the subscription offering more than 30,000 shares of common stock, either alone or together with persons in concert with you.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         If you are now a FloridaFirst Bancorp stockholder, you (or persons through a single account) may not either alone or together with persons acting in concert purchase shares in Priority 1, 3, or 4 of the subscription offering, that when combined with shares you receive in the exchange for FloridaFirst Bancorp stock, exceed 30,000 shares. For example, if you are to receive 15,000 shares in the exchange, you may only purchase up to an additional 15,000 shares in Priority 1, 3 or 4 of the subscription offering. However, no existing shareholder owning greater than 30,000 shares will be required to sell any stock solely due to the exchange of any shares.

         Except for the employee stock benefit plans, the maximum number of shares which may be purchased in all of the combined categories of the conversion by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed such number of shares that, when combined with shares received in exchange for FloridaFirst Bancorp stock, shall equal 50,000.

         For   further   discussion   of   the   purchase   limits,   see   "The
Offering--Limitations on Purchases of Common Stock" on page ____.

How We Will Prioritize Orders If We Receive Orders For More Shares Than Are Available.

         You might not receive any or all of the stock you want to purchase. Orders received in the subscription offering will be filled first in the following order of priority:

         o Priority 1 - Depositors of FloridaFirst Bank at the close of business on June 30, 1999 with deposits of at least $50.00.



         o        Priority 2 - The employee stock benefit plans of  FloridaFirst
                  Bank.

         o Priority 3 - Depositors of FloridaFirst Bank at the close of business on September 30, 2000 with deposits of at least $50.00.

         o Priority 4 - Other depositors and certain borrowers of FloridaFirst Bank as of the close of business on __________, 2000 who are entitled to vote on the reorganization.

         If these persons do not submit orders for all of the shares, the remaining shares may be offered in a community offering. In a community offering, preference will be given first to persons who are FloridaFirst Bancorp stockholders and second to natural persons who reside in Polk or Manatee Counties, Florida. Any remaining shares may be offered to the general public in a community offering or to the general public through a group of brokers/dealers organized by Sandler O'Neill. We have the right to reject any stock order received in the community offering or offering through broker/dealers.

Our  Officers,   Directors  And  Employees   Will  Receive   Benefits  From  The
Reorganization Or Within One Year Of The Offering.

         In order to link our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for certain stock benefits.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our employee stock ownership plan and stock-based incentive plans. The stock-based incentive plans may not be adopted for at least six months after the offering and must be approved by a majority vote of the stockholders. The table below assumes the sale of 3,147,952 shares in the offering. It is assumed that the value of the stock is $10 per share. Options to acquire shares of the stock are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises in the future above the exercise price.

                                                                                                     Percentage of
                                                                                Estimated          Total Shares Sold
                                      Participants        Shares             Value of Shares        in the Offering
                                      ------------        ------         ----------------------- --------------------
Employee Stock Ownership
Plan................................  Employees           251,836               $2,518,360                 8.0%
Stock-Based Incentive Plans:
Restricted Stock Awards.............  Officers,
                                      Directors and
                                      Employees           125,918                1,259,180                 4.0
Stock Options.......................  Officers,
                                      Directors and
                                      Employees           314,795                        -                10.0
                                                          -------               ----------                ----
              Total.................                      692,549               $3,777,540                22.0%
                                                          =======               ==========                ====

         We also will convert restricted stock awards and options previously awarded to officers, directors and employees of FloridaFirst Bancorp and FloridaFirst Bank. The number of restricted stock awards received will be adjusted based upon the exchange ratio and the other terms and vesting period will remain unchanged. The number of stock options received and the exercise price will be adjusted based on the exchange ratio and the other terms and vesting period will remain unchanged.



Deadlines For Purchasing Stock.

         The subscription offering will terminate at ____ p.m., Eastern time, on ________, 2000. The community offering and the other offering through broker/dealers, if any, may terminate at any time without notice but no later than _____, 2001.

Subscription Rights Are Not Transferable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must tell us that you are purchasing stock for your own account. If we believe your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the Office of Thrift Supervision.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Conditions To Completion Of Conversion.

         We cannot complete our conversion and our offering unless:

         (1) It is approved by at least a majority of votes eligible to be cast by members of FloridaFirst Bancorp MHC;

         (2) It is approved by at least two-thirds of the outstanding shares of FloridaFirst Bancorp common stock; and

         (3) It is approved by at least a majority of the votes cast by shareholders of FloridaFirst Bancorp common stock, not including those shares held by FloridaFirst Bancorp MHC.

         FloridaFirst Bancorp MHC intends to vote its 57% ownership interest in favor of the conversion. In addition, as of June 30, 2000, directors and executive officers of FloridaFirst Bancorp and their associates beneficially own 131,333 shares of FloridaFirst Bancorp, or 2.5% of the outstanding shares other than those held by FloridaFirst Bancorp MHC. They intend to vote those shares in favor of the conversion. Certain directors who serve as the trustee committee for FloridaFirst Bank's restricted stock plan may direct the voting of 53,244 shares held in the plan trust. Additionally, certain directors and an executive officer who serve as FloridaFirst Bank's employee stock ownership plan trustees may vote approximately 183,808 unallocated shares of the employee stock ownership plan and may vote, in the trustees' fiduciary capacity, allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.

Our Use Of The Proceeds Raised From The Sale Of Stock.

         We will use approximately 50% of the cash received in the offering to purchase all of FloridaFirst Bank's stock. We will also lend FloridaFirst Bank's employee stock ownership plan enough cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be held as our initial capitalization. See pages ___ and ___.

Our Dividend Policy.

         FloridaFirst Bancorp now pays a cash dividend of $.04 per share per quarter, or $.16 per share per year. After the conversion, we expect to continue to pay a dividend rate of at least $.04 per share per quarter. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

Market For Common Stock.

         We have applied to the Nasdaq Stock Market to list the common stock on the Nasdaq National Market under the symbol FFBK. The common stock of FloridaFirst Bancorp is currently listed on the Nasdaq National Market under the same symbol, FFBK. While it is expected that our common stock will be more easily tradeable because there will be significantly more outstanding shares than FloridaFirst Bancorp's common stock, there can be no assurance of this. Sandler O'Neill has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Comparison Of Stockholders' Rights.

         After the conversion, the stockholders of FloridaFirst Bancorp will become our stockholders and their rights as stockholders will be governed by our articles of incorporation, bylaws and Florida law, rather than FloridaFirst Bancorp's federal charter and bylaws and federal law and regulations. For a discussion of material differences in the rights of stockholders and an explanation of possible anti-takeover effects of provisions in our articles of incorporation and bylaws, see "Comparison of Stockholders' Rights" on page ___.

--------------------------------------------------------------------------------

                                  RISK FACTORS

In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our stock.

Changing interest rates may adversely affect our profits.

         To be profitable, we must earn more in interest and fees than we pay in interest and expenses. If interest rates continue to rise as they have recently, the interest we pay on interest-bearing liabilities, such as deposits and borrowings, would increase more quickly than interest earned on interest-earning assets, such as loans and investment securities. This would reduce our net interest income and thereby reduce our net income in the short-term. In addition, rising interest rates are likely to reduce our income because it may reduce the demand for loans and the value of our investment securities and make it more difficult for our borrowers to repay their loans. If interest rates decline, however, our loans may be refinanced at lower rates or prepaid and our investments may be prepaid earlier than expected, which may also lower our income. Interest rates will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause market rates to change. Currently, a material increase in interest rates would have a material adverse effect on our income and regulatory capital. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- "Management of Interest Rate Risk and Market Risk."

Increases in market rates of interest are likely to adversely affect our stockholders' equity.

         At June 30, 2000, FloridaFirst Bancorp owned $94.0 million of marketable securities that were available for sale. Generally accepted accounting principles require that these securities be carried at fair value on the consolidated balance sheet. Unrealized gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, is reflected in stockholders' equity, net of deferred taxes. Recently, market rates of interest have increased. When interest rates increase, the fair value of FloridaFirst Bancorp's available for sale marketable securities generally decreases, which decreases stockholders' equity. As of June 30, 2000, FloridaFirst Bancorp's available for sale marketable securities portfolio had an unrealized loss, net of taxes, of $2.0 million, which resulted in a decrease in stockholders' equity by the same amount. Our stockholders' equity is likely to be adversely affected by increase in market interest rates.

Our profits will decrease due to expansion plans.

         The Board of Directors and management have developed expansion plans that include three de novo branches within our existing market areas and a strategic plan. Costs for the new projects are estimated to be approximately $1.1 million in fiscal 2001 and $1.5 million in fiscal 2002. Such plans will decrease our profits in the short term. See "Comparison of Operating Results for the Nine Months Ended June 30, 2000 and June 30, 1999 -- Other Expenses."

We intend to increase our commercial and consumer lending after the offering. The risk related to these types of loans is greater than the risk related to residential loans.

         In recent years, we have increased our emphasis on commercial and consumer lending and intend to continue to do so after the offering. The risk that commercial and consumer loans will not be repaid is generally greater than the risk that residential loans will not be repaid. As we increase the amount of commercial and consumer loans that we originate and hold for investment, the likelihood increases that some of our loans will not be repaid or our borrowers will be late in paying such loans. Any failure to pay such loans would hurt our earnings.

Our corporate documents and regulations of the Office of Thrift Supervision may make it difficult for anyone to acquire us.

         Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of us. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. Additionally, the Office of Thrift Supervision regulations may also make it difficult for anyone to acquire us. See "Comparison of Shareholders' Rights" and "Restrictions on Acquisitions of FloridaFirst Bancorp, Inc."

The implementation of stock-based benefit plans will increase our future compensation expense and will reduce our earnings.

         We intend to adopt a stock option plan that will provide for the granting of options to purchase common stock, a restricted stock plan that will provide for awards of restricted stock to our eligible officers, employees and directors and an employee stock ownership plan that will distribute stock to all of our qualifying employees over a period of time. The restricted stock plan and the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the restricted stock plan will be based on our stock price when the awards are first granted.

Low return on equity following the conversion and reorganization.

         As a result of FloridaFirst Bancorp's high capital levels and the additional capital that will be raised by us in the conversion and reorganization, our ability to leverage the net proceeds from the conversion and reorganization may be limited in the near future. Accordingly, return on equity is initially expected to be lower than it has been in recent years.

Recently the stock market has been volatile and many stocks have not appreciated in value.

         Publicly traded stocks have recently experienced substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The purchase price of common stock sold in conversion transactions, including mutual-to-stock conversion transactions of mutual holding companies, is based on an independent appraisal. Independent appraisals are not intended, and should not be construed as a recommendation as to the advisability of purchasing shares. After our common stock begins to trade, the trading price will be determined by the marketplace. The trading price will fluctuate because it will be influenced by many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us and the banking industry in general. We cannot assure you that if you choose to sell shares you purchased in the stock offering, you will be able to sell them at or above the $10 per share offering price. You should not have a short term investment horizon in evaluating whether to purchase stock in the offering.

Whether or not we make a profit after the offering depends on our local economy and our competition.

         Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in our local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our ability to make a profit could be hurt. We have substantial competition for deposits and loans. Many competitors have greater resources than we do. Our ability to compete successfully will affect our profitability.

Banking reform legislation may increase competition.

         In November 1999, the President signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999. This legislation is intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Since the legislation now permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve. This could adversely impact our profitability.

                                               Selected Financial Highlights
                                            (In thousands except per share data)


                                                  At June 30,                          At September 30,
                                                  -----------    -----------------------------------------------------------
                                                       2000       1999 (1)      1998 (2)     1997        1996 (3)     1995
                                                    --------      --------      --------   --------      --------   --------
Assets .................................            $568,969      $498,358      $414,472   $466,765      $440,294   $431,414
Loans receivable, net ..................             432,492       397,910       338,610    355,551       321,327    260,675
Investment securities ..................             103,638        80,876        60,961     74,573        99,841    138,234
Cash and cash equivalents ..............               5,473         2,598           647     21,842         3,885     18,222
Deposits ...............................             357,535       339,224       352,180    429,714       404,184    397,594
FHLB advances and other borrowings......             147,025        92,472        21,000         --            --         --
Stockholders' equity ...................              59,363        61,337        36,107     33,588        30,569     30,774
Actual number (not in thousands):
Real estate loans outstanding ..........               4,614         4,696         4,433      5,149         5,461      5,187
Deposit accounts .......................              37,216        36,856        38,409     46,012        43,002     40,083
Full service offices ...................                   9             9             9         14            13         14

                                            Nine Months Ended June 30,        Year Ended September 30,
                                           ---------------------------   -------------------------------------
                                            2000      1999      1999      1998      1997      1996      1995
                                           -------   -------   -------   -------   -------   -------   -------
Summary of Operations:
Interest income ........................   $29,082   $24,002   $32,648   $32,141   $33,865   $31,694   $29,820
Interest expense .......................    16,740    12,598    17,128    18,966    19,702    18,961    17,689
                                           -------   -------   -------   -------   -------   -------   -------
Net interest income ....................    12,342    11,404    15,520    13,175    14,163    12,733    12,131
Provision for loan losses ..............       450       420       540       405       317       600        75
                                           -------   -------   -------   -------   -------   -------   -------
Net interest income after provision
  for loan losses ......................    11,892    10,984    14,980    12,770    13,846    12,133    12,056
Other income ...........................     1,473     1,136     1,473     4,347     1,189     1,546     1,064
Other expenses .........................     8,994     8,510    11,448    13,581    11,209    13,382    10,081
                                           -------   -------   -------   -------   -------   -------   -------
Income before income taxes .............     4,371     3,610     5,005     3,536     3,826       297     3,039
Income taxes ...........................     1,540     1,279     1,748     1,151     1,299        44     1,057
                                           -------   -------   -------   -------   -------   -------   -------
Net income .............................   $ 2,831   $ 2,331   $ 3,257   $ 2,385   $ 2,527   $   253   $ 1,982
                                           =======   =======   =======   =======   =======   =======   =======
Basic and diluted earnings per share (1)   $   .54        --   $   .34        --        --        --        --
                                           =======             =======
Weighted shares outstanding (1) ........     5,280        --     5,549        --        --        --        --
                                           =======             =======

-------------
(1) Includes $25.7 million in net proceeds from the reorganization. Prior to April 6, 1999, FloridaFirst Bank was a mutual institution. Therefore, earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the reorganization.)
(2) During fiscal year 1998, FloridaFirst Bank sold five branches (and $55.5 million in related deposits) that were not contiguous to its primary market area for a pre-tax gain of $3.0 million. In connection with the sale of branches, FloridaFirst Bank transferred $44.6 million in loans. In addition, other expenses includes special benefit plan adjustments of $2.2 million.
(3) 1996 includes a $2.5 million one-time special assessment to recapitalize the Savings Association Insurance Fund.

Selected Financial Ratios

                                                     At or For
                                                      the Nine
                                                    Months Ended                    At or For the Year Ended
                                                      June 30,                             September 30,
                                                 ------------------    ----------------------------------------------------
                                                   2000       1999       1999       1998       1997       1996       1995
                                                 -------    -------    -------    -------    -------    -------    -------
Performance Ratios:
  Return on average assets (net  income
     divided by average total  assets) ....          .70%       .70%       .72%       .55%       .56%       .06%       .48%

  Return on average equity (net
     income divided by average equity) ....         6.32       6.92       6.65       6.55       7.71        .79       6.58

  Net interest rate spread ................         2.61       2.94       2.91       2.65       2.87       2.68       2.38

  Net interest margin on average
    interest-earnings assets ..............         3.20       3.52       3.56       3.10       3.23       3.03       2.99

  Average interest-earning assets to
     Average  interest-bearing liabilities           110        112        116        110        108        108        107

  Efficiency  ratio  (noninterest  expense,
     other  than the $2.5  million  SAIF
     special assessment in 1996, divided by
     the sum of net interest income
     and noninterest income) ..............           65         68         67         78         74         76         76
  Dividend payout ratio ...................           22         --         --         --         --         --         --

Asset Quality Ratios:

  Non-performing loans to total loans, net           .15        .11        .21        .25        .65        .37        .46

  Non-performing assets to total  assets ..          .13        .15        .21        .32        .53        .28        .36

  Net charge-offs to average loans
     outstanding ..........................          .04        .03        .04        .14        .02        .04        .03

  Allowance for loan losses to total loans           .75        .75        .74        .76        .74        .74        .73

Capital Ratios:
  Average equity to average assets
     (average equity divided by
     average total assets) ................        11.12      10.13      10.84       8.31       7.25       7.41       7.22

  Equity to assets at period end ..........        10.43      13.16      12.31       8.62       7.20       6.94       7.13


                        The Conversion and Reorganization

         The board of directors of FloridaFirst MHC, FloridaFirst Bancorp, and FloridaFirst Bank have adopted a plan authorizing the conversion and reorganization, subject to the approval of the OTS, members of FloridaFirst MHC, stockholders of FloridaFirst Bancorp and the satisfaction of certain other conditions. OTS approval does not mean the OTS recommends or endorses the plan of conversion and reorganization.

General

         On July 21, 2000, the Board of Directors of FloridaFirst Bancorp MHC, FloridaFirst Bancorp and FloridaFirst Bank adopted a plan of conversion and reorganization from a mutual holding company to a full stock corporation. Public stockholders currently own 43% of FloridaFirst Bancorp and the remaining 57% is owned by FloridaFirst Bancorp MHC. Upon consummation of the conversion and reorganization, FloridaFirst Bancorp MHC will cease to exist. The stock held by the public shareholders of FloridaFirst Bancorp will be converted into our shares. FloridaFirst Bank will be our wholly owned subsidiary. For a detailed description of the merger structure, see "-- Federal and State Tax Consequences of the Conversion and Reorganization."

Reasons for the Conversion

         FloridaFirst Bancorp MHC, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion and reorganization, we will be structured in the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by federal law, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors.

         Through the conversion and reorganization, we will become the stock holding company of FloridaFirst Bank, which will complete the transition to full public ownership. The stock holding company form of organization will provide us with the ability to diversify our business and FloridaFirst Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Florida where FloridaFirst Bank conducts its operations, and although there are no current arrangements, understanding or agreements regarding any such opportunities, we will be in a position (subject to regulatory limitations and our financial condition) to take advantage of any such opportunities that may arise because of the increase in its capital after the conversion and reorganization.

         The conversion and reorganization will be important to our future growth and performance and to that of FloridaFirst Bank, by providing a larger capital base to support our operations and the operations of FloridaFirst Bank, enhancing our future access to capital markets, the ability to diversify into other financial services related activities, and the ability to provide services to the public. The conversion and reorganization will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although

FloridaFirst Bancorp currently has the ability to raise additional capital through the sale of additional shares of its common stock, that ability is limited by the mutual holding company structure which, among other things, requires that the mutual holding company always hold a majority of the outstanding shares of FloridaFirst Bancorp's common stock.

         The conversion and reorganization will also result in an increase in the number of outstanding shares of common stock following the conversion and reorganization, as compared to the number of outstanding shares held by the public stockholders of FloridaFirst Bancorp prior to the conversion and reorganization, which will increase the likelihood of the development of an active and liquid trading market for the common stock. See "Market For Common Stock."

         In light of the foregoing, the Boards of Directors of FloridaFirst Bancorp MHC, FloridaFirst Bancorp and FloridaFirst Bank (the "Primary Parties") believe that the conversion and reorganization is in the best interests of such companies and their respective stockholders and members.

Share Exchange Ratio

         Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders (i.e., the public stockholders of FloridaFirst Bancorp) will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. The Boards of Directors of the Primary Parties have determined that each publicly-held share of FloridaFirst Bancorp common stock will, on the effective date of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. We are not required to adjust the share exchange ratio to reflect the waiver of dividends by FloridaFirst Bancorp MHC. Consequently, the public stockholders of FloridaFirst Bancorp common stock will own the same percentage of common stock of FloridaFirst Bancorp, Inc. after the conversion as they hold in FloridaFirst Bancorp, subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares held by the public stockholders of FloridaFirst Bancorp common stock after the conversion also would be affected by any purchases by these persons in the offering and by the receipt of cash in lieu of fractional shares. At June 30, 2000, there were 5,347,297 shares of FloridaFirst Bancorp common stock outstanding, 2,298,273, or 43%, of which were publicly held.

         Based on the independent valuation, the 57% of the outstanding shares of FloridaFirst Bancorp common stock held by FloridaFirst Bancorp MHC as of the date of the independent valuation, and the 43% owned by FloridaFirst Bancorp public stockholders, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the offering range: (1) the total number of subscription shares and exchange shares to be issued in the conversion; (2) the percentage of common stock outstanding after the conversion that will be sold in the offering and issued in the share exchange; and (3) the exchange ratio.

                                                                                              Total Shares
                                                                                                of Common
                                      Conversion Stock               Exchange Shares           Stock to be        Exchange
                                        to be Issued                  to be Issued             Outstanding          Ratio
                               ------------------------------ ----------------------------- ----------------- ---------------
                                   Amount          Percent        Amount         Percent
                               --------------- -------------- -------------- -----------
Minimum...................        2,326,877          57.03%     1,753,123          42.97%        4,080,000         0.7628%
Midpoint..................        2,737,299          57.03      2,062,701          42.97         4,800,000         0.8975
Maximum...................        3,147,952          57.03      2,372,048          42.97         5,520,000         1.0321
Adjusted maximum..........        3,620,179          57.03      2,727,821          42.97         6,348,000         1.1869


         Options to purchase shares of FloridaFirst Bancorp common stock will be converted into and become options to purchase our shares of common stock. Additionally, restricted stock awards of FloridaFirst Bancorp will also be converted into our shares of common stock. At June 30, 2000 there were outstanding options to purchase 270,385 shares of FloridaFirst Bancorp common stock and there were outstanding 103,519 restricted stock awards of FloridaFirst Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock awards will not be affected. At June 30, 2000, no options to purchase shares or restricted stock awards were vested.

Effect of the Conversion on Minority Stockholders

         Effect on Stockholders' Equity Per Share of the Shares Exchanged. The conversion will increase the stockholders' equity of the public shareholders of FloridaFirst Bancorp common stock. At June 30, 2000, the stockholders' equity per share of FloridaFirst Bancorp common stock was $11.10, including shares held by FloridaFirst Bancorp MHC. As adjusted at that date for the exchange ratio, stockholders' equity per share would be $8.47, $9.96, $11.46 and $13.17 at the minimum, midpoint, maximum, and adjusted maximum, of the offering range. Based on the pro forma information set forth for June 30, 2000, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $19.24, $17.09, $15.49 and $14.12 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

         Effect on Earnings per Share of the Shares Exchanged. The conversion will also affect the public shareholders of FloridaFirst Bancorp common stock pro forma earnings per share. For the nine months ended June 30, 2000, basic and diluted earnings per share of FloridaFirst Bancorp common stock was $.54 including shares held by FloridaFirst Bancorp MHC. Based on the pro forma information set forth for the nine months ended June 30, 2000 in "Pro Forma Data", earnings per share of common stock following the conversion will range from $.85 to $.58, for the minimum to the adjusted maximum of the offering range, respectively.

         Dissenters' and Appraisal Rights. Under Office of Thrift Supervision regulations, the public shareholders of FloridaFirst Bancorp common stock will not have dissenters' rights or appraisal rights in connection with the exchange of publicly-held shares of FloridaFirst Bancorp common stock for our shares of common stock.

Effects of Conversion on Depositors, Borrowers and Members

         General. Each depositor in FloridaFirst Bank has both a deposit account in FloridaFirst Bank and a pro rata ownership interest in the net worth of FloridaFirst Bancorp MHC based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of FloridaFirst Bancorp MHC and FloridaFirst Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in FloridaFirst Bancorp MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account, but nothing for his ownership interest in the net worth of FloridaFirst Bancorp MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that FloridaFirst Bancorp MHC and FloridaFirst Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of FloridaFirst Bancorp MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in FloridaFirst Bank.

         Continuity. While the conversion is being accomplished, the normal business of FloridaFirst Bank of accepting deposits and making loans will continue without interruption. FloridaFirst Bank will continue to be regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, FloridaFirst Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving FloridaFirst Bank and FloridaFirst Bancorp at the time of the conversion will serve as Directors of FloridaFirst Bancorp, Inc. after the conversion.

         Effect on Deposit Accounts. Under the plan of conversion, each depositor in FloridaFirst Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from FloridaFirst Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         Effect on Voting Rights of Members. At present, all depositors of FloridaFirst Bank are members of, and have voting rights in, FloridaFirst Bancorp MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of FloridaFirst Bancorp MHC and will no longer be entitled to vote at meetings of FloridaFirst Bancorp MHC. Upon completion of the conversion, all voting rights in FloridaFirst Bank will be vested in FloridaFirst Bancorp, Inc. as the sole stockholder of FloridaFirst Bank. Exclusive voting rights with respect to FloridaFirst Bancorp, Inc. will be vested in the holders of common stock. Depositors and borrowers of FloridaFirst Bank will not have voting rights after the conversion except to the extent that they become stockholders of FloridaFirst Bancorp, Inc. through the purchase of common stock.

         Tax Effects. FloridaFirst Bancorp has received opinions of counsel or tax advisor with regard to federal and state income taxation to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to FloridaFirst Bancorp, FloridaFirst Bancorp MHC, the minority stockholders, the interim savings bank, members of FloridaFirst Bancorp MHC, eligible account holders or FloridaFirst Bank. See "--Federal and State Consequences of the Conversion and Reorganization."

         Effect on Liquidation Rights. If FloridaFirst Bank were to liquidate prior to the conversion, all claims of creditors of FloridaFirst Bank, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of FloridaFirst Bank remaining, these assets would be distributed to FloridaFirst Bancorp MHC, to the extent of its stock ownership interest in FloridaFirst Bancorp. If FloridaFirst Bancorp MHC were to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of FloridaFirst Bancorp MHC remaining, members of FloridaFirst Bancorp MHC would receive the remaining assets, pro rata, based upon the deposit balances in their deposit account in FloridaFirst Bank immediately prior to liquidation. In the unlikely event that FloridaFirst Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would also be paid first, followed by distribution of the "liquidation account" to depositors, with any assets remaining thereafter distributed to FloridaFirst Bancorp, Inc. as the holder of FloridaFirst Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Federal and State Tax Consequences of the Conversion and Reorganization

         Consummation of the conversion and reorganization is expressly conditioned upon prior receipt of either a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to federal tax effects of the transaction, and either a ruling or an opinion with respect to Florida tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Primary Parties or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued. This condition may not be waived by the Primary Parties.

         Malizia Spidi & Fisch, PC, Washington, D.C. ("Counsel"), has issued an opinion to us and the FloridaFirst Bank with respect to the Federal income tax consequences of the conversion and reorganization. The opinion of counsel is subject to certain assumptions stated therein. The assumptions include: (i) that the plan of conversion and reorganization has been duly and validly adopted;
(ii) that the Primary Parties will comply with the plan of conversion and reorganization; (iii) various representations and warranties of management are accurate, complete, true and correct; and (iv) that there were no adverse facts not present on the face of instruments and documents examined.

         In the following discussion, Mutual Holding Company refers to FloridaFirst Bancorp MHC, Mid- Tier Holding Company refers to FloridaFirst Bancorp, and Bank refers to FloridaFirst Bank. With regard to the conversion and reorganization, Counsel has issued an opinion that:

         1. The transactions qualify as statutory mergers and each merger required by the plan qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the code. The Mutual Holding Company, the Mid-Tier Holding Company and the Bank will be a party to a "reorganization" as defined in Section 368(b) of the code.

         2. Interim Bank #1 (the Mutual Holding Company following its conversion to a federal stock savings bank) and Interim Bank #2 (the Mid-Tier Holding Company following its conversion to a federal stock savings bank) will recognize no gain or loss pursuant to the conversion and reorganization.

         3. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank #1 and Interim Bank #2 pursuant to the conversion and reorganization.

         4. The reorganization of FloridaFirst Bancorp, Inc. as the holding company of the Bank qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the code by virtue of Section 368(a)(2)(E) of the Code. Therefore, the Bank, FloridaFirst Bancorp, Inc., and Interim Bank #3 will each be a party to a reorganization as defined in Section 368(b) of the code.

         5. No gain or loss  will be  recognized  by  Interim  Bank #3 upon  the
transfer   of  its  assets  to  the  Bank   pursuant  to  the   conversion   and
reorganization.

         6. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank #1, Interim Bank #2, and Interim Bank #3.

         7. No gain or loss will be recognized by FloridaFirst Bancorp, Inc. upon the receipt of Bank common stock solely in exchange for common stock of FloridaFirst Bancorp, Inc.

         8. No gain or loss will be recognized by the public stockholders upon the receipt of common stock of FloridaFirst Bancorp, Inc., if exchanged for Mid-Tier Common Stock.

         9. The basis of the common stock to be received by the public stockholders will be the same as the basis of the Mid-Tier common stock surrendered before giving effect to any payment of cash in lieu of fractional shares.

         10. No gain or loss will be recognized by FloridaFirst Bancorp, Inc. upon the sale of common stock to investors.

         11. The eligible account holders, supplemental eligible account holders, and other members will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the conversion and reorganization, (ii) Bank liquidation accounts, and (iii) nontransferable subscription rights to purchase conversion stock, but only to the extent of the value, if any, of the subscription rights.

         The opinion states that although case law and IRS pronouncements indicate otherwise, it is possible that the IRS could assert that the overall plan of the transactions contemplated by the plan is the maintenance of the Bank's holding company structure and the merger of the Mutual Holding Company into the Bank. If so, the IRS could argue that the "step transaction" doctrine should be applied and the transitory elimination of the holding company structure in Merger #1 (the merger of Interim Bank #2 with and into the Bank with the Bank as the surviving entity) and the re-creation of the holding company structure in Merger #3 (the merger of Interim Bank #3, a subsidiary of FloridaFirst Bancorp, Inc. with and into the Bank with the Bank as the surviving entity) should be ignored for tax purposes. If the IRS were successful with such an assertion, the transaction would be treated as a direct merger of the Mutual Holding Company into the Bank which may not qualify as a tax free reorganization, resulting in taxable gain to the parties to the transaction.

         However, the case law and the IRS's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The IRS's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the IRS held that it will respect the transaction if each step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

         Counsel notes that the parties to Merger #2 (the merger of Interim Bank #1 (formerly the Mutual Holding Company) with and into the Bank with the Bank as the surviving entity) maintain a separate and distinct business purpose for consummating Merger #2 (e.g., allowing for the conversion of the Mutual Holding Company from mutual to stock form). Immediately after the consummation of Merger #2, the Bank will no longer be controlled by the Mutual Holding Company but will instead be controlled by its public stockholders and that the Bank's capital will be substantially increased. The facts indicate that the merger of the Mutual Holding Company with and into the Bank will result in a real and substantial change in the form of ownership of the Bank that is sufficient to conclude that Merger #2 comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Code.

         In addition, Counsel believes that, because the various steps contemplated by the plan were necessitated by the requirements of the Office of Thrift Supervision, each of Merger #1, Merger #2 and Merger #3 has a business purpose and independent significance and, as a result, the step transaction should not be applied to this transaction.

         The IRS is currently also reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary, known as inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions. Counsel does not believe that the transactions undertaken pursuant to the plan should be so treated. Counsel's opinion, however, is not binding upon the IRS, and there can be no assurance that the IRS will not assert a contradictory position.

         We and FloridaFirst Bank have also received a letter from FinPro, Inc. which addresses certain issues surrounding the value of the subscription rights. The letter states that it is FinPro's belief, which is not binding on the IRS, that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the conversion stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of conversion stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion of Malizia Spidi & Fisch, PC or letter from FinPro, Inc. is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Management does not believe the fact that the IRS has placed this transaction into a "no rule" area will result in the IRS treating the conversion and the reorganization any differently from similar transactions already completed for which the IRS has issued private letter rulings. If the IRS determines that the tax effects of the transaction are to be treated differently from that presented in the tax opinion, the Primary Parties may be subject to adverse tax consequences as a result of the conversion and reorganization.

         Hahn, McClurg, Watson, Griffith & Bush, P.A. has issued an opinion, subject to the limitations and qualifications in its opinion, that, for purposes of the Florida corporate income tax, the reorganization will not become a taxable transaction to the Primary Parties, the public stockholders of FloridaFirst Bancorp or the members of FloridaFirst Bancorp MHC. This opinion is not binding on the Florida taxing authorities and these taxing authorities could disagree with the conclusions reached in the opinion of Hahn, McClurg, Watson, Griffith & Bush, P.A.

Conditions to the Reorganization

         Various approvals of the OTS are required in order to consummate the conversion and reorganization. The OTS has approved the plan of conversion and reorganization, subject to approval by FloridaFirst Bancorp MHC members and FloridaFirst Bancorp's stockholders. In addition, consummation of the conversion and reorganization is subject to OTS approval of the applications with respect to the merger of FloridaFirst Bancorp MHC (following its conversion to an interim Federal stock savings bank) and FloridaFirst Bancorp (following its adoption of a Federal stock charter) into FloridaFirst Bank, with FloridaFirst Bank being the surviving entity. Applications for these approvals, including an application to form us as a holding company for FloridaFirst Bank, have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the conversion and reorganization may be delayed beyond the expiration of the offering.

         Pursuant to OTS regulations, the plan of conversion and reorganization must also be approved by (1) at least a majority of the total number of votes eligible to be cast by members of the mutual holding company at the members' meeting, and (2) holders of at least two-thirds of the outstanding mid-tier common stock at the stockholders' meeting. In addition, the Primary Parties have conditioned the consummation of the conversion and reorganization on the approval of the plan by at least a majority of the votes cast, in person or by proxy, by the public stockholders at the stockholders' meeting. If all of these conditions are not met before we complete the offering, all funds received will be promptly returned with interest at FloridaFirst Bank's savings account rate and all withdrawal authorizations will be canceled.

Amendment or Termination of the Plan of Reorganization

         If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and stockholders to vote on the plan and at any time thereafter with the concurrence of the OTS. Any amendment to this plan made after approval by the members and stockholders with the concurrence of the OTS shall not necessitate further approval by the members or stockholders unless otherwise required by the OTS. This plan shall terminate if the sale of all shares of conversion stock is not completed within 24 months from the date of the special meeting of members. Prior to the earlier of the special meeting of members and the stockholders' meeting, this plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the special meeting or the stockholder's meeting, the Boards of Directors may terminate this plan only with the approval of the OTS.

                                  The Offering

General

         We are offering between a minimum of 2,326,877 shares and an anticipated maximum of 3,147,952 shares of common stock in the offering (subject to adjustment to up to 3,620,179 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at ____ p.m., Eastern time, on ________, 2000 unless extended. The shares of common stock that will be sold in the offering will constitute no more than 57% of the shares that will be outstanding after completion of the offering. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10 per share in the offering.

         Subscription funds may be held by FloridaFirst Bank for up to 45 days after the last day of the subscription offering in order to consummate the reorganization and offering and thus, unless waived by us, all orders will be irrevocable until _________, 2000. In addition, the conversion and reorganization may not be completed until we receive approval from the OTS. Approval by the OTS is not a recommendation of the reorganization or offering. Consummation of the conversion and reorganization and offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the reorganization and offering are not completed by ___________, 2000, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at FloridaFirst Bank's savings account rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and orders for common stock which have been submitted are subject to cancellation under such circumstances.

Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o    Eligible Account Holders;
o    the employee stock ownership plan;
o    Supplemental Eligible Account Holders; and
o    Other Members.

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we will conduct one or more of a community and syndicated community offering.

         We have the right, in our sole discretion, to determine whether prospective purchasers are associates or acting in concert. All such determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder (or persons through a single account) shall generally be given the opportunity to purchase such number of shares of our common stock, that when combined with shares received by existing stockholders in exchange for FloridaFirst Bancorp stock shall not exceed 30,000 shares, or $300,000 of common stock offered in the subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on June 30, 1999, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in FloridaFirst Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The employee stock ownership plan may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases or through the use of authorized but unissued shares subsequent to the closing of the offering. See also "Risk Factors - The implementation of stock-based benefit plans will increase our future compensation expense and will reduce our earnings."

         Priority 3: Supplemental Eligible Account Holders. If any stock is available after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax- qualified employee stock benefit plans, if any, each Supplemental Eligible Account Holder (or persons through a single account) shall generally have the opportunity to purchase such number of shares of common stock of FloridaFirst Bancorp, Inc., that, when combined with shares received by existing stockholders in exchange for FloridaFirst Bancorp stock, shall not exceed 30,000 shares, or $300,000 of common stock offered in the subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on [September 30, 2000], whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account

Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

         Priority 4: Other Members. If any stock is available after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each Other Member (or persons through a single account) who is not an Eligible or Supplemental Eligible Account Holder shall generally have the opportunity to purchase such number of shares of common stock of FloridaFirst Bancorp, Inc., that, when combined with shares received by existing stockholders in exchange for FloridaFirst Bancorp stock, shall not exceed 30,000 shares, or $300,000 of common stock offered in the subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any remaining available shares shall be allocated among subscribing Other Members on a pro rata basis in the same proportion as each such Other Members subscription bears to the total subscriptions of all such subscribing Other Members whose orders are unfilled, provided that no fractional shares shall be issued.

         The above is a summary of the purchase limitation contained in the plan of reorganization. The plan should be examined for the actual limitations.

         State Securities Laws. In our sole discretion, we may make reasonable efforts to comply with the securities laws of any state in the United States in which FloridaFirst Bank members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares under the plan reside in such state or foreign country; and/or

o the offer or sale of shares of common stock to such persons would require us or FloridaFirst Bank or our employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country and such registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions  on Transfer of Subscription  Rights and Shares.  The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock before the completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of such rights.

         Expiration Date. The subscription offering will expire at ____ p.m., Eastern time, on ________, 2000, unless it is extended, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 30,000 shares, or $300,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to persons who are FloridaFirst Bancorp stockholders and second to natural persons residing in either Polk or Manatee County, Florida. We will attempt to issue common stock in such a manner as to promote a wide distribution of common stock.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering first so that each person receives 100 shares and the remainder in such equitable manner as we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering, and, if commenced simultaneously with or during the subscription offering, the community offering may be limited to persons who are FloridaFirst Bancorp stockholders and residents of Polk or Manatee County in Florida. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

Syndicated Community Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares to selected persons in a syndicated community offering on a best-efforts basis through Sandler O'Neill in such a manner as to promote a wide distribution of the common stock. Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. We have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than 30,000 shares, or $300,000, of common stock in the syndicated community offering.

         If a syndicate of broker-dealers ("selected dealers") is formed to assist in the syndicated community offering, a purchaser may pay for his shares with funds held or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to FloridaFirst Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to FloridaFirst Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

         The date by which orders must be received in the syndicated community offering will be set by us at the time of commencement of the syndicated community offering; provided however, if the syndicated community offering is extended beyond _________, 2000, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the syndicated community offering will be promptly returned with interest to each purchaser unless he affirmatively indicates otherwise.

         If an order in the syndicated community offering is accepted, promptly after the completion of the reorganization, a certificate for the appropriate amount of shares will be forwarded to Sandler O'Neill as nominee for the beneficial owner. If an order is not accepted or the reorganization is not consummated, FloridaFirst Bank will promptly refund with interest the funds received to Sandler O'Neill which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of FloridaFirst Bank as converted, is less than $40.8 million or more than $63.5 million, each purchaser will have the right to modify or rescind his or her order.

Limitations on Purchases of Common Stock

         The following is a summary of the limitations contained in the plan of conversion and reorganization which have been imposed on purchases of shares of common stock:

          1. The maximum number of shares of common stock which may be purchased in the subscription offering by any person (or persons through a single account) in the first priority, third priority and fourth priority, including shares received by existing stockholders in exchange for their FloridaFirst Bancorp stock, shall not exceed 30,000 shares, or $300,000.

          2. The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person together with any associate or group of persons acting in concert, including shares received by existing stockholders in exchange for their FloridaFirst Bancorp stock, shall not exceed 50,000 shares, or $500,000, except for our employee plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

          3. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of the Primary Parties and their associates in the aggregate shall not exceed 25% of the total number of shares of common stock issued in the offering.

          4. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available.

          5. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending on market or financial conditions, the Board of Directors of the Primary Parties, without further approval of the members and stockholders, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If the Primary Parties increase the maximum purchase limitations, the Primary Parties are only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Primary Parties, resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the "adjusted maximum") the additional shares will be used in the following order of priority: (i) to fill the employee benefit plans subscription up to 10% of the adjusted maximum; (ii) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (iii) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (iv) if there is an oversubscription at the other member level, to fill unfilled subscriptions of other members exclusive of the adjusted maximum; and (v) to fill unfilled subscriptions in the community offering exclusive of the adjusted maximum, with preference given to persons who are FloridaFirst Bancorp stockholders and then to natural persons residing in the local community.

          8. No person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. We or our agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          9. The Board of Directors has the right to reject any order submitted by a person whose representations the Board of
               Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan.

          10. The foregoing restrictions on purchases by any person also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, directors of the Primary Parties are not deemed to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board of Directors of FloridaFirst Bancorp MHC, FloridaFirst Bancorp, and FloridaFirst Bank.

         The term "associate" of a person is defined in the plan to mean (1) any corporation or organization other than the Primary Parties or a majority-owned subsidiary of the Primary Parties of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "associate" does not include any tax-qualified employee stock benefit plan, and (3) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of FloridaFirst Bank, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         Each person purchasing shares of the common stock in the offering will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. If this purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with such persons, we will have the right to purchase from such person at the purchase price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the purchase price per share paid for such excess shares and the price at which such excess shares were sold by such person. Our right to purchase such excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of the Primary Parties. For certain restrictions on the common stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase of such securities.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to FloridaFirst Bank a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares after the reorganization. Except for institutional investors, all subscription rights under the plan will expire on the expiration date, whether or not the Primary Parties have been able to locate each person entitled to such subscription rights. The Primary Parties shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the syndicated community offering at any time before completing the syndicated community offering. Once tendered, subscription orders cannot be revoked without the consent of the Primary Parties unless the conversion and reorganization is not completed within 45 days of the expiration date.

         The subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified, if a stock order form:

o is not delivered and is returned to the Primary Parties by the U.S. Postal Service or the Primary Parties are unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans or, in the case of an institutional investor in the syndicated community offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the reorganization is completed; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we may otherwise specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We reserve the right in our sole discretion to accept or reject orders received on photocopies or facsimile order forms, or whose payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for such shares after the offering. Payment for shares of common stock may be made

o        in cash, if delivered in person,
o        by check or money order, or
o for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with FloridaFirst Bank.

         Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate, at the discretion of FloridaFirst Bank, shall either be canceled at the time of withdrawal, without penalty, or the remaining balance will earn interest at the savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by FloridaFirst Bank at the savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offerings, provided that such IRAs are not maintained on deposit at FloridaFirst Bank. Persons with IRAs maintained at FloridaFirst Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for such transfers. Instructions on how to transfer self-directed IRAs maintained at FloridaFirst Bank can be obtained from the conversion center. Depositors interested in using funds in a FloridaFirst Bank IRA to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal  regulations  prohibit  FloridaFirst Bank from lending funds or
extending   credit  to  any  person  to  purchase   the  common   stock  in  the
reorganization.

         Conversion Center. The conversion center is located at ____________, Lakeland, Florida 33801. The phone number is (___) ________.

Exchange of Stock Certificates of Minority Shareholders

         Until the effective date of the conversion, publicly-held shares of FloridaFirst Bancorp common stock will continue to be available for trading on the Nasdaq National Market. The conversion of FloridaFirst Bancorp common stock into our common stock will occur automatically on the effective date of the conversion. After the effective date of the conversion, former holders of FloridaFirst Bancorp common stock will have no further equity interest in FloridaFirst Bancorp, other than as stockholders of us, and there will be no further transfers of FloridaFirst Bancorp common stock on the stock transfer records of FloridaFirst Bancorp.

         As soon as practicable after the effective date of the conversion, we, or a bank or trust company designated by us, in the capacity of exchange agent, will send a transmittal form to each public shareholder of FloridaFirst Bancorp. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions with respect to the surrender of certificates representing FloridaFirst Bancorp common stock to be exchanged into our common stock. It is expected that certificates for shares of our common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

         FloridaFirst Bancorp's stockholders should not forward their stock certificates to us, the conversion center, or the exchange agent until they have received transmittal forms.

         Until the certificates representing FloridaFirst Bancorp common stock are surrendered for exchange after consummation of the conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive our shares and will not be paid dividends on our shares of common stock into which these shares have been converted. When certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of FloridaFirst Bancorp common stock outstanding at the effective date of the conversion will be deemed to evidence ownership of our shares of common stock into which those shares have been converted by virtue of the conversion.

         All shares of our shares of common stock issued upon exchange of shares of FloridaFirst Bancorp common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to these shares of FloridaFirst Bancorp common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date which may have been declared or made by FloridaFirst Bancorp on shares of FloridaFirst Bancorp common stock on or prior to the effective date and which remain unpaid at the effective date. FloridaFirst Bancorp intends to continue to pay a quarterly cash dividend of $.04 per share through the fiscal quarter ending December 31, 2000. Subject to the receipt of any required regulatory approval, FloridaFirst Bancorp MHC may decide to waive the receipt of any dividend.

         No fractional shares of our common stock will be issued to any public shareholder of FloridaFirst Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered FloridaFirst Bancorp stock certificates.

         If a certificate for FloridaFirst Bancorp common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

         Delivery of Stock Certificates of Conversion Stock. Certificates representing common stock issued in the offering (to all persons other than minority shareholders of FloridaFirst Bancorp) will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where such participation is not prohibited. Other employees of FloridaFirst Bank may participate in the offering in ministerial capacities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of FloridaFirst Bank or registered representatives  of  Sandler  O'Neill.  No  officer,  director  or  employee  of
FloridaFirst   Bank  will  be  compensated  in  connection  with  such  person's solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         During the first six months following the conversion, we will not be permitted under OTS regulations to repurchase any shares. From six months to one year after the conversion, we may repurchase up to 5% of our shares after the first six months, provided that we obtain approval from the OTS regarding such repurchases and we can demonstrate compelling and valid business reasons for such repurchases. After the first year following the reorganization, there is no limit as to how many shares may be purchased. However, repurchases must not cause us to become undercapitalized. The OTS may disapprove a repurchase program if it determines that:

o    the repurchase program would adversely affect our financial condition;
o the information submitted is not enough to base a conclusion as to whether our financial condition would be adversely affected; or
o    a valid business purpose was not demonstrated.

In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by us and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, Inc., which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro, Inc. will receive fees of $18,000 for its appraisal services, including the independent valuation and subsequent updates, and up to $18,000 for assistance in preparation of our business plan, plus its reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. The Primary Parties have agreed to indemnify FinPro, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Primary Parties to FinPro, Inc., except where FinPro, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10 per share. The final minority ownership percentage will be determined as follows: (1) the numerator will be the product of (x) the number of shares of common stock sold in the offering and
(y) the purchase price

($10 per share); and (2) the denominator will be the updated valuation of our pro forma market value immediately after the offering as determined by FinPro, Inc.

         FinPro, Inc. has determined that as of ___________, 2000, our estimated aggregate pro forma market value was $48.0 million. Pursuant to regulations, this estimate must be included within a range with a minimum of $40.8 million and a maximum of $55.2 million. We have determined to offer shares of common stock in the offering at a price of $10 per share. We are offering a maximum of 3,147,952 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro, Inc.'s appraisal and in particular, considered (1) FloridaFirst Bancorp's financial condition and results of operations for the nine months ended June 30, 2000 and for the year ended September 30, 1999, (2) financial comparisons of FloridaFirst Bancorp in relation to financial institutions of similar size and asset quality and (3) stock market conditions generally and in particular for financial institutions, all of which are set forth in the appraisal. The Board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing its appraisal. The number of shares are subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.

         Depending on market and financial conditions at the time of the completion of the offering, the Primary Parties may increase or decrease the number of shares to be issued in the reorganization and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 2,326,877 shares or more than 3,620,179 shares being sold in the offering at the purchase price of $10, in which event the Primary Parties may also elect to terminate the offering. If the Primary Parties terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 2,326,877 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro, Inc. has relied on and assumed the accuracy and completeness of financial and statistical information provided by the Primary Parties. FinPro, Inc. did not independently verify the financial statements and other information provided by FloridaFirst Bancorp, nor did FinPro, Inc. value independently the assets and liabilities of FloridaFirst Bancorp. The independent valuation considers FloridaFirst Bancorp only as a going concern and should not be considered as a indication of the liquidation value of FloridaFirst Bancorp. Moreover, because such independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell such shares at a price equal to or greater than the purchase price.

         No sale of shares of common stock may be consummated unless FinPro, Inc. confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $40.8 million or above $63.5 million would be subject to OTS approval. If confirmation from FinPro, Inc. is not received, the Primary Parties may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take such other action as permitted by the OTS in order to complete the offering.

Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the conversion center. It is expected that a registered representative employed by Sandler O'Neill will be working at, and supervising the operation of, the conversion center. Sandler O'Neill will assist FloridaFirst Bank in overseeing the mailing of material relating to the offering, responding to questions regarding the reorganization and the offering and processing order forms.

         We have entered into an agency agreement with Sandler O'Neill under which Sandler O'Neill will provide advisory assistance and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Sandler O'Neill is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. Specifically, Sandler O'Neill will assist in the offering in the following manner: (1) assisting in the design and implementation of a marketing strategy for the offering; (2) assisting FloridaFirst Bank's management in scheduling and preparing for meetings with potential investors and broker-dealers; and (3) providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

         Sandler O'Neill will receive, as compensation, an advisory and marketing fee of .75% of the aggregate amount of common stock sold in the Subscription and Direct Community Offerings, excluding shares sold to FloridaFirst Bank's employee benefit plans, any director, officer or employee of the Primary Parties or any members of their immediate families. If common stock is sold through licensed brokers under a selected dealers agreement, we will pay the sales commission payable to the selected dealer pursuant to the agreement, any sponsoring dealer's fees and a managing dealer's fee to Sandler O'Neill of 1.25% of the aggregate price of such shares. Sandler O'Neill's fee shall not exceed 1.25% for any shares sold. Sandler O'Neill will also be reimbursed for its legal fees and out-of-pocket expenses, not to exceed $65,000. The Primary Parties have agreed to indemnify Sandler O'Neill, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. Additionally, Sandler O'Neill will receive a fee of $32,500 for services performed as conversion agent in connection with the stock offering.

Restrictions on Transferability by Directors and Officers

         Shares of the common  stock  purchased  by our  directors  or  officers cannot be sold for a period of one year following completion of the reorganization, except for a disposition of shares after the death of a stockholder. Accordingly, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the reorganization, none of our directors, officers or their associates may, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and reorganization, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased by such person in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any such agreement or understanding, and will not honor orders we reasonably believe to involve such an agreement or understanding.

                           FloridaFirst Bancorp, Inc.

         We were organized in July 2000 for the purpose of acquiring all of the outstanding shares of capital stock of FloridaFirst Bank. We will serve as a savings and loan holding company for FloridaFirst Bank after we buy all of FloridaFirst Bank's stock in the conversion and reorganization. We have applied to the Office of Thrift Supervision for approval to acquire control of FloridaFirst Bank. We have not yet engaged in any business and will initially have no significant liabilities. Our cash flow will depend on earnings from the investment of the portion of net proceeds retained in the conversion and reorganization and any dividends received from FloridaFirst Bank. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, we will be in a position after the conversion and reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for federally chartered savings institutions such as FloridaFirst Bank. Our initial activities are anticipated to be funded by the portion of the net proceeds retained by us and earnings received from such activities.

                                FloridaFirst Bank

         We were originally chartered in 1934 as First Federal Savings and Loan Association of Lakeland, a federally chartered mutual savings institution. On April 6, 1999, we reorganized into a two-tier mutual holding company structure with FloridaFirst Bancorp MHC, as the mutual holding company, that owns a majority of FloridaFirst Bancorp, the mid-tier holding company that owns us. As part of the mutual holding company reorganization, we became a federally chartered stock savings bank. We are a community-oriented retail savings bank offering traditional deposit, residential real estate mortgage loans, commercial loans, commercial real estate loans, consumer loans and other loans. Through our nine offices located in Polk and Manatee Counties in Florida, we provide a full range of retail and business banking services.

                                 Use of Proceeds

         The net proceeds will depend on the total number of shares of stock sold in the offering, which will depend on the independent valuation and marketing considerations, and the expenses incurred by us in connection with the offering. We estimate that we will receive net proceeds from the sale of the common stock of between $22.2 million at the minimum of the offering range and $35.1 million at the maximum, as adjusted of the offering range. Assuming net proceeds of $26.3 million of common stock at the midpoint of the offering range and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:


         Loan to employee stock ownership plan                 $ 2.2
         Investment in FloridaFirst Bank                        13.2
         Working capital                                        10.9
                                                                ----
                                                               $26.3
                                                               =====

         These funds will be initially invested in U.S. government and federal agency securities, marketable securities, or a combination of both. We may also use the net proceeds to repurchase our stock.

         The funds received by FloridaFirst Bank from us in return for the purchase of all its stock to be issued will be used for general corporate purposes. These funds will increase FloridaFirst Bank's total capital to expand investment and lending, internal growth, expand its branch network within its existing market areas, enhance its technological capabilities and expansion of its commercial and consumer lending programs. Costs for such projects are estimated to be approximately $1.1 million in fiscal 2001 and $1.5 million in fiscal 2002. Net proceeds may also be used by FloridaFirst Bank to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from us.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the reorganization. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary because total expenses of the conversion and reorganization may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the reorganization are adjusted to reflect a change in the estimated pro forma market value of FloridaFirst Bancorp MHC, FloridaFirst Bancorp, and FloridaFirst Bank. Payments for shares made through withdrawals from existing FloridaFirst Bank deposit accounts will not result in the receipt of new funds for investment by FloridaFirst Bank but will result in a reduction of FloridaFirst Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 Dividend Policy

         FloridaFirst Bancorp currently pays a cash dividend of $.04 per share per quarter, or $.16 per share per year. After the conversion, we expect to continue to pay a dividend rate of at least $.04 per share per quarter. Dividends will be subject to determination and declaration by our Board of Directors. In making its decision, the Board of Directors will consider several factors, including:

o        our financial condition;
o        results of operations;
o        tax considerations;
o        industry standards; and
o        economic conditions.

         Our ability to pay dividends could also depend on the receipt of dividends from FloridaFirst Bank which is subject to a variety of regulatory limitations on the payment of dividends. See "Regulation -- Regulation of FloridaFirst Bank -- Dividend and Other Capital Distribution Limitations." Furthermore, as a condition to OTS approval of the reorganization, we have agreed that we will not initiate any action within one year of completion of the reorganization to pay a special distribution or a return of capital to our stockholders.

         In addition, earnings of FloridaFirst Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by FloridaFirst Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See "Taxation" and Note 7 of the September 30, 1999 consolidated financial statements. FloridaFirst Bank does not contemplate any distribution out of its bad debt reserve which would cause such tax liability.

                           Market for the Common Stock

         There is an established market for FloridaFirst Bancorp common stock which is currently listed on the Nasdaq National Market under the symbol, "FFBK." At June 30, 2000 FloridaFirst Bancorp had approximately 5 market makers, including Sandler O'Neill. As a newly formed company, however, we have not issued capital stock. It is expected that our common stock will be more liquid than FloridaFirst Bancorp common stock since there will be significantly more outstanding shares owned by the public. We applied to have our common stock listed on the Nasdaq National Market under the symbol "FFBK." However, there can be no assurance that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The shares of FloridaFirst Bancorp common stock owned by the public will automatically, without further action by those holders, be converted into and become a right to receive a number of shares of our common stock that is determined pursuant to the exchange ratio.
See "The Conversion--Share Exchange Ratio."

         The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of us, FloridaFirst Bancorp or any market maker. In the event that institutional investors buy a relatively large proportion of the offering, the number of active buyers and sellers of the common stock at any particular time may be limited. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the subscription price of $10 per share. Therefore, purchasers of the common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the conversion and may have an adverse effect on the price at which the common stock can be sold.

         The following table sets forth the high and low bid quotes for FloridaFirst Bancorp common stock and the adjusted cash dividends per share declared for the periods indicated. FloridaFirst Bancorp's stock was issued on April 6, 1999. These quotations represent prices between dealers and, therefore, may not include retail markups, markdowns, or commissions and may not reflect actual transactions. As of September 1, 2000 there were 2,298,273 publicly-held shares of FloridaFirst Bancorp common stock outstanding. In connection with the conversion, each share of FloridaFirst Bancorp's common stock will be converted into shares of FloridaFirst Bancorp, Inc. common stock, based upon the exchange ratio that is described in other parts of this prospectus. Accordingly, the information in this table should be reviewed in conjunction with the exchange ratio at various levels of the offering range.

                                                                        Cash Dividends
                                                     High       Low    Per Share Declared
                                                     ----       ---    ------------------
Fiscal 2000
-----------
First Quarter.....................................   $9.38     $8.50         $.04
Second Quarter....................................    8.88      7.31          .04
Third Quarter.....................................    8.25      7.25          .04
Fourth Quarter....................................

Fiscal 1999
-----------
Fourth Quarter....................................    9.50      7.88          .04
Third Quarter (April 6, 1999 - June 30, 1999).....    9.50      8.38           --

         At July 21, 2000, the business day immediately preceding the public announcement of the conversion, and at __________, 2000, the last sale of FloridaFirst Bancorp common stock as reported on the Nasdaq National Market was at a price of $8.19 per share and $_____ per share, respectively. At June 30, 2000, FloridaFirst Bancorp had approximately 912 stockholders of record. All publicly-held shares of FloridaFirst Bancorp common stock, including shares held by FloridaFirst Bancorp's officers and directors, will on the effective date of the conversion be automatically converted into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio. Additionally, options held by officers and directors of FloridaFirst Bancorp and FloridaFirst Bank will be converted into options to purchase our shares of common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

                                 Capitalization

         Set  forth  below  is the  historical  capitalization  of  FloridaFirst
Bancorp as of June 30, 2000, and the pro forma capitalization of FloridaFirst Bancorp, Inc. after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the pro forma capitalization.

                                                                                Pro Forma Capitalization at June 30, 2000
                                                                  -----------------------------------------------------------------
                                                                                                                        Maximum,
                                                                     Minimum         Midpoint           Maximum        as adjusted
                                                                    2,326,877        2,737,299         3,147,952        3,620,179
                                                  Actual, at        Shares at        Shares at         Shares at        Shares at
                                                   June 30,        $10.00 per       $10.00 per        $10.00 per       $10.00 per
                                                     2000             share            share             share          share(1)
                                               -----------------  --------------- ----------------- ---------------- --------------
                                                                                   (In thousands)
Deposits(2)...................................      $357,535         $357,535          $357,535         $357,535          $357,535
Borrowed funds................................       147,025          147,025           147,025          147,025           147,025
                                                     -------          -------           -------          -------           -------
Total deposits and borrowed funds.............      $504,560         $504,560          $504,560         $504,560          $504,560
                                                     =======          =======           =======          =======           =======
Stockholders' equity:
Preferred stock, no par value, 20,000,000
  shares authorized (post conversion); none to
  be issued...................................      $     --         $     --          $     --         $     --          $     --
 Common stock, $0.10 par value, 80,000,000
    shares authorized (post conversion),
   assuming shares outstanding as shown(3)....           575              408               480              552               635
Additional paid-in capital(3)(4)(7)...........        25,085           43,976            47,980           51,987            56,593
Treasury shares(3)............................        (3,606)              --                --               --                --
Retained earnings(7)..........................        41,586           41,586            41,586           41,586            41,586
Unrealized (loss) on securities available
  for sale, net...............................        (2,025)          (2,025)           (2,025)          (2,025)           (2,025)
Less:
  Common stock acquired by ESOP(5)............        (1,838)          (3,700)           (4,028)          (4,356)           (4,734)
  Common stock acquired by
    stock programs(6).........................          (414)          (1,728)           (1,960)          (2,192)           (2,459)
                                                     -------          -------           -------          -------          --------
Total equity/stockholders' equity(7)..........       $59,363          $78,517           $82,033          $85,552           $89,596
                                                     =======          =======           =======          =======           =======

-----------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) FloridaFirst Bancorp has 2,000,000 authorized shares of preferred stock and 18,000,000 authorized shares of common stock, par value $.10 per share. FloridaFirst Bancorp common stock and additional paid-in capital have been reclassified to reflect the number of shares of FloridaFirst Bancorp common stock to be outstanding. Treasury shares will be cancelled.
(4) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by FloridaFirst Bancorp, Inc. and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the reorganization. See "Risk Factors - The implementation of stock-based benefit plans will increase our future compensation expenses and will reduce our earnings" and "Management of FloridaFirst Bank - Stock Benefits--Benefits to be considered following completion of the reorganization - 2001 Stock Option Plan."
(5) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan in addition to the shares already owned by the ESOP, and that the funds used to acquire these shares will be borrowed from FloridaFirst Bancorp, Inc. For an estimate of the impact of the loan on net income, see "Pro Forma Data." FloridaFirst Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the employee stock ownership plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See "Management of FloridaFirst Bank Executive Compensation - Employee Stock Ownership Plan." If the employee stock ownership plan is unable to purchase stock in the reorganization due to an oversubscription in the offering by Eligible Account Holders, and the purchase price in the open market is greater than the original $10 price per share, there will be a corresponding reduction in stockholders' equity. (footnotes continued on next page)

(6) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion and reorganization. Also, assumes stock to be acquired by existing RSP plan after completion of the conversion and reorganization. The stock purchased by the stock programs and the existing RSP plan is reflected as a reduction of stockholders' equity. See footnotes (2) and (3) to the table under "Pro Forma Data." See "Risk Factors - The implementation of stock-based benefit plans will increase our future compensation expense and will reduce our earnings" and "Management of FloridaFirst Bank - Potential Stock Benefit Plans - Stock Programs."
(7) Pro forma additional paid-in capital reflects consolidation of $98,500 of capital from FloridaFirst Bancorp MHC. The earnings of FloridaFirst Bank will be substantially restricted after the conversion, see "The Conversion - Liquidation Rights" and "Regulation - Federal Regulation of Savings Institutions - Limitation on Capital Distributions."

                                 Pro Forma Data

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, net proceeds are currently estimated to be between $22.2 million and $30.4 million (or $35.1 million if the independent valuation is increased by 15%) based on the following assumptions:

o an amount equal to 4% of the shares offered will be awarded pursuant to the stock programs adopted no sooner than six months following the offering, funded through open market purchases;

o Sandler O'Neill will receive an advisory and marketing fee equal to .75% of the aggregate purchase price of the shares of stock sold in the offerings to the public, excluding any shares purchased by any employee benefit plan of FloridaFirst Bank, and any director, officer or employee of FloridaFirst Bancorp MHC, FloridaFirst Bancorp, and FloridaFirst Bank or members of their immediate families;

o    other fixed expenses of the offering are estimated to be $880,000; and

         We have prepared the following table, which sets forth our historical net income and stockholder's equity prior to the reorganization and our pro forma consolidated net income and stockholder's equity following the reorganization. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 6.13% for the nine months ended June 30, 2000 and the year ended September 30, 1999, which approximates the yield on a one-year U.S. Treasury bill on September 30, 1999. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 3.92% for the nine months ended June 30, 2000 and the year ended September 30, 1999, based on an effective tax rate of 36%, respectively.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2000 and September 30, 1999, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we were liquidated. The pro forma data does not predict how much we will earn in the future.

         The following tables summarize historical data of FloridaFirst Bancorp and pro forma data of FloridaFirst Bancorp, Inc. at or for the nine months ended June 30, 2000 and the year ended September 30, 1999, based solely on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the reorganization. No effect has been given in the tables to expenses associated with the expansion resulting from the addition of three offices or to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors within one year following the conversion and reorganization, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Reorganization - Effects of Reorganization - Liquidation Rights" and "Management - Potential Stock Benefit Plans - Stock Option Plans."

                                                                              At or For the Nine Months Ended June 30, 2000
                                                           -----------------------------------------------------------------
                                                             Independent     Independent     Independent     Independent
                                                             Valuation       Valuation       Valuation       Valuation
                                                             2,326,877       2,737,299       3,147,952       3,620,179
                                                              Shares          Shares          Shares          Shares
                                                             ---------       ---------       ---------       ---------
                                                                  (Dollars in thousands, except per share amounts)
Gross proceeds .........................................   $    23,269     $    27,373     $    31,480     $    36,202
Less expenses ..........................................        (1,038)         (1,066)         (1,094)         (1,127)
                                                             ---------       ---------       ---------       ---------
   Estimated net proceeds ..............................        22,231          26,307          30,386          35,075
Less ESOP funded by FloridaFirst Bancorp, Inc. .........        (1,862)         (2,190)         (2,518)         (2,896)
Less stock programs adjustment .........................          (931)         (1,095)         (1,259)         (1,448)
Less Common stock to be acquired by existing RSP plan(3)          (383)           (451)           (519)           (597)
                                                             ---------       ---------       ---------       ---------
   Estimated investable net proceeds ...................   $    19,055     $    22,571     $    26,090     $    30,134
                                                             =========       =========       =========       =========
Net Income:
   Historical ..........................................   $     2,831     $     2,831     $     2,831     $     2,831
   Pro forma income on net proceeds ....................           560             664             767             886
   Pro forma ESOP adjustments(1) .......................           (89)           (105)           (121)           (139)
   Pro forma stock programs adjustment(2) ..............           (89)           (105)           (121)           (139)
   Pro forma adjustment for existing RSP plan(3) .......           (37)            (43)            (50)            (57)
                                                             ---------       ---------       ---------       ---------
   Pro forma net income(1)(4)(5) .......................   $     3,176     $     3,242     $     3,306     $     3,382
                                                             =========       =========       =========       =========
Per share net income
   Historical ..........................................   $       .75     $       .64     $       .55     $       .48
   Pro forma income on net proceeds ....................           .15             .15             .15             .15
   Pro forma ESOP adjustments(1) .......................          (.02)           (.02)           (.02)           (.02)
   Pro forma stock programs adjustment(2) ..............          (.02)           (.02)           (.02)           (.02)
   Pro forma adjustment for existing RSP plan(3) .......          (.01)           (.01)           (.01)           (.01)
                                                             ---------       ---------       ---------       ---------
   Pro forma net income per share(1)(4)(5) .............   $       .85     $       .74     $       .65     $       .58
                                                             =========       =========       =========       =========
Shares used in calculation of income per share(1) ......     3,779,977       4,447,032       5,114,088       5,881,200
                                                             ---------       ---------       ---------       ---------
Stockholders' equity:
   Historical ..........................................   $    59,363     $    59,363     $    59,363     $    59,363
   Estimated net proceeds ..............................        22,231          26,307          30,386          35,075
   MHC Capital Addition ................................            99              99              99              99
   Less: Common stock acquired by the ESOP(1) ..........        (1,862)         (2,190)         (2,518)         (2,896)
   Less: Common stock acquired by stock programs(2) ....          (931)         (1,095)         (1,259)         (1,448)
   Less: Common stock to be acquired by existing RSP
             plan(3) ...................................          (383)           (451)           (519)           (597)
                                                             ---------       ---------       ---------       ---------
   Pro forma stockholders' equity(1)(4)(5) .............   $    78,517     $    82,033     $    85,552     $    89,596
                                                             =========       =========       =========       =========
Stockholders' equity per share:
   Historical ..........................................   $     14.55     $     12.37     $     10.75     $      9.35
   Estimated net proceeds ..............................          5.45            5.48            5.50            5.53
   MHC Capital Addition ................................           .02             .02             .02             .02
   Less: Common Stock acquired ESOP(1) .................          (.46)           (.46)           (.46)           (.46)
   Less: Common Stock acquired by stock programs(2) ....          (.23)           (.23)           (.23)           (.23)
   Less: Common stock to be acquired by existing RSP
             plan(3) ...................................          (.09)           (.09)           (.09)           (.09)
                                                             ---------       ---------       ---------       ---------
   Pro forma stockholders' equity per share(5) .........   $     19.24     $     17.09     $     15.49     $     14.12
                                                             =========       =========       =========       =========
Offering price as a percentage of pro forma
  stockholders' equity per share .......................         51.98%          58.51%          64.56%          70.82%
                                                             =========       =========       =========       =========
Offering price to pro forma
  net income per share .................................         8.82x          10.14x          11.54x          12.93x
                                                             =========       =========       =========       =========
Shares used in calculation of proforma
  stockholder's equity per share (5) ...................     4,080,000       4,800,000       5,520,000       6,348,000
                                                             ---------       ---------       ---------       ---------

(Footnotes on next page)

-------------------------
(1)  Assumes  that  8% of the  shares  of  stock  sold in the  offering  will be purchased by the employee stock ownership plan in addition to the shares already held by the plan, and that the plan will borrow funds from us. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. FloridaFirst Bank intends to make annual contributions to this plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management of FloridaFirst Bank - Executive Compensation - Employee Stock Ownership Plan." The pro forma net income assumes: (i) that FloridaFirst Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the nine months ended June 30, 2000 were made at the end of the period; (ii) that 13,961, 16,424, 18,888, and 21,721 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended June 30, 2000 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors - The implementation of stock-based benefit plans will increase our future compensation expense and will reduce our earnings" for a discussion of possible added costs for the employee stock ownership plan.
(2) Gives effect to the stock program that we may adopt following the conversion and reorganization and presented for approval at a meeting of stockholders to be held within one year after completion of the reorganization. If the stock program is approved by the stockholders, the stock program would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 93,075, 109,491, 125,918 and 144,807 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the stock program to purchase the shares. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock program at the beginning of the nine months ended June 30, 2000 through open market purchases, at $10 per share, and that 15% of the amount contributed was amortized to expense during the nine months ended June 30, 2000. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.8% and pro forma net income per share would be $.82, $.71, $.63 and $.56 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $18.82, $16.71, $15.15 and $13.80 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock program will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of FloridaFirst Bank - Benefits to be completed following completion of the reorganization - 2001 Restricted Stock Plan."
(3) In October 1999, the shareholders of FloridaFirst Bancorp approved a restricted stock bonus plan authorizing the issuance of up to 108,154 shares of common stock to directors, officers and employees. At June 30, 2000, 53,244 shares have been purchased in the open market, leaving 50,275 shares to be purchased. It is assumed that these shares will be purchased in the open market after the conversion and reorganization. The actual number of shares purchased after the conversion and reorganization will vary based upon the exchange ratio applied to the minority shares of FloridaFirst Bancorp.
(4) Our retained earnings will continue to be substantially restricted after the reorganization. See "Dividend Policy," "The Reorganization - Effects of Reorganization - Liquidation Rights" and "Regulation - Regulation of FloridaFirst Bank - Dividends and Other Capital Distribution Limitations."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion and reorganization which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the reorganization. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 232,687, 273,729, 314,795, and 362,017 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $.76, $.66, $.58, and $.52, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the nine months ended June 30, 2000; pro forma stockholders' equity per share would be $18.40, $16.45, $15.00 and $13.74, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at June 30, 2000. See "Management of FloridaFirst Bank - Benefits to be considered following completion of the reorganization - 2001 Stock Option Plan."

                                                                          At or For the Year Ended September 30, 1999
                                                               ------------------------------------------------------------
                                                                Independent     Independent    Independent      Independent
                                                                 Valuation       Valuation      Valuation        Valuation
                                                                 2,326,877       2,737,299      3,147,952        3,620,179
                                                                 Shares          Shares          Shares          Shares
                                                                ---------       ---------       ---------       ---------
                                                                         (Dollars in thousands, except per share amounts)
Gross proceeds .............................................   $    23,269     $    27,373     $    31,480     $    36,202
Less expenses ..............................................        (1,038)         (1,066)         (1,094)         (1,127)
                                                                 ---------       ---------       ---------       ---------
   Estimated net proceeds ..................................        22,231          26,307          30,386          35,075
Less ESOP funded by FloridaFirst Bancorp, Inc. .............        (1,862)         (2,190)         (2,518)         (2,896)
Less stock programs adjustment .............................          (931)         (1,095)         (1,259)         (1,448)
Less Common stock to be acquired by existing RSP plan(3) ...          (383)           (451)           (519)           (597)
                                                                 ---------       ---------       ---------       ---------
   Estimated investable net proceeds .......................   $    19,055     $    22,571     $    26,090     $    30,134
                                                                 =========       =========       =========       =========
Net Income:
   Historical ..............................................   $     3,257     $     3,257     $     3,257     $     3,257
   Pro forma income on net proceeds ........................           747             885           1,023           1,181
   Pro forma ESOP adjustments(1) ...........................          (119)           (140)           (161)           (185)
   Pro forma stock programs adjustment(2) ..................          (119)           (140)           (161)           (185)
   Pro forma adjustment for existing RSP plan(3) ...........           (49)            (58)            (66)            (76)
                                                                 ---------       ---------       ---------       ---------
   Pro forma net income(1)(4)(5) ...........................   $     3,717     $     3,804     $     3,892     $     3,992
                                                                 =========       =========       =========       =========
Per share net income
   Historical ..............................................   $       .86     $       .73     $       .64     $       .55
   Pro forma income on net proceeds ........................           .20             .20             .20             .20
   Pro forma ESOP adjustments(1) ...........................          (.03)           (.03)           (.03)           (.03)
   Pro forma stock programs adjustment(2) ..................          (.03)           (.03)           (.03)           (.03)
   Pro forma adjustment for existing RSP plan(3) ...........          (.01)           (.01)           (.01)           (.01)
                                                                 ---------       ---------       ---------       ---------
   Pro forma net income per share(1)(4)(5) .................   $       .99     $       .86     $       .77     $       .68
                                                                 =========       =========       =========       =========
Shares used in calculation of income per share(1) ..........     3,788,756       4,457,360       5,125,965       5,894,858
                                                                 ---------       ---------       ---------       ---------

Stockholders' equity:
   Historical ..............................................   $    61,337     $    61,337     $    61,337     $    61,337
   Estimated net proceeds ..................................        22,231          26,307          30,386          35,075
   MHC Capital Addition ....................................            99              99              99              99
   Less: Common stock acquired by the ESOP(1) ..............        (1,862)         (2,190)         (2,518)         (2,896)
   Less: Common stock acquired by stock programs(2) ........          (931)         (1,095)         (1,259)         (1,448)
   Less: Common stock to be acquired by existing RSP plan(3)
                                                                      (383)           (451)           (519)           (597)
                                                                 ---------       ---------       ---------       ---------
   Pro forma stockholders' equity(1)(4)(5) .................   $    80,491     $    84,007     $    87,526     $    91,570
                                                                 =========       =========       =========       =========
Stockholders' equity per share:
   Historical ..............................................   $     15.03     $     12.78     $     11.11     $      9.66
   Estimated net proceeds ..................................          5.45            5.48            5.50            5.53
   MHC Capital Addition ....................................           .02             .02             .02             .02
   Less: Common Stock acquired ESOP(1) .....................          (.46)           (.46)           (.46)           (.46)
   Less: Common Stock acquired by stock programs(2) ........          (.23)           (.23)           (.23)           (.23)
   Less: Common stock to be acquired by existing RSP plan(3)
                                                                      (.09)           (.09)           (.09)           (.09)
                                                                 ---------       ---------       ---------       ---------
   Pro forma stockholders' equity per share(5) .............   $     19.72     $     17.50     $     15.85     $     14.43
                                                                 =========       =========       =========       =========
Offering price as a percentage of pro forma
  stockholders' equity per share ...........................         50.71%          57.14%          63.09%          69.30%
                                                                 =========       =========       =========       =========
Offering price to pro forma
  net income per share .....................................        10.10x          11.63x          12.99x          14.71x
                                                                 =========       =========       =========       =========
Shares used in calculation of proforma
 stockholders' equity per share(4) .........................     4,080,000       4,800,000       5,520,000       6,348,000
                                                                 ---------       ---------       ---------       ---------

 (Footnotes on next page)

----------------
(1)  Assumes  that  8% of the  shares  of  stock  sold in the  offering  will be purchased by the employee stock ownership plan in addition to the shares already held by the plan, and that the plan will borrow funds from us. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. FloridaFirst Bank intends to make annual contributions to this plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management of FloridaFirst Bank - Executive Compensation - Employee Stock Ownership Plan." The pro forma net income assumes: (i) that FloridaFirst Bank contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended September 30, 1999 were made at the end of the period; (ii) that 18,615, 21,898, 25,184, and 28,961 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 1999 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors - The expenses related to our stock-based benefit plans will reduce our earnings" for a discussion of possible added costs for the employee stock ownership plan.
(2) Gives effect to the stock program that we may adopt following the conversion and reorganization and presented for approval at a meeting of stockholders to be held within one year after completion of the reorganization. If the stock program is approved by the stockholders, the stock program would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 93,075, 109,491, 125,918 and 144,807 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the stock program to purchase the shares. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock program at the beginning of the year ended September 30, 1999 through open market purchases, at $10 per share, and that 20% of the amount contributed was amortized to expense during the year ended September 30, 1999. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.8% and pro forma net income per share would be $.96, $.83, $.74 and $.66 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $19.29, $17.11, $15.50 and $14.10 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock program will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of FloridaFirst Bank - Benefits to be completed following completion of the reorganization - 2001 Restricted Stock Plan."
(3) In October 1999, the shareholders of FloridaFirst Bancorp approved a restricted stock bonus plan authorizing the issuance of up to 108,154 shares of common stock to directors, officers and employees. At September 30, 1999, it is assumed that 53,244 shares have been purchased in the open market, leaving 50,275 shares to be purchased and these shares will be purchased in the open market after the conversion and reorganization. The actual number of shares purchased after the conversion and reorganization will vary based upon the exchange ratio applied to the minority shares of FloridaFirst Bancorp.
(4) Our retained earnings will continue to be substantially restricted after the reorganization. See "Dividend Policy," "The Reorganization - Effects of Reorganization - Liquidation Rights" and "Regulation - Regulation of FloridaFirst Bank - Dividends and Other Capital Distribution Limitations."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion and reorganization which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the reorganization. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 232,687, 273,729, 314,795, and 362,017 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $.89, $.77, $.69, and $.61, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended September 30, 1999; pro forma stockholders' equity per share would be $18.84, $16.82, $15.32 and $14.02, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 1999. See "Management of FloridaFirst Bank - Benefits to be considered following completion of the reorganization - 2001 Stock Option Plan."

                   Historical and Pro Forma Capital Compliance

         The following table presents FloridaFirst Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 2000. Pro forma capital levels assume receipt by FloridaFirst Bank of the proceeds from the offering. Pro forma capital levels are then reduced by employee stock ownership plan purchases of stock and the stock programs to be adopted. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to FloridaFirst Bank, see "Regulation - Regulation of FloridaFirst Bank - Regulatory Capital Requirements."

                                                               Pro Forma at June 30, 2000
                        -----------------------------------------------------------------------------------------------------------
                            Actual, at           $23,268,770           $27,372,990         $31,479,520            $36,201,790
                           June 30, 2000           Offering             Offering            Offering               Offering
                        -------------------- --------------------  --------------------  -------------------  ---------------------
                                 Percentage           Percentage           Percentage           Percentage              Percentage
                        Amount  of Assets(2) Amount  of Assets(2)   Amount of Assets(2)  Amount of Assets(2)  Amount   of Assets(2)
                        ------  -----------  ------  ------------   ------ ------------  ------ ------------  ------   ------------
                                                                  (Dollars in thousands)
GAAP Capital(3) ....   $50,179       8.85%  $58,119      10.11%    $59,597      10.34%  $61,076      10.57%  $62,776      10.83%
                       -------       ----   -------       ----     -------      -----   -------      -----   -------      -----
Tangible Capital:
  Actual or
    Pro Forma ......   $52,204       9.17%  $60,144      10.42%    $61,622      10.65%  $63,101      10.88%  $64,801      11.14%
  Required .........     8,536       1.50     8,655       1.50       8,677       1.50     8,699       1.50     8,725       1.50
                       -------       ----   -------       ----     -------      -----   -------      -----   -------      -----
  Excess ...........   $43,668       7.67%  $51,489       8.92%    $52,945       9.15%  $54,402       9.38%  $56,076       9.64%
                       =======       ====   =======       ====     =======       ====   =======       ====   =======       ====
Core Capital:
  Actual or
    Pro Forma ......   $52,204       9.17%  $60,144      10.42%    $61,622      10.65%  $63,101      10.88%  $64,801      11.14%
  Required(4) ......    17,072       3.00    17,310       3.00      17,354       3.00    17,399       3.00    17,450       3.00
                       -------       ----   -------       ----     -------      -----   -------      -----   -------      -----
  Excess ...........   $35,132       6.17%  $42,834       7.42%    $44,268       7.65%  $45,702       7.88%  $47,351       8.14%
                       =======       ====   =======       ====     =======       ====   =======       ====   =======       ====
Risk-Based Capital:
  Actual or
    Pro Forma(5)(6).   $55,430      15.60%  $63,370      17.64%    $64,848      18.01%  $66,327      18.39%  $68,027      18.81%
  Required .........    28,423       8.00    28,741       8.00      28,800       8.00    28,859       8.00    28,927       8.00
                       -------       ----   -------       ----     -------      -----   -------      -----   -------      -----
  Excess ...........   $27,007       7.60%  $34,629       9.64%    $36,048      10.01%  $37,468      10.39%  $39,100      10.81%
                       =======       ====   =======       ====     =======      =====   =======      =====   =======      =====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets.
     Risk-based  capital  levels  are  shown as a  percentage  of  risk-weighted assets.
(3) GAAP Capital includes unrealized loss on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% core capital ratio requirement for all other thrifts. See "Regulation - Regulation of FloridaFirst Bank - Regulatory Capital Requirements."
(5)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  50%
     risk-weighting.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $3.2 million at June 30, 2000.

                              FLORIDAFIRST BANCORP
                       Consolidated Statements of Earnings
                  (Dollars in thousands, except per share data)

         The statements of earnings for the nine months ended June 30, 2000 and 1999 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods have been reflected. The amounts for the three years ended September 30, 1999 have been derived from statements audited by KPMG LLP, whose report appears elsewhere in this Prospectus.

                                                                    Nine Months Ended
                                                                        June 30,                Year ended September 30,
                                                                   --------------------   ----------------------------------
                                                                      2000       1999       1999           1998       1997
                                                                    --------   --------   --------       --------   --------

                                                                        (Unaudited)
Interest income:
  Interest and fees on loans                                        $ 23,894   $ 21,055   $ 28,482       $ 27,241   $ 27,730
  Investment and other                                                 5,188      2,947      4,166          4,900      6,135
                                                                    --------   --------   --------       --------   --------
     Total interest income                                            29,082     24,002     32,648         32,141     33,865
                                                                    --------   --------   --------       --------   --------
Interest expense:
  Deposits                                                            11,352     11,167     14,727         18,831     19,702
  Federal Home Loan Bank advances and other borrowings                 5,388      1,431      2,401            135         --
                                                                    --------   --------   --------       --------   --------
     Total interest expense                                           16,740     12,598     17,128         18,966     19,702
                                                                    --------   --------   --------       --------   --------
      Net interest income                                             12,342     11,404     15,520         13,175     14,163
Provision for loan losses                                                450        420        540            405        317
                                                                    --------   --------   --------       --------   --------
     Net interest income after provision for loan losses              11,892     10,984     14,980         12,770     13,846
                                                                    --------   --------   --------       --------   --------
Other income:
  Fees and service charges                                             1,017        849        991            996      1,069
  Gain (loss) on sale of loans and investments available for sale         24         --        (22)           117        114
  Gain on sale of branches                                                --        164        165          3,016         --
  Other, net                                                             432        123        339            218          6
                                                                    --------   --------   --------       --------   --------
     Total other income                                                1,473      1,136      1,473          4,347      1,189
                                                                    --------   --------   --------       --------   --------
Other expenses:
  Compensation and employee benefits                                   4,744      4,322      5,820          5,632      5,552
  Other compensation and employee benefits                                --         --         --          2,085         --
  Occupancy and equipment costs                                        1,306      1,419      1,881          1,818      1,646
  Marketing                                                              382        432        534            495        488
  Data processing costs                                                  382        391        521            558        479
  Federal insurance premiums                                              85        165        214            338        456
  Other                                                                2,095      1,781      2,478          2,655      2,588
                                                                    --------   --------   --------       --------   --------
     Total other expenses                                              8,994      8,510     11,448         13,581     11,209
                                                                    --------   --------   --------       --------   --------
Income before income taxes                                             4,371      3,610      5,005          3,536      3,826
Income taxes                                                           1,540      1,279      1,748          1,151      1,299
                                                                    --------   --------   --------       --------   --------
NET INCOME                                                          $  2,831   $  2,331   $  3,257       $  2,385   $  2,527
                                                                    ========   ========   ========       ========   ========
Basic and diluted earnings per share                                $   0.54         --   $   0.34(1)          --         --
                                                                    ========   ========   ========       ========   ========
Weighted average shares outstanding                                    5,280         --      5,549(1)          --         --
                                                                    ========   ========   ========       ========   ========

----------------
(1) FloridaFirst converted to a stock company on April 6, 1999. Earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the conversion.)

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

         The following discussion should be read in conjunction with the Selected Financial Highlights and Selected Financial Ratios and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this prospectus.

General

         FloridaFirst Bancorp is the holding company for FloridaFirst Bank. FloridaFirst Bancorp, Inc. will become and will operate as the holding company of FloridaFirst Bank following the reorganization and stock offering. FloridaFirst Bancorp's business operations are conducted primarily through FloridaFirst Bank and FloridaFirst Bancorp, Inc. business operations will also be conducted primarily through FloridaFirst Bank. FloridaFirst Bancorp, Inc. has had no business activities or results of operations. As a result, the following is a discussion and analysis of the financial condition and results of operations of FloridaFirst Bancorp. Any references to FloridaFirst Bancorp in the following discussion generally refer to the consolidated operations of FloridaFirst Bancorp.

         FloridaFirst Bancorp's results of operations primarily depend on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. FloridaFirst Bancorp's noninterest income consists primarily of fees and service charges. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, depend on, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees and federal deposit insurance premiums. FloridaFirst Bancorp's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Forward-Looking Statements

         This prospectus contains forward-looking statements that are based on assumptions and describe future plans, strategies, and expectations of FloridaFirst Bank and FloridaFirst Bancorp. These forward- looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. FloridaFirst Bancorp's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of FloridaFirst Bancorp and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in FloridaFirst Bancorp's market area, and changes in relevant accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. FloridaFirst Bancorp does not undertake--and specifically disclaims--any obligation to publicly release the results of any revisions after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Business Strategy

         The Board of Directors and management have developed expansion plans that includes three de novo branches within its existing market areas and deployment of a strategic plan. By seeking to broaden the range of its products and services offered, we believe such strategy will offset the declining margins in the competitive market for one- to four-family residential mortgage loans. The strategic plan includes:

o increasing the percentage of higher yielding and more interest sensitive assets,
o increasing the percentage of commercial and consumer loans and commercial deposit accounts, among other products,
o    increasing alternative  sources of cash at reasonable  rates,
o    increasing sources of non-interest income,
o    installing a new customer delivery software to enhance the sales efforts,
o upgrading our computer network for enhanced service and security features, and
o investigation of alternative delivery systems, including an Internet banking solution and enhanced call center strategy.

Highlights of the business strategy are as follows:

         Community-Oriented Institution. Based on total assets, FloridaFirst Bank is the largest independent financial institution headquartered in Polk County, Florida. FloridaFirst Bank is committed to meeting the financial needs of the communities in which it operates. Management believes that FloridaFirst Bank is large enough to provide a full range of personal and business financial services, and yet is small enough to provide such services in a personalized and efficient manner. FloridaFirst Bank has recently added several convenience services to enhance its capabilities as a full service community bank, including the issuance of debit cards and placing automated teller machines at all of the branches. It is FloridaFirst Bank's current plan to deliver the products and services that meet the needs of its customers, including Internet banking and telephone banking services.

         Market Focus. FloridaFirst Bank continues to review all opportunities that may benefit its business in its current market areas. In 2001 and 2002, FloridaFirst Bank will open a total of three de novo branches in Polk and Manatee Counties, Florida. See "-- Comparison of Operating Results for the Nine Months Ended June 30, 2000 and June 30, 1999 -- Other Expenses."

         Commercial Banking. FloridaFirst Bank continues to expand its lending programs for commercial business and commercial real estate loans in an effort to satisfy a perceived need within its market area and increase its loan portfolio. FloridaFirst Bank continues to realize a positive impact on its net interest margin since commercial customers generally provide a higher loan yield and a source of lower cost funds. The risks of commercial lending relate to the source of repayment of the loan which is weighted toward the ability to repay versus being primarily collateral dependent.

         In 1998, FloridaFirst Bank hired a senior commercial loan officer to head up the lending and credit activities and two additional commercial loan staff members were added to support its increased activities in this area. To further enhance its transition to a full service community bank, FloridaFirst Bank hired in September 2000 an additional lender experienced in commercial lending and will increase its marketing efforts on smaller businesses operating in its market areas.

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of the FloridaFirst Bancorp assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk, or changes in interest rates. FloridaFirst Bancorp is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Its lending activities have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         The Board of Directors has established an asset/liability committee that consists of FloridaFirst Bancorp's president and senior banking officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management issues.

         To reduce the effect of interest rate changes on net interest income FloridaFirst Bancorp has adopted various strategies to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (a) the origination of commercial and consumer loans with adjustable rate features or fixed rate loans with shorter term maturities; (b) lengthening the maturities of liabilities when deemed cost effective through the pricing and promotion of certificates of deposit and utilization of FHLB advances; (c) attracting low cost checking and transaction accounts which tend to be less sensitive to rising rates; and (d) when market conditions permit, to originate and hold in its portfolio adjustable rate mortgage loans which have periodic interest rate adjustments. FloridaFirst Bancorp also maintains an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         FloridaFirst Bancorp has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2000, FloridaFirst Bancorp had 28.9% of its deposits in savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled FloridaFirst Bancorp to offset the impact of rising rates in other deposit accounts.

          Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. FloridaFirst Bancorp's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. FloridaFirst Bancorp uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1 basis point equals 1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

         The following table presents FloridaFirst Bancorp's NPV as of June 30, 2000. The NPV was calculated by the OTS, based on information provided by FloridaFirst Bancorp.

                                                 NPV as % of Present
              Net Portfolio Value ("NPV")          Value of Assets
             --------------------------------- -----------------------
Changes                                                    Basis Point
in Rates     $ Amount  $ Change    % Change     NPV Ratio    Change
----------   --------- ----------- ----------- ----------- -----------
           (Dollars in thousands)
+ 300 bp      10,295     (42,098)     (80.35)%      2.01%       (727)
+ 200 bp      23,840     (28,553)     (54.50)       4.50        (478)
+ 100 bp      38,095     (14,298)     (27.29)       6.96        (232)
    0 bp      52,393                                9.28
- 100 bp      65,985      13,592       25.94       11.34         207
- 200 bp      76,462      24,069       45.94       12.84         356
- 300 bp      86,422      34,029       64.95       14.19         491

         The OTS defines the sensitivity measure as the change in NPV Ratio with a 200 basis point shock. Our sensitivity measure reflects a 478 basis point decline in NPV ratio as of June 30, 2000. This compares to a sensitivity measure of 507 and 280 basis points as of March 31, 2000 and September 30, 1999, respectively. Our strategies for addressing the sensitivity measure indicators are as follows:

o Reviewing the average lives and durations of our loans and investment securities,
o Reviewing deposit offerings and alternative funding sources to better match the durations of the assets,
o Providing an additional capital contribution from us to FloridaFirst Bank upon completion of the conversion and reorganization, and
o Performing, on a quarterly basis, a business simulation that more clearly reflects an on-going business assumption, rather than relying solely on the OTS model which more closely approximates a liquidation value model.

         Future interest rates and their effects on NPV and net interest income are not predictable. Nevertheless, management does not believe its NPV or net interest income will suffer material adverse effects in the near future as a result of current trends in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Comparison of Financial Condition at June 30, 2000 and September 30, 1999

         Assets. Total assets increased $70.6 million, or 14.2%, to $569.0 million at June 30, 2000 from $498.4 million at September 30, 1999. The increase in total assets resulted primarily from an $34.6 million, or a 11.6% annualized increase in the loan portfolio attributable to steady loan demand in our market areas, a slow down in loan prepayments and funding of construction loans. In addition, investment securities increased $22.8 million. Management plans to focus on loan growth to effectively utilize the new capital raised in fiscal 1999. The capital leveraging strategy will include the purchase of investment securities to complement its loan origination efforts. Other assets increased primarily due to the cash surrender value of bank owned life insurance policies that were purchased in January 2000.

         Liabilities. Total liabilities increased $72.6 million, or 16.6%, to $509.6 million at June 30, 2000 from $437.0 million at September 30, 1999. The increase in total liabilities resulted primarily from a $56.4 million net increase in FHLB advances utilized to fund the asset growth and a net deposit increase of $18.3 million. The increase in deposits in recent months reflects renewed consumer interest in competitively priced certificates of deposit due to the increase in short-term interest rates. Checking and money market accounts continue to grow through expansion of our customer base.

         Management continues to evaluate the available funding sources. The attributes of the alternative funding sources that management considers in its analysis include the interest and other costs of such funding, the maturity considerations and the nature and characteristics of assets being funded.

         Stockholders' Equity.  The decrease in stockholders' equity reflects:

o    Net income for the nine months ended June 30, 2000 of $2.8 million,
o repurchase of 405,578 shares of FloridaFirst Bancorp stock at a cost of $3.6 million,
o repurchase of 57,879 shares of FloridaFirst Bancorp stock for the restricted stock plan at a cost of $449,000 (less shares issued at a cost of approximately $35,000),
o change in accumulated other comprehensive loss of $789,000 (attributable to the net unrealized loss on investments available for sale),
o    repayment of $325,000 on the ESOP loan, and
o    dividends paid that totaled $282,000.

         The net unrealized loss on investments available for sale relates primarily to the increasing level of interest rates during the fiscal year. Increasing rates reduce the value of certain investments held for sale that have longer average lives.

Comparison of Financial Condition at September 30, 1999 and 1998

         Assets. Total assets increased $83.9 million, or 20.2%, to $498.4 million at September 30, 1999 from $414.5 million at September 30, 1998. The increase in total assets resulted primarily from: a $59.3 million increase in net loans outstanding from new originations; an increase in investments available for sale portfolio of $26.0 million due to a financial leveraging strategy implemented after the issuance of stock; a reduction in investments held to maturity of $6.0 million due to the maturity and calls of securities; and an increase in Federal Home Loan Bank stock of $1.6 million.

          Liabilities. Total liabilities increased $58.6 million, or 15.5%, to $437.0 million at September 30, 1999 from $378.4 million at September 30, 1998. The increase in total liabilities resulted primarily from: a $66.6 million increase in FHLB advances; a $4.9 million increase in other borrowings; and a $13.0 million net outflow in deposits. The increase in the FHLB advances and other borrowings utilized to fund the loan and investment growth was attributable to:

o the decision to not offer premium pricing on deposits to customers without other banking relationships,
o disintermediation of customer funds due to alternative investment opportunities, and
o management's decision to financially leverage the higher level of capital of the Company to increase earnings.

         Deposits, excluding the $19.6 million decrease in certificate of account balances, grew $6.6 million, or 7.3%, during the year.

         Stockholders' Equity. The $25.2 million increase in the stockholders' equity reflects the $23.5 million in net proceeds from the issuance of common stock ($25.7 million in net offering proceeds reduced by the $2.2 million in stock held by the employee stock ownership plan that has not been allocated to the participants), $3.3 million in net income for the year ended September 30, 1999 and a net reduction in equity of $1.4 million resulting from the decline in value of the Company's investment available for sale portfolio. The decline in value of the investments is directly attributable to the significant rise in interest rates during the second half of the fiscal year.

Liquidity and Capital Resources

         The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of market opportunities. Funding loan requests, providing for liability outflows, and managing interest rate fluctuations require continuous analysis in order to match the maturities of short-term loans and investments with specific types of deposits and borrowings. An institution's liquidity is normally considered in terms of the nature and mix of the institution's sources and uses of funds.

         Assets providing liquidity are generated through loan repayments and the management of maturity distributions for loans and securities. An important aspect of liquidity management lies in maintaining sufficient levels of loans and mortgage-backed securities that generate monthly cash flows.

         Cash and cash equivalents increased $2.9 million to $5.5 million for the nine months ended June 30, 2000. Significant cash flows or uses (amounts shown in parentheses) were as follows:


                                                                   (In millions)
                                                                    -----------
Cash used by operations.........................................       $ (1.5)
FHLB advances and other borrowings..............................         54.6
Increase in net deposits........................................         18.3
Maturities of and repayments on investment securities...........         16.9
Purchases of investment securities and FHLB stock...............        (43.9)
Net increase in loans...........................................        (35.2)
Payments to acquire treasury stock..............................         (3.6)
Other - net.....................................................         (2.7)
                                                                        -----
Net increase in cash and cash equivalents                              $  2.9
                                                                       ======

         FloridaFirst Bancorp is subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see footnote 10 of the notes to consolidated financial statements.

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on FloridaFirst Bancorp's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have such an effect.


Analysis of Net Interest Income

         Historically, FloridaFirst Bancorp's earnings have depended primarily on its net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the aggregate amounts of its interest-earning assets and interest-bearing liabilities.

         Average Balance Sheet. The following tables set forth certain information relating to FloridaFirst Bancorp for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from average daily balances for fiscal 2000, but the fiscal 1999 averages are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material differences in the information presented.

                                     At June 30,                             Nine Months Ended June 30,
                                 -------------------    ------------------------------------------------------------------------
                                         2000                          2000                                 1999
                                 -------------------    -----------------------------------     --------------------------------
                                              Yield/     Average                  Average       Average                Average
                                  Balance     Cost       Balance     Interest    Yield/Cost     Balance   Interest    Yield/Cost
                                  -------     ----       -------     --------    ----------     -------   --------    ----------
                                                                               (Dollars in thousands)
Interest-earning assets:
 Loans receivable net (1)....... $432,492     7.75%     $418,269      $23,894        7.62%     $362,815    $21,055         7.74%
 Investment securities (2)(6)...  111,093     7.15%      100,398        5,291        7.03%       66,601      2,999         6.00%
                                 --------                -------      -------                  --------    -------
  Total interest-earning
    assets(6)...................  543,585     7.63%      518,667       29,185        7.50%      429,416     24,054         7.47%
                                                                       ------                               ------
Non-interest-earning assets.....   25,384                 18,478                                 11,516
                                  -------                -------                               --------
  Total assets.................. $568,969               $537,145                               $440,932
                                  =======                =======                                =======
Interest-bearing liabilities:
 Checking accounts.............. $ 31,924     1.89%      $31,354          437        1.86%      $27,377        352         1.71%
 Savings accounts...............   30,352     2.06%       31,476          404        1.71%       38,338        484         1.68%
 Money market accounts..........   24,583     4.31%       25,222          788        4.17%       20,182        576         3.81%
 Certificates of deposit........  254,293     5.75%      243,418        9,723        5.33%      245,420      9,755         5.30%
                                  -------                -------      -------                   -------    -------
    Total deposits..............  341,152     4.96%      331,470       11,352        4.57%      331,317     11,167         4.49%
 FHLB advances and other
   borrowings...................  147,025     6.35%      125,276        5,388        5.73%       39,373      1,431         4.85%
                                 --------               --------      -------                  --------    -------
  Total interest-bearing
    liabilities.................  488,177     5.38%      456,746       16,740        4.89%      370,690     12,598         4.53%
                                                                       ------                               ------
Non-interest-bearing
  liabilities (3)...............   21,429                 20,680                                 25,379
                                 --------                -------                               --------
 Total liabilities..............  509,606                477,426                                396,069
Stockholders' equity............   59,363                 59,719                                 44,863
                                  -------               --------                               --------
 Total liabilities and
   stockholders' equity......... $568,969               $537,145                               $440,932
                                  =======                =======                                =======
Net interest income(6)..........                                      $12,445                              $11,456
                                                                       ======                               ======
Interest rate spread(4).........               2.25%                                  2.61%                                2.94%
                                               ====                                   ====                                 ====
Net margin on interest-
  earning  assets(5)............               2.82%                                  3.20%                                3.56%
                                               ====                                   ====                                 ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities..                111%                                   114%                                 116%
                                               ====                                   ====                                 ====

--------------------------------
(1)  Average balances include non-accrual loans.
(2) Investment securities includes both securities that are available for sale and held to maturity. Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3)  Includes non-interesting-bearing checking accounts.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net margin on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6) Interest income and net interest income do not agree to the statement of operations because the tax equivalent income on municipal bonds is included in this schedule.

                                                            Year Ended September 30,
                        -----------------------------------------------------------------------------------------------------------
                                        1999                             1998                                 1997
                        ---------------------------------    --------------------------------    ----------------------------------
                          Average               Average      Average                Average      Average                   Average
                          Balance     Interest Yield/Cost    Balance  Interest    Yield/Cost     Balance    Interest     Yield/Cost
                          -------     -------- ----------    -------  --------    ----------     -------    --------     ----------
                                                                 (Dollars in thousands)
Interest-earning
assets:
 Loans receivable
   net (1).............. $368,513     $28,482      7.73%    $339,218  $27,241         8.03%     $339,992     $27,730         8.16%
 Investment
   securities
   and other (2)........   71,557       4,166       5.82      85,594    4,900          5.72       98,836       6,135          6.21
                          -------      ------                -------   ------                    -------      ------
  Total interest-
    earning assets......  440,070      32,648       7.42     424,812   32,141          7.57      438,828      33,865          7.72
                                       ------                          ------                                 ------
Non-interest-earning
  assets................   11,606                             12,557                              13,640
                           ------                             ------                             -------
  Total assets.......... $451,676                           $437,369                            $452,468
                          =======                            =======                             =======
Interest-bearing
liabilities:
 Checking accounts...... $ 27,193         486       1.79    $ 25,177      469          1.86     $ 24,343         607          2.49
 Savings accounts.......   36,469         612       1.68      41,456      859          2.07       48,155       1,204          2.50
 Money market accounts..   20,740         796       3.84      15,356      582          3.79       11,767         351          2.98
 Certificates of
   deposit..............  245,915      12,833       5.22     301,093   16,921          5.62      321,938      17,540          5.45
                          -------      ------                -------   ------                    -------      ------
  Total deposits........  330,317      14,727       4.46     383,082   18,831          4.92      406,203      19,702          4.85
 FHLB advances and
   other borrowings.....   49,884       2,401       4.81       2,647      135          5.10           --          --            --
                          -------      ------                -------  -------                 ----------   ---------
  Total interest-
    bearing
    liabilities.........  380,201      17,128       4.50     385,729   18,966          4.92      406,203      19,702          4.85
                                       ------                          ------                                 ------
Non-interest-bearing
  liabilities (3).......   22,491                             15,246                              13,478
                          -------                            -------                             -------
 Total liabilities......  402,692                            400,975                             419,681
Stockholders' equity....   48,984                             36,394                              32,787
                           ------                             ------                             -------
 Total liabilities
   and stockholders'
   equity............... $451,676                           $437,369                            $452,468
                          =======                            =======                             =======
Net interest income.....              $15,520                         $13,175                                $14,163
                                       ======                          ======                                 ======
Interest rate
  spread (4)............                            2.92%                              2.65%                                  2.87%
                                                   =====                              =====                                 ======
Net margin on
  interest-earning
  assets(5).............                            3.53%                              3.10%                                  3.23%
                                                   =====                              =====                                 ======
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities...........                             116%                               110%                                   108%
                                                     ===                                ===                                    ===

--------------------------------
(1)  Average balances include non-accrual loans.
(2) Investment securities includes both securities that are available for sale and held to maturity. Includes interest-bearing deposits in other financial institutions.
(3)  Includes non-interesting-bearing checking accounts.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net margin on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the FloridaFirst Bancorp's interest-earning assets and interest- bearing liabilities affects the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                Nine Months Ended
                                     June 30,               Year Ended September 30,              Year Ended September 30,
                          -------------------------------   ------------------------------   --------------------------------
                                   2000 vs. 1999                    1999 vs. 1998                     1998 vs. 1997
                          -------------------------------   ------------------------------   --------------------------------
                                Increase (Decrease)              Increase (Decrease)                Increase (Decrease)
                                       Due to                          Due to                             Due to
                          -------------------------------   ------------------------------   --------------------------------
                            Volume      Rate        Net      Volume      Rate        Net       Volume      Rate        Net
                            ------     ------      -----     ------     ------      -----      ------     ------      ----
                                                               (Dollars in thousands)
Interest income:
 Loans receivable ......   $ 3,163    $  (324)   $ 2,839    $ 2,196    $  (955)   $ 1,241    $   (75)   $  (414)   $  (489)
 Investment securities
   and other ...........     1,707        585      2,292       (819)        85       (734)      (739)      (496)    (1,235)
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
  Total interest-
    earning assets .....   $ 4,870    $   261    $ 5,131    $ 1,377    $  (870)   $   507    $  (814)   $  (910)   $(1,724)
                           =======    =======    =======    =======    =======    =======    =======    =======    =======

Interest expense:
Checking accounts ......   $    54    $    31    $    85    $    34    $   (17)   $    17    $    24    $  (162)   $  (138)
Savings accounts .......       (88)         8        (80)       (96)      (151)      (247)      (156)      (189)      (345)
Money market accounts ..       154         59        212        207          7        214        122        109        231
Certificates of deposit        (80)        48        (32)    (2,941)    (1,147)    (4,088)    (1,156)       537       (619)
FHLB advances and
  other borrowings .....     3,638        319      3,957      2,273         (7)     2,266        135       --          135
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-
     bearing
     liabilities........   $ 3,678    $   465    $ 4,142    $  (523)   $(1,315)   $(1,838)   $(1,031)   $   295    $  (736)
                           =======    =======    =======    =======    =======    =======    =======    =======    =======

Change in net
  interest income ......   $ 1,192    $  (204)   $   989    $ 1,900    $   445    $ 2,345    $   217    $(1,205)   $  (988)
                           =======    =======    =======    =======    =======    =======    =======    =======    =======

Comparison of Operating Results for the Nine Months Ended June 30, 2000 and June 30, 1999

         Net Income. Net income for the nine months ended June 30, 2000 increased 21.5% to $2.8 million, compared to $2.3 million for the same period in 1999. Net income for the nine months ended June 30, 2000 benefited from the deployment of $23.5 million in new capital (net proceeds of $25.7 million less the ESOP loan of $2.2 million) for the entire period.

         Net interest income increased $938,000, or 8.2%, for the nine months ended June 30, 2000 compared to the same period in 1999. This increase resulted primarily from an increase in interest income of $5.1 million, offset by an increase in interest expense of $4.1 million. Other expenses increased to $9.0 million for the nine months ended June 30, 2000 from $8.5 million for the nine months ended June 30, 1999, due to an accumulation of several expense categories, as discussed below.

         Interest Income. The following discussion highlights the major factors that impacted the changes in interest income during the quarter when compared to the prior year. Details are contained in the table at page ____.

o Loan growth reflects the strong loan demand over the past year and FloridaFirst Bancorp's increased emphasis on loan origination efforts.
o The yield on loans decreased primarily due to an approximate 80 basis point reduction in loan rates for new mortgage loan originations offset by approximately $54.0 million in mortgage loans that paid off during fiscal 1999, causing average mortgage portfolio yields to decline approximately 10 basis points. In addition, the average portfolio yield on consumer loans decreased approximately 12 basis points and yields in the commercial portfolio decreased approximately 13 basis points due to competitive pricing pressures.
o The average balances in the investment securities portfolio grew 51% primarily due to FloridaFirst Bancorp's strategy to leverage capital that was raised in the stock offering.
o The higher yield in the investment portfolio resulted from the leveraging strategy (outside the loan portfolio) in the latter part of fiscal 1999 and throughout fiscal 2000 when rates had risen significantly over the prior year. In addition, the investment growth occurred in securities that had slightly longer average lives with higher yields.

         Interest Expense. The following discussion highlights the major factors that impacted the changes in Interest Expense during the quarter when compared to the prior year. Detailed changes are contained in the table at page ____.

o Deposits remained fairly level primarily by maintaining a conservative deposit pricing strategy, utilizing more cost effective funding alternatives that are available for the terms FloridaFirst Bancorp has considered appropriate to fit its interest rate management strategies. This was offset however, by special promotions to increase certificate accounts. The growth in checking account average balances has helped offset the decline in certificate accounts.
o FHLB advances grew because FloridaFirst Bancorp considered the advances to be a more cost-effective funding alternative during the course of the year. Although the costs of the advances exceed the cost of certificate accounts, funding asset growth through certificate accounts was deemed to be more expensive than wholesale funding.
o The higher cost of funds related to the FHLB advances is reflective of the significant rise in interest rates over the past year.

         Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by FloridaFirst Bancorp, industry standards, the level and status of past due and non-performing loans, the general economic conditions in FloridaFirst Bancorp's lending area and other factors affecting the collectibility of the loans in its portfolio.

         The provision for loan losses was $450,000 for the nine months ended June 30, 2000, compared to $420,000 for the nine months ended June 30, 1999. FloridaFirst Bancorp had net charge-offs of $165,000 for the nine months ended June 30, 2000 compared to net charge-offs of only $119,000 for the nine months ended June 30, 1999.

         Other Expenses. Other expense increased by $484,000 to $9.0 million for the nine months ended June 30, 2000 from $8.5 million for the nine months ended June 30, 1999.

o Compensation and employee benefits increased $422,000 due primarily to having certain key positions filled this year compared to last year (approximate 5% increase in staffing), recognition of $145,000 related to the restricted stock plan and a reduction in deferred loan origination costs.

o    Other expenses increased by $314,000 primarily due to the following:

     o    certain Year 2000 costs ($50,000),
     o direct costs related to stockholder meetings, communications, legal matters and new financial reporting requirements as a public company ($70,000),
     o increased effort on charging off uncollected fees and overdrawn accounts ($60,000),
     o supplies and promotional materials primarily related to name change ($50,000), and
     o accelerated vesting of restricted stock due to the death of a director ($30,000).

         The Board of Directors and management have developed expansion plans that includes three de novo branches within our existing market areas and deployment of a strategic technology plan. The strategic technology plan includes:

o    installing a new customer delivery software to enhance the sales efforts,
o    enhancing both our data and voice communications systems,
o    upgrading our computer network for enhanced service and security features,
o implementing internal and external networks to improve communications and productivity, and
o investigation of alternative delivery systems, including an Internet banking solution and enhanced call center strategy.

         A summary of the estimated costs associated with the new projects follows:


                                                      Estimated Costs          Estimated Costs
Category                                                 Fiscal 2001             Fiscal 2002
--------                                              -----------------        --------------
                                                                    (In thousands)
New branches.........................................       $  650                   $  975
New computer hardware and software...................          240                      240
Other costs related to strategic technology plan.....          240                      240
                                                            ------                   ------
     Total...........................................       $1,130                   $1,455
                                                            ======                   ======

Comparison of Operating Results for Years Ended September 30, 1999 and September 30, 1998

         Net Income. Net income for the year ended September 30, 1999 increased 37.5% to $3.3 million, compared to $2.4 million for the year ended September 30, 1998.

o Net interest income increased 17.4% to $15.5 million for the year ended September 30, 1999 compared to $13.2 million for the year ended September 30, 1998. This increase resulted from an increase in interest income of $ 507,000 and a decrease in interest expense of $1.8 million.

o Other income decreased to $1.5 million for the year ended September 30, 1999 from $4.3 million for the year ended September 30, 1998, resulting primarily from a $3.0 million gain from the sale of certain deposits and branch buildings (hereinafter referred as "Branch Sale"), as further discussed in the notes to consolidated financial statements.

o Other expenses decreased to $11.4 million for the year ended September 30, 1999 from $13.6 million for the year ended September 30, 1998. This decrease is due primarily to $2.2 million in charges resulting from the freezing of benefits under the defined benefit pension plan - $1.7 million, and the adoption of a directors' retirement plan - $410,000 (hereinafter referred to as "Benefit Adjustments"), as further discussed in the notes to the consolidated financial statements.

         Interest Income. Total interest income increased to $32.6 million for the year ended September 30, 1999 from $32.1 million for the year ended September 30, 1998, as a result of an increase in average interest-earning assets offset to some extent by a decrease in the average interest rates earned. Average interest-earning assets increased to $440.1 million for the year ended September 30, 1999 from $424.8 million for the year ended September 30, 1998, an increase resulting from strong loan growth throughout the year. The average rate earned on interest-earning assets decreased to 7.42% for the year ended September 30, 1999 from 7.57% for the year ended September 30, 1998, a decrease of 15 basis points.

         Interest income on loans increased $1.2 million to $28.5 million for the year ended September 30, 1999 from $27.2 million for the year ended September 30, 1998. This increase reflects the strong loan growth in all areas mortgage, consumer and commercial loans. Total loan originations were $158.9 million in 1999 compared to $119.6 million in 1998, a 33% increase in origination volume. The strong originations were offset by substantial repayments and refinance activity. Also, the Branch Sale at the end of January 1998 reduced the loan portfolio by $44.6 million, meaning that 1998 results had income on these loans for four months of the year. In addition, the average yield on loans decreased by 30 basis points during the year, reflecting the general downward trend in interest rates for the first half of the fiscal year. Mortgage loan rates began to increase late in the year, but the competitive pressures in the consumer and commercial markets kept rates lower for the entire year in 1999 when compared to 1998.

          Interest income on investment securities and other investments decreased $734,000 to $4.2 million for the year ended September 30, 1999 from $4.9 million for the year ended September 30, 1998. This decrease was primarily the result of a $14.0 million decrease in the average balance to $71.6 million in 1999 from $85.6 million in 1998. The decrease in the average balance of investment securities was due primarily to the maturities and calls of certain securities and the redeployment of these funds into loans. The decrease in average balances was partially offset by an increase in the average yield by 10 basis points through the diversification of the portfolio, extension of maturities, reduction in interest-earning deposit accounts and a rising interest rate environment during the last half of the year.

         Interest Expense. Total interest expense decreased by $1.8 million to $17.1 million for the year ended September 30, 1999 from $18.9 million for the year ended September 30, 1998, as a result of a 42 basis point decrease in average cost of funds and a $5.5 million decrease in the average interest-bearing liabilities. Average interest-bearing liabilities decreased to $380.2 million for the year ended September 30, 1999 from $385.7 million for the year ended September 30, 1998. The average cost for interest-bearing liabilities was 4.50% for the year ended September 30, 1999 compared to 4.92.% for the year ended September 30, 1998, a decrease of 42 basis points. The decrease in rates paid on interest-bearing liabilities reflects market rates as well as the replacement of higher cost certificates of deposit with FHLB advances and lower cost checking and money market accounts.

         Interest expense on deposits decreased $4.1 million to $14.7 million for the year ended September 30, 1999 from $18.8 million for the year ended September 30, 1998. This decrease was a result of a decrease of $52.8 million in the average balance of interest-bearing deposits to $330.3 million in 1999 from $383.1 million in 1999 and a decrease of 46 basis points in the average cost of deposits to 4.46% in 1999 from 4.92% in 1998.

         FloridaFirst Bancorp began using FHLB advances in June 1998 to control its cost of funds and lengthen the maturity of its liabilities. FloridaFirst Bancorp manages the maturity (or conversion dates for certain convertible advances) of its advances based on the assets being funded and based on projections of interest rate trends and has used the FHLB advances as a major funding source due to the ability to manage the maturities, the cost effectiveness in executing the transactions and the level of interest rates offered compared to alternative funding sources. The average costs of advances in 1999 was 4.81% which compares favorably with the average cost for certificates of deposit which averaged 5.22%.

         Provision for Loan Losses. The provision for loan losses was $540,000 for the year ended September 30, 1999 compared to $405,000 for the year ended September 30, 1998. The allowance for loan losses increased to $2.9 million for the year ended September 30, 1999 from $2.6 million for the year ended September 30, 1998, due primarily to the increase in net loans outstanding. The current allowance represents .74% of loans outstanding at September 30, 1999. FloridaFirst Bancorp had net charge-offs of $163,000 for the year ended September 30, 1999 compared to net charge-offs of $474,000 for the year ended September 30, 1998. See the comparison of operating results of 1998 to 1997 for a discussion of the 1998 charge-offs.

         Other Income. Substantially the entire decrease in Other Income for the year ending September 30, 1999 compared to September 30, 1998 is attributable to the $3.0 million gain from the Branch Sale.

         Other Expenses. Other expense decreased by $2.1 million to $11.4 million for the year ended September 30, 1999 from $13.5 million for the year ended September 30, 1998, due primarily to the Benefit Adjustments. In addition, compensation and employee benefits increased slightly due to the hiring of additional sales personnel and an average 4% increase in salary adjustments. These costs were offset by certain vacancies in staff positions during the year and savings related to compensation and employee benefits for personnel at the branches involved in the Branch Sale. Occupancy and equipment costs increased due to costs associated with the installation and operation of automated teller machines at all branch locations in 1999.

Comparison of Operating Results for Years Ended September 30, 1998 and September 30, 1997

         Net Income. Net income for the year ended September 30, 1998 decreased 4.0% to $2.4 million, compared to $2.5 million for the same period last year.

o Net interest income decreased 7.0% to $13.2 million for the year ended September 30, 1998 compared to $14.2 million for the year ended September 30, 1997. This decrease resulted from a decrease in interest income of $1.7 million which was partially offset by a decrease in interest expense of $736,000.
o Other income increased to $4.3 million for the year ended September 30, 1998 from $1.2 million for the year ended September 30, 1997, resulting primarily from the Branch Sale.
o Other expenses increased to $13.6 million for the year ended September 30, 1998 from $11.2 million for the year ended September 30, 1997, due primarily to Benefit Adjustments.

         Interest Income. Total interest income decreased to $32.1 million for the year ended September 30, 1998 from $33.9 million for the year ended September 30, 1997, as a result of a decrease in average interest-earning assets and a decrease in the average interest rates earned. Average interest-earning assets decreased to $424.8 million for the year ended September 30, 1998 from $438.8 million for the year ended September 30, 1997. This decrease resulted from the transfer of $44.6 million in interest-earning assets in January 1998 in connection with the Branch Sale, partially offset by strong loan growth throughout the year. The average rate earned on interest-earning assets decreased to 7.57% for the year ended September 30, 1998 from 7.72% for the year ended September 30, 1997, a decrease of 15 basis points.

         Interest income on loans decreased $489,000 to $27.2 million for the year ended September 30, 1998 from $27.7 million for the year ended September 30, 1997. This slight decrease reflects the strong loan growth, particularly refinancings, that offset the sale of loans noted above. In addition, the average yield on loans decreased by 13 basis points during the year, reflecting the general downward trend in interest rates.

         Interest income on investment securities and other investments decreased $1.2 million to $4.9 million for the year ended September 30, 1998 from $6.1 million for the year ended September 30, 1997. This decrease was primarily the result of a $13.2 million decrease in the average balance to $85.6 million in 1998 from $98.8 million in 1997. The decrease in the average balance of investment securities was primarily due to the maturities and calls of certain securities and the redeployment of these funds into loans. Also the average yield on investment securities and other investments decreased by 49 basis points since yields on the reinvestment of available assets have decreased with the general downward trend in interest rates.

         Interest Expense. Total interest expense decreased by $736,000 for the year ended September 30, 1998 from $19.7 million for the year ended September 30, 1997, as a result of a decrease in average interest-bearing liabilities, offset by a slight 7 basis point increase in the average cost of funds. Average interest-bearing liabilities decreased to $385.7 million for the year ended September 30, 1998 from $406.2 million for the year ended September 30, 1997. The decrease is attributable to the sale of $55.5 million in deposits in January 1998 when FloridaFirst Bancorp sold the deposits of five branches, partially offset by new deposits and borrowing to fund the asset growth. The average interest rate paid on interest-bearing liabilities was 4.92% for the year ended September 30, 1998 compared to 4.85% for the year ended September 30, 1997, an increase of 7 basis points. The increase in rates paid on interest-bearing liabilities reflects market rates as well as the transfer of lower yielding certificates of deposit in connection with the Branch Sale.

         Interest expense on deposits decreased $871,000 to $18.8 million for the year ended September 30, 1998 from $19.7 million for the year ended September 30, 1997. This decrease was a result of a decrease of $23.1 million in the average balance of interest-bearing deposits to $383.1 million in 1998 from $406.2 million in 1997 partially offset by an increase of 7 basis points in the average rate to 4.92% in 1998 from 4.85% in 1997.

         Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by FloridaFirst Bancorp, industry standards, the level and status of past due and non-performing loans, the general economic conditions in its lending area and other factors affecting the collectibility of the loans in its portfolio. The provision for loan losses was $405,000 for the year ended September 30, 1998 compared to $317,000 for the year ended September 30, 1997. The increase in the provision for loan losses relates primarily to large charge-offs during fiscal 1998 that reduced the allowance for loan losses below its policy guidelines. The allowance for loan losses declined from September 30, 1997 to September 30, 1998, primarily due to a reduction in net loans outstanding resulting from the Branch Sale. The allowance for loan losses was $2.6 million at September 30, 1998 and 1997. The current allowance represents
 .76% of total loans outstanding at September 30, 1998. FloridaFirst Bancorp had net charge-offs of $474,000 for the year ended September 30, 1998 compared to net charge-offs of $69,000 for the year ended September 30, 1997.

         The larger charge-offs in 1998 resulted primarily from two borrowers as follows:

o Final resolution of a foreclosure and counterclaim litigation relating to a $491,000 loan secured by a retail strip shopping center resulted in a charge-off of $140,000, and

o Foreclosure on loans made to a local builder for the construction of single family houses resulted in a $64,000 charge-off.

         Other Income. Substantially the entire increase in Other Income for the year ending September 30, 1998 compared to September 30, 1997 is attributable to the $3.0 million gain from the Branch Sale.

         Other Expenses. Other expense increased by $2.4 million to $13.6 million for the year ended September 30, 1998 from $11.2 million for the year ended September 30, 1997. In addition to the Benefits Adjustment in 1998, compensation and employee benefits increased due to the hiring of additional commercial lending staff personnel, an average 5% increase in salary adjustments, a full year of staff cost associated with the Company's newest branch that opened in September 1997, partially offset by the staff costs savings realized through the Branch Sale. Occupancy and equipment costs increased due to expenses related to a data processing conversion in 1998 as well as a full year's cost related to the new customer service platform system installed in May 1997.

Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of FloridaFirst Bancorp's operations. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

                     Business of FloridaFirst Bancorp, Inc.

         After the conversion and reorganization we will own all of the stock of FloridaFirst Bank. We have not yet engaged in any significant business. Before the conversion and reorganization, we will not transact any material business. We will invest our initial capital as discussed in the "Use of Proceeds" section. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for such activities. Initially, we will not maintain offices separate from those of FloridaFirst Bank or employ any persons other than their officers. Our officers will not be separately compensated for their service.

                          Business of FloridaFirst Bank

General

         We provide retail banking services, with an emphasis on one- to four-family residential mortgage loans, home equity loans and lines of credit and consumer loans as well as certificates of deposit, checking accounts and savings accounts. In addition, we originate commercial real estate loans and offer checking accounts and other credit facilities to businesses within our market area.

         We attract deposits from the general public and use these deposits primarily to originate loans and to purchase investment securities. The principal sources of funds for our lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal sources of our income is interest on loans and investment securities. The principal expense is interest paid on deposits and FHLB advances.

Market Area and Competition

         We operate seven offices in Polk County and two offices in Manatee County. Polk County is in central Florida and Manatee County is located in west central Florida. In 1999, there were approximately 710,000 residents and 283,000 households within our primary market areas. Polk County had an estimated 1999 population of 465,000 and includes Lakeland and Winter Haven among its most populous cities. We operate primarily in those two cities. Polk County is positioned for continued growth as it is located between the rapidly developing counties of Orange (Orlando) and Hillsborough (Tampa). Manatee County had an estimated 1999 population of 245,000 and includes Bradenton and Palmetto as its most populous cities. We operate five offices in Lakeland, two in Winter Haven and two in Bradenton.

         The Polk County economy has depended on the citrus and phosphate mining industries for a long time. These industries remain strong and are continuing to grow through capital investment. The citrus industry however, remains vulnerable to severe weather conditions and increased competition, both domestic and international. In addition, the economy has diversified and has strengthened the area's business development. Polk County is home to the largest privately owned employer in the state, a grocery chain that operates over 575 stores in four states. Because of Polk County's location in central Florida between Orlando and Tampa and its accessibility to major interstate highways, Polk County is considered a major distribution location and has become a home for large transportation and distribution companies and related warehousing and supplies operations. The weather conditions, affordable labor pool and lifestyle amenities have attracted other major employers in the insurance servicing area and a variety of other industries.

         Manatee County is situated southwest of Polk County and just south of Tampa and St. Petersburg, Florida. Manatee and neighboring Sarasota County have experienced growth rates among the highest in the nation over the past several years. Local economies have been supported primarily by the services industry (which includes tourism). However, recent efforts have resulted in diversification into light manufacturing operations.

         Based on deposits at June 30, 1999, we ranked sixth among FDIC insured financial institutions operating in Polk County. We are the only remaining thrift institution based in Polk County and had a deposit market share of 7.1%. The Company ranked tenth in Manatee County among 22 FDIC insured financial institutions and had a deposit market share of 1.9%. The deposit markets in both of these counties are dominated by large regional banks that are headquartered outside of Florida.

         Our market area can be characterized as a market with moderate incomes, increasing wealth, and strong population growth, representing an attractive market that can be served by a community financial institution such as us.

         We face strong competition in attracting deposits, which are its primary source of funds for lending, and in the origination of real estate, commercial and consumer loans. Our competition for deposits and loans historically has come from local and regional commercial banks and credit unions located in our market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for investor funds from mutual fund accounts, short-term money funds and corporate and government securities.

         We compete for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for our customers. We offer consumer banking services such as checking and savings accounts, certificates of deposit, retirement accounts, overdraft protection, and consumer and mortgage loans. We also provide drive-up facilities and offers a debit card program. We have installed automated teller machines at all branches during the past year. The emphasis on outstanding service differentiates us in our competition for deposits. We offer overall market rates on deposits. Although we are the largest locally based financial institution in terms of deposit share in our primary market area, many of our regional commercial banking competitors offer a broader array of services and products.

Lending Activities

         General. We primarily originate one- to four-family residential real estate loans, commercial loans, commercial real estate loans, consumer loans and other loans. Consumer loans consist primarily of direct and indirect automobile loans, home equity loans and lines of credit, and other consumer purpose loans. Our commercial real estate loans consist primarily of mortgage loans secured by small commercial office/retail space, warehouses and small and medium sized apartment buildings.

         Loan   Portfolio   Composition.   The  following   tables  present  the
composition of our loan portfolio by loan category at the dates indicated.

                        At June 30,                                        At September 30,
                      ---------------  --------------------------------------------------------------------------------------------
                            2000            1999              1998               1997               1996               1995
                      ---------------  ----------------  ----------------  -----------------  -----------------  -----------------
                      Amount  Percent  Amount   Percent  Amount   Percent  Amount    Percent  Amount    Percent  Amount    Percent
                      ------  -------  ------   -------  ------   -------  ------    -------  ------    -------  ------    -------
                                                                               (Dollars in thousands)
Type of
Loans:
-------------
Mortgage loans:
Residential:
  Permanent .....   $295,857    65.4% $276,115    65.6% $244,667    68.3% $256,742    69.3% $247,609      73.7% $206,415      77.1%
  Construction ..     29,652     6.5    32,974     7.8    27,311     7.6    22,350     6.0    19,778       5.9     9,729       3.6
Multi-family ....      6,802     1.5     5,787     1.4     4,464     1.2     4,154     1.1     4,564       1.4     5,510       2.1
Commercial
  real estate (1)     27,045     6.0    21,157     5.0    17,217     4.8    12,282     3.3     8,562       2.5     4,260       1.6
Land ............     12,011     2.7     9,548     2.3     6,796     1.9     6,153     1.7       779        .2       629        .2
Consumer Loans:
  Home equity
    loans(2) ....     25,769     5.7    22,545     5.4    13,137     3.7    18,310     4.9    18,361       5.5    18,396       6.9
  Auto loans ....     42,892     9.5    42,181    10.0    34,795     9.7    43,504    11.7    30,911       9.2    19,307       7.2
  Other .........     12,638     2.7    10,318     2.5     9,959     2.8     7,415     2.0     5,311       1.6     3,586       1.3
                    --------   -----  --------   -----  --------   -----  --------   -----  --------     -----  --------     -----
Total loans .....    452,666   100.0%  420,625   100.0%  358,346   100.0%  370,910   100.0%  335,875     100.0%  267,832     100.0%
                               =====             =====             =====             =====               =====               =====
Less:
  Loans in
    process(3)...     16,948            19,774            17,013            12,589            12,072               5,060
  Deferred loan
    fees and
    unearned
    interest.....         --                --               159               137                91                 195
  Allowance for
    loan losses..      3,226             2,941             2,564             2,633             2,385               1,902
                    --------          --------          --------          --------          --------            --------
Total loans, net.   $432,492          $397,910          $338,610          $355,551          $321,327            $260,675
                    ========          ========          ========          ========          ========            ========

--------------------
(1) Includes commercial loans of $2.1 million in 2000, $1.4 million in 1999, $1.1 million in 1998 and $218,000 in 1997 which were not secured by real estate.
(2)  Includes home equity lines of credit.
(3)  Relates to construction loans.

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of our loan portfolio at June 30, 2000. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less.

                                                Commercial   Home      Auto and
                                       Multi-   Real Estate  Equity     Other
                          Residential  family    and Land    Loans     Consumer    Total
                          ----------- --------   --------    ------   ----------  --------
                                                    (In thousands)
Amounts Due:
Within 1 Year ..........   $ 63,591   $    202   $  9,972   $    132   $  1,735   $ 75,632
                           --------   --------   --------   --------   --------   --------

After 1 year:
  1 to 3 years .........     18,141      2,242      3,566      1,138     12,819     37,906
  3 to 5 years .........     17,683      2,592      7,567      2,951     29,657     60,450
  5 to 10 years ........     12,051      1,020     11,240     10,398      8,733     43,442
  10 to 20 years .......     73,837        341      6,017     11,150      2,586     93,931
  Over 20 years ........    140,206        405        694         --         --    141,305
                           --------   --------   --------   --------   --------   --------

Total due after one year    261,918      6,600     29,084     25,637     53,795    377,034
                           --------   --------   --------   --------   --------   --------
Total amount due .......   $325,509   $  6,802   $ 39,056   $ 25,769   $ 55,530   $452,666
                           ========   ========   ========   ========   ========   ========

         The following table sets forth the dollar amount of all loans at June 30, 2000 due after June 30, 2001, which have pre-determined interest rates and which have floating or adjustable interest rates.


                                                    Floating or
                                  Fixed Rates       Adjustable Rates   Total
                                  -----------       ---------------- ---------
                                                    (In thousands)
Residential.......................   $217,668            $44,250      $261,918
Multi-family......................      4,357              2,243         6,600
Commercial real estate and land...     27,532              1,552        29,084
Home equity.......................     25,637                 --        25,637
Auto and other consumer...........     53,795                 --        53,795
                                     --------            -------      --------
  Total...........................   $328,989            $48,045      $377,034
                                     ========            =======      ========

         Residential Lending. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our market area. We generally originate one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring private mortgage insurance. We will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, private mortgage insurance for the borrower is required on the amount financed in excess of 80%. We originate fixed rate and adjustable rate loans for retention in our portfolio. A mortgage loan originated by us, whether fixed rate or adjustable rate, can have a term of up to 30 years. Adjustable rate loans limit the periodic interest rate adjustment and the minimum and maximum rates that may be charged over the term of the loan.

         The majority of our one- to four-family residential loans (both fixed rate and adjustable rate) are underwritten in accordance with Fannie Mae guidelines, regardless of whether they will be sold in the secondary market. Substantially all of our residential mortgages include "due on sale" clauses, which gives us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property   appraisals  on  real  estate   securing  our   single-family
residential loans are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We obtain title insurance policies on all first mortgage real estate loans originated. Borrowers generally advance funds, with each monthly payment of principal and interest, to a loan escrow account from which we make disbursements for such items as real estate taxes and hazard insurance premiums and mortgage insurance premiums as they become due.

         Construction Lending. We are an active lender in the construction of one- to four- family homes. The residential construction loans are made both to individual homeowners for the construction of their primary residence and to local builders for the construction of pre-sold houses or houses that are being built for speculative purposes.

         As of June 30, 2000, 80% of all our residential construction loans were made to individual homeowners. After the home is constructed, the loan terms are modified to terms that apply to permanent residential loans. The underwriting guidelines for the construction to permanent loans are the same as the permanent loans, but additional construction administration procedures and inspections are followed during the construction process to assure that satisfactory progress is being made prior to funding the construction draw requests.

         Construction lending is generally considered to involve a higher degree of credit risk than long term financing of residential properties. Our risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property after the project is completed prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

         We limit our exposure for construction loans made to local builders through periodic credit analysis on the individual builder and a series of inspections throughout the construction phase. In addition, we limit the amount and number of loans made to an individual builder for the construction of pre-sold and speculative houses based on the financial strength of the builder. At June 30, 2000, approximately 20% of our construction loans are to local builders.

         Commercial Real Estate and Other Loans. We originate commercial real estate mortgage loans and loans on multi-family dwellings and developed and undeveloped land. Undeveloped land includes acquisition and development loans. At June 30, 2000, such loans were approximately $6.1 million. Our commercial real estate mortgage loans are primarily permanent loans secured by improved property such as office buildings, retail stores, commercial warehouses and apartment buildings. The terms and conditions of each loan are tailored to the needs of the borrower and based on the financial strength of the project and any guarantors. The average loan size is approximately $186,000 and typically are made with fixed rates of interest with five to ten year maturities, at which point the loan is repaid or the terms and conditions are renegotiated. Essentially all originated commercial real estate loans are within our market area and all are within the State of Florida. Our largest commercial real estate loan had a balance of $1.6 million on June 30, 2000 and was secured by a commercial warehouse building. See also "Loans to One Borrower." Typically, commercial real estate loans are originated in amounts up to 80% of the appraised value of the mortgaged property.

          Commercial real estate, multi-family and land loans generally have a significantly greater risk than that which is involved with single family real estate lending. The repayment of these loans typically depends on the successful operations and income stream of the commercial real estate and the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Commercial Banking. To accomplish our mission to become a full service community bank, we have expanded our products and services offerings to the small to medium size businesses within our market area. Experienced personnel have been added within the past year and we plan to hire additional personnel over the next few years to assist in reaching our objectives. New sales call programs, credit analysis guidelines, loan grading systems, technology upgrades and new products and services either have been implemented or are in the process of implementation. We plan to satisfy not only the borrowing needs of new prospective business customers, but plan to have the full complement of deposit services and customer services related to the checking, savings, and cash management needs of these businesses.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property with a value that tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which is likely to be dependent upon the general economic environment).  Our  commercial  business  loans are  sometimes,  but not always, secured by business assets, such as accounts receivable, equipment and inventory, as well as real estate. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

         We recognize the generally increased risks associated with commercial business lending. Our commercial business lending policy emphasizes (1) credit file documentation, (2) analysis of the borrower's character, (3) analysis of the borrower's capacity to repay the loan, (4) adequacy of the borrower's capital and collateral, and (5) evaluation of the industry conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of our credit analysis. We plan to expand our commercial business lending, subject to market conditions.

         We generally obtain annual financial statements from borrowers for commercial business loans. These statements are analyzed to monitor the quality of the loan. As of June 30, 2000, the commercial business loans ranged from $5,000 to $345,000, with an average committed balance outstanding of $32,000. All such loans are current and have performed in accordance with their terms.

         Consumer Loans. Consumer loans consist primarily of direct and indirect auto loans and home equity loans and credit lines. To a lesser extent, we originate unsecured lines of credit, loans secured by savings accounts and other consumer loans. Consumer loans are originated in our market area and generally have maturities of up to 10 years. For savings account loans, we will lend up to 90% of the account balance.

         Consumer loans have a shorter term and generally provide higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

          Consumer loans entail greater risks than one- to four-family residential mortgage loans, particularly, consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In such cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections depend on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Even for consumer loans secured by real estate, the risk to us is greater than that inherent in the single family loan portfolio in that the security for consumer loans is generally not the first lien on the property and ultimate collection of amounts due may depend on whether any value remains after collection by a holder with a higher priority than us. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans after a default.

         At June 30, 2000, 61% of our automobile loans outstanding were loans originated through local automobile dealerships. Although this type of lending generally carries a greater risk factor, we have experienced personnel to handle this type of lending. The dealer arrangements are limited primarily to a few local dealers where long term relationships have been established and the loans acquired typically are those made to higher credit quality borrowers.

         The underwriting standards employed by us for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. As of June 30, 2000, our largest aggregation of loans to one borrower was $4.9 million, consisting of 17 loans secured primarily by commercial warehouses, in the Lakeland, Florida area. Our second largest aggregation of loans to one borrower was $3.9 million, consisting of five loans secured by commercial warehouses and development. At June 30, 2000, all such loans were current and were within our legal lending limit to one borrower of $7.8 million.

         Loan Solicitation and Processing. Our customary sources of mortgage loan applications include repeat customers, walk-ins, and referrals from home builders and real estate brokers. Commercial customer relationships are developed through the officer call program and from referrals developed through the branch network.

         After receiving a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, our staff analyzes the loan applications and the property involved. Officers and lenders are granted lending authority based on the loan types that they work with and their level of experience. Generally, an officers' loan committee approves loans exceeding individual authorities, with the Executive Committee approving loans between $500,000 and $1 million, and the full Board of Directors approving loans in excess of $1 million.

         Loan applicants are promptly notified of our decision by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged to us, tax escrow and the notice of requirement of insurance coverage to be maintained to protect our interest. We require title insurance on first mortgage loans and fire and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan.

         Loan Commitments. We generally grant commitments to fund fixed and adjustable-rate single family mortgage loans for periods of 60 days at a specified term and interest rate. The total amount of our commitments to extend credit as of June 30, 2000 was $1.5 million.

         Loan Origination and Other Fees. In addition to interest earned on loans, we may charge loan origination and commitment fees for originating or purchasing certain loans. Since most loans are originated without points being charged, we have assessed customers certain fees related to underwriting and document preparation. We believe these fees are just slightly above the costs to originate the loans. Therefore, the net deferred fees are minimal and deferrals have an immaterial effect on operating results. We also receive other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.

Non-performing Loans and Problem Assets

         Collection Procedures. Our collection procedures generally provide that when a loan is 15 days delinquent, the borrower is notified. If the loan becomes 30 days delinquent, the borrower is sent a written delinquent notice requiring payment. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency. As to mortgage loans, if the borrower is unable to cure the delinquency or reach a payment agreement with us within 90 days, we will institute foreclosure actions. If a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold or otherwise disposed of by us. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses.

         As to commercial related loans, the main thrust of our collection efforts is through telephone contact and a sequence of collection letters. If we are unable to resolve the delinquency within 90 days or in some situations shorter time periods, we will pursue all available legal remedies. Our commercial lenders are required to evaluate each assigned account on a case-by-case basis, within the parameters of our policies.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than 90 days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At June 30, 2000, we had $629,000 of loans that were held on a non-accrual basis; and $109,000 in other non-performing assets consisting primarily of repossessed vehicles.

Non-Performing Assets. The following table provides information regarding the our non-performing loans and other non-performing assets as of June 30, 2000 and the end of each of the last five fiscal years. As of each of the dates indicated, we did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118.

                                                 At
                                              June 30,                      At September 30,
                                              --------    ----------------------------------------------------
                                                2000        1999       1998       1997        1996      1995
                                              --------    --------    -------    -------    --------    ------
                                                                      (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Residential .............................   $    534    $    581    $   445    $ 1,624    $    654    $  605
  Multi-family ............................         --          --         --         --          --        --
  All other mortgage loans ................         50         103         --        491         491       584
Consumer loans:
  Home equity loans .......................         --          --         --         --          --        --
  Other consumer ..........................         45         146        391        199          39        17
                                              --------    --------    -------    -------    --------    ------
Total .....................................   $    629    $    830    $   836    $ 2,314    $  1,184    $1,206
                                              ========    ========    =======    =======    ========    ======

Accruing loans which are contractually
past due 90 days or more:
Mortgage loans:
  Residential .............................   $     --    $     --    $    --    $    --    $     --      $ --
  Multi-family ............................         --          --         --         --          --        --
  All other mortgage loans ................         --          --         --         --          --        --
Consumer loans:
  Home equity and second mortgages ........         --          --         --         --          --        --
  Other consumer ..........................         --          --         --         --          --        --
                                              --------    --------    -------    -------    --------    ------
Total .....................................   $     --    $     --    $    --    $    --      $   --    $   --
                                              ========    ========    =======    =======    ========    ======
Total non-performing loans ................   $    629    $    830    $   836    $ 2,314    $  1,184    $1,206
                                              ========    ========    =======    =======    ========    ======

Real estate owned .........................   $     --    $     15    $   403    $    67    $      8    $  337
                                              ========    ========    =======    =======    ========    ======
Other non-performing assets ...............   $    109    $    188    $    91    $   104    $     42    $   11
                                              ========    ========    =======    =======    ========    ======
Total non-performing assets ...............   $    738    $  1,033    $ 1,330    $ 2,485    $  1,234    $1,554
                                              ========    ========    =======    =======    ========    ======
Total non-performing loans to net loans ...        .15%        .21%       .25%       .65%        .37%      .46%
                                              ========    ========    =======    =======    ========    ======
Total non-performing loans to total assets         .11%        .17%       .20%       .49%        .27%      .28%
                                              ========    ========    =======    =======    ========    ======
Total non-performing assets to total assets        .13%        .21%       .32%       .53%        .28%      .36%
                                              ========    ========    =======    =======    ========    ======

         The increase in non-accrual loans during the year ended September 30, 1997 was attributable primarily to $698,000 in residential construction loans which were placed in non-accrual status after the builder declared bankruptcy. During the year ended September 30, 1998, we foreclosed on and sold the properties securing the loans which consisted of six individual houses. During fiscal year 1998, we also resolved foreclosure and counterclaim litigation relating to a $491,000 loan secured by a retail strip shopping center. In connection with the settlement of this litigation, we received payments totaling $348,000 from the borrower and charged off the remainder of our investment. As a result of these events, total non-performing assets declined to $1.3 million at September 30, 1998 from $2.5 million at September 30, 1997. There were no unusual or significant items that existed as of September 30, 1999 or occurred during fiscal 1999.

         During the nine months ended June 30, 2000, approximately $17,000 of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current according to the original loan agreements for the entire period. This amount was not included in FloridaFirst Bancorp's interest income for the period.

         Classified Assets. Management, in compliance with regulatory guidelines, has instituted an internal loan review program whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation allowance for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, an allowance equal to 100% of the loan balance is required to be established or the loan is to be charged-off. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered substandard if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a loss allowance is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management. In addition, each loan that exceeds $500,000 and each group of loans to one borrower that exceeds $500,000 is monitored more closely due to the potentially greater losses from such loans.

         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At June 30, 2000 the classified assets were (in thousands):


       Special mention..............          $1,806
       Substandard..................           1,210
       Doubtful.....................              --
                                              ------
            Total...................          $3,016
                                              ======

         At June 30, 2000, FloridaFirst Bank had two loans, each with balances of $450,000 or more, which had been adversely classified. The first, which is classified as substandard, is secured by undeveloped land located in Polk County, Florida. A recent appraisal of the property indicated that the loan was not adequately protected by the value of the collateral that resulted from the expiration of favorable zoning. At June 30, 2000, this loan was current as to principal and interest payments. The second loan, which is classified as special mention, is secured by a self-storage facility located in Polk County, Florida. Vacancy rates have negatively impacted the property's cash flow and, accordingly, have affected the borrower's ability to repay the loan. Subsequent to June 30, 2000, this loan was placed on non-accrual and a foreclosure action was commenced. As of June 30, 2000 the aggregate carrying balances of these two loans was $1.0 million.

         Allowance for Loan Losses and REO. We segregate the loan portfolio for loan losses into the following categories: residential real estate, multi-family real estate, commercial real estate, commercial loans, land loans, home equity loans and lines of credit, automobile loans (including both direct and dealer originated loans) and other consumer loans. We provide for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based on historical analyses and other factors. A portion of the allowance is calculated for inherent losses which exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors that do not lend themselves to exact mathematical calculations such as:

o      trends in delinquencies and nonaccruals;
o      trends in volume, terms and portfolio mix;
o      new credit products;
o      changes in lending policies and procedures;
o      changes in the outlook for the local, regional and national economy; and
o      peer group comparisons.

         At least quarterly, management evaluates the need to establish an allowance against losses on loans and other assets based on estimated losses on specific loans and on any real estate held for sale or investment when a finding is made that a loss is estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters:

o      the estimated market value of the underlying collateral of problem loans;
o      prior loss experience;
o      economic conditions; and
o      overall portfolio quality.

         Provisions for losses are charged against earnings in the period they are established. We had $3.2 million in allowances for loan losses at June 30, 2000.

         While we believe we have established our existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to significantly adjust our allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause us to significantly increase our allowance for loans losses, therefore negatively affecting our financial condition and earnings.

         In making loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

         During fiscal1999, our net charge-offs decreased to $163,000 from $474,000 in 1998. The higher level of charge-offs in 1998 related primarily to loans to two borrowers. One loan was secured by a small shopping center that we have been litigating for several years. Final resolution and repayment of the loan occurred in 1998 and we incurred a loss approximating $140,000. Another large charge-off involved loans made to a local builder for the construction of single family houses. We foreclosed on the properties and recognized a charge-off of $64,000 in 1998. See further discussion of these loans under "Non-Performing Assets."

         It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, we maintain a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to our allowance for loan losses at or for the periods ended on the dates indicated:

                                                 At
                                               June 30,                               At September 30,
                                             ----------    ------------------------------------------------------------------
                                                 2000          1999          1998          1997          1996          1995
                                              ---------     ---------     ---------     ---------     ---------     ---------
                                                                           (Dollars in thousands)
Allowance balance (at beginning of period)    $   2,941     $   2,564     $   2,633     $   2,385     $   1,902     $   1,902
                                              ---------     ---------     ---------     ---------     ---------     ---------
Provision for loan losses .................         450           540           405           317           600            75
                                              ---------     ---------     ---------     ---------     ---------     ---------
Charge-offs:
  Residential .............................          --           (37)         (218)          (19)          (70)          (55)
  Commercial real estate ..................          --            --          (146)          (12)           --            --
  Consumer ................................        (201)         (214)         (110)          (38)          (49)          (20)
                                              ---------     ---------     ---------     ---------     ---------     ---------
Total charge-offs .........................        (201)         (251)         (474)          (69)         (119)          (75)
Recoveries ................................          36            88            --            --             2            --
                                              ---------     ---------     ---------     ---------     ---------     ---------
Net (charge-offs) recoveries ..............        (165)         (163)         (474)          (69)         (117)          (75)
                                              ---------     ---------     ---------     ---------     ---------     ---------
Allowance balance (at end of period) ......   $   3,226     $   2,941     $   2,564     $   2,633     $   2,385     $   1,902
                                              =========     =========     =========     =========     =========     =========

Total loans outstanding ...................   $ 432,492     $ 397,910     $ 338,610     $ 355,551     $ 321,327     $ 260,675
                                              =========     =========     =========     =========     =========     =========
Average loans outstanding .................   $ 418,269     $ 368,513     $ 339,218     $ 339,992     $ 288,901     $ 261,259
                                              =========     =========     =========     =========     =========     =========
Allowance for loan losses as a percent of
   total loans outstanding ................         .75%          .74%          .76%          .74%          .74%          .73%
                                              =========     =========     =========     =========     =========     =========
Net loans charged off as a percent of
   average loans outstanding ..............         .04%          .04%          .14%          .02%          .04%          .03%
                                              =========     =========     =========     =========     =========     =========


         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation allowance applicable to the entire loan portfolio.

                     At June 30,                                           At September 30,
                  ----------------  ---------------------------------------------------------------------------------------------
                        2000              1999              1998                1997               1996                1995
                  ----------------  -----------------  ---------------    -----------------  -----------------  -----------------
                            Percent            Percent          Percent              Percent
                              of                 of               of                   of                 of
                             Total              Total            Total                Total              Total              Total
                  Amount     Loans  Amount      Loans  Amount    Loans    Amount      Loans  Amount      Loans  Amount      Loans
                  ------     -----  ------      -----  ------    -----    ------      -----  ------      -----  ------      -----
                                                                          (Dollars in thousands)

At end of
period
allocated to:
Residential ...   $1,825      71.9% $1,689       73.4% $1,564       75.9% $1,523       75.3% $1,491       79.6% $1,301       71.2%
Multi-family ..       51       1.5      37        1.4      33        1.2      31        1.1      34        1.4      41        3.4
Commercial
real estate
  and land ....      426       8.7     289        7.3     206        6.7     251        5.0     234        2.7      56        3.8
Consumer ......      924      17.9     926       17.9     761       16.2     828       18.6     626       16.3     504       21.6
                  ------     -----  ------     ------  ------     ------  ------     ------  ------     ------  ------     ------
Total allowance   $3,226     100.0% $2,941      100.0% $2,564      100.0% $2,633      100.0% $2,385      100.0% $1,902      100.0%
                  ======     =====  ======     ======  ======     ======  ======     ======  ======     ======  ======     ======


Investment Activities

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies (including securities collateralized by mortgages), certain certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

         We maintain liquid assets which may be invested in specified short-term securities and certain other investments. Liquidity levels may be increased or decreased depending on the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in our loan origination and other activities. At June 30, 2000, we had an investment securities portfolio of $103.6 million (18.2% of total assets), which has grown significantly since September 30, 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Financial Condition at June 30, 1999 and September 30, 1999 and Comparison of Financial Condition at September 30, 1999 and 1998."

         Investment Policies. Our investment policy, which was established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing our lending activities. The policy provides for available for sale, held to maturity and trading classifications. However, we do not currently use a trading classification and do not anticipate doing so in the future. The policy permits investments in high credit quality instruments with diversified cash flows while permitting us to maximize total return within the guidelines set forth in our interest rate risk and liquidity management policy. Permitted investments include but are not limited to U.S. Government obligations, government agency or government-sponsored agency obligations, state, county and municipal obligations, mortgage-backed securities and collateralized mortgage obligations guaranteed by government or government-sponsored agencies, investment grade corporate debt securities, and commercial paper. We also invest in FHLB overnight deposits and federal funds, but these instruments are not considered part of the investment portfolio.

         The policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in high risk mortgage derivative products (as defined within its policy) without prior approval from the Board of Directors. Management must demonstrate the business advantage of such investments. In addition, the policy limits the maximum amount of the investment in a specific investment category. We do not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, we generally do not invest in securities which are not rated as investment grade.

         The Board through its Investment and Asset Liability Committee ("ALCO") has charged the Chief Financial Officer to implement the policy. All transactions are reported to the Board of Directors monthly, with the entire portfolio reported quarterly, including market values and unrealized gains (losses).

         Investment Securities. We maintain a portfolio of investment securities, classified as either available for sale or held to maturity, to enhance total return on investments. At June 30, 2000, our investment securities included U.S. government agency obligations with varying characteristics as to rate, maturity and call provisions, corporate bonds, and municipal bonds. Callable agency securities, representing 77% of our U.S. government agency obligations at June 30, 2000, could reduce our investment yield if these securities are called prior to maturity.

         Mortgage-backed Securities. We invest in mortgage-backed securities to provide earnings, liquidity, cash flows, and diversification to our overall balance sheet. These mortgage-backed securities are classified as either available for sale or held to maturity. These securities are participation certificates issued and guaranteed by the Government National Mortgage Association ("GNMA"), the FNMA and the Federal Home Loan Mortgage Corporation ("FHLMC") and secured by interest in pools of mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities secured by single-family mortgages.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the security holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         Collateralized Mortgage Obligations ("CMOs"). We also invest in CMOs, issued or sponsored by FNMA, FHLMC or private issuers. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in CMOs allows us to moderate reinvestment risk resulting from unexpected prepayment activity associated with conventional mortgage-backed securities. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

         Corporate Bonds. Corporate bonds (including asset-backed securities) generally have long-term maturities, but include call provisions at earlier dates (generally after seven to ten years). The call provisions usually contain a premium price to exercise the call feature. We have invested in these longer maturity bonds and securities with fixed rates of interest to provide higher yields to protect part of our assets from the possible decline in interest rates over the life of the bond. Although interest rates may rise over the life of these securities, management believes these securities provide a good complement to those assets (loans and investments) which are subject to periodic principal repayments and payoffs before contractual maturities.

         Municipal Bonds. Municipal bonds have maturities from 12 to 20 years with premium call provisions after seven to ten years. These bonds are exempt from federal income taxes and, therefore, have lower stated interest rates. All municipal bonds owned by the bank have fixed rates of interest. The yields included in the investment tables reflect the tax equivalent yields for the municipal bonds.

         Other Securities. Other securities owned by us, but not necessarily included in the investment portfolio, consist of equity securities, interest-bearing deposits and federal funds sold. Equity securities owned consist of a $7.5 million investment in FHLB of Atlanta common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of Atlanta, ownership of FHLB of Atlanta common shares is required. The remaining securities provide diversification and complement our overall investment strategy.

         The following table sets forth the carrying value of our investment securities portfolio at the dates indicated.

                                               At June 30,         At September 30,
                                               -----------  ------------------------------
                                                   2000       1999       1998       1997
                                                 --------   --------   --------   --------
                                                               (In thousands)
Securities Held to Maturity:
 U.S. government agency securities ...........   $  1,000   $  4,000   $  8,998   $ 27,993
 Collateralized mortgage obligations .........      8,687      8,724      9,738      9,819
                                                 --------   --------   --------   --------
 Total securities held to maturity ...........      9,687     12,724     18,736     37,812
                                                 --------   --------   --------   --------

Securities available for sale (at fair value):
 U.S. government agency securities ...........     19,204     20,513     24,711     31,126
 Collateralized mortgage obligations .........     18,257      7,420      3,229         --
 Mortgage-backed securities ..................     30,260     28,316     14,285      5,635
 Corporate bonds .............................     17,010      6,718         --         --
 Municipal bonds .............................      9,220      5,185         --         --
                                                 --------   --------   --------   --------
 Total securities available for sale .........     93,951     68,152     42,225     36,761
                                                 --------   --------   --------   --------

 Total .......................................   $103,638   $ 80,876   $ 60,961   $ 74,573
                                                 ========   ========   ========   ========

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities (or repricing terms for variable rate securities) of our investment securities portfolio at June 30, 2000.

                                                                 At June 30, 2000
                           --------------------------------------------------------------------------------------------------------
                           One Year or Less  One to Five Years  Five to Ten Years   More than Ten Years Total Investment Securities
                           ----------------- ----------------- -------------------- ------------------- ---------------------------
                           Carrying  Average Carrying  Average Carrying     Average  Carrying Average   Carrying  Average  Market
                            Value     Yield    Value    Yield    Value       Yield    Value    Yield     Value     Yield    Value
                           -------   -------  -------  -------  -------     -------  -------  -------   -------   -------  ------
                                                                     (Dollars in thousands)
Securities held
---------------
to maturity:
-----------

U.S. government agency
   securities ...........  $  1,000   5.51%   $    --      --%  $     --        --% $    --        --% $  1,000    5.51% $  1,000

Collateralized mortgage
   obligations ..........     8,687   6.33         --      --         --        --       --        --     8,687    6.33     8,348

Securities available
--------------------
for sale:
--------

U.S. government agency
   securities ...........        --     --      7,181    6.04     10,082      6.98    1,940      8.00    19,204    6.74    19,204

Collateralized mortgage
   obligations ..........        --     --         --      --      2,057      7.44   16,201      7.61    18,257    7.59    18,257

Mortgage-backed
  securities ............     5,233   6.45         --      --      4,804      6.20   20,223      7.40    30,260    7.04    30,260

Corporate bonds .........        --     --      4,396    6.88      3,789      8.08    8,825      8.60    17,010    8.06    17,010

Municipal bonds .........        --     --         --      --         --        --    9,220      7.68     9,220    7.68     9,220
                           --------           -------           --------            -------            --------          --------
  Total .................  $ 14,920   6.32%   $11,577    6.36%  $ 20,732      7.05% $56,409      7.71% $103,638    7.23% $103,299
                           ========   ====    =======    ====   ========      ====  =======      ====  ========    ====  ========

Sources of Funds

         General. Deposits are the major source of our funds for lending and other investment purposes. Borrowings (principally from the FHLB) are used to compensate for reductions in the availability of funds from other sources. In addition to deposits and borrowings, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and mortgage- backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions.

         Deposits. We offer a variety of deposit accounts, although a majority of deposits are in fixed-term, market-rate certificate accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Our current deposit products include certificate accounts ranging in terms from 90 days to five years as well as checking, savings and money market accounts. Individual retirement accounts (IRAs) are included in these accounts, depending on the customers investment preference.

         Deposits are obtained primarily from residents of Polk and Manatee Counties. We attract deposit accounts by offering outstanding service, competitive interest rates, and convenient locations and service hours. We use traditional methods of advertising to attract new customers and deposits, including radio, cable television, direct mail and print media advertising. We do not utilize the services of deposit brokers and management believes that an insignificant number of deposit accounts are held by non-residents of Florida.

         We pay interest on our deposits which are competitive in our market. Interest rates on deposits are set weekly by senior management, based on a number of factors, including:

          o    projected cash flow;
          o a current survey of a selected group of competitors' rates for similar products;
          o    external data which may influence  interest rates;
          o    investment opportunities and loan demand; and
          o    scheduled   certificate   maturities   and  loan  and  investment
               repayments.

         Because of the large percentage of certificate accounts in the deposit portfolio (71.1% at June 30, 2000), our liquidity could be reduced if a significant amount of these accounts, maturing within a short period of time, were not renewed. A significant portion of the certificate accounts remain with us after they mature and we believe that this will continue. However, the need to retain these accounts could result in an increase in our cost of funds.

         The following table sets forth the certificate accounts classified by interest rate as of the dates indicated.

                          At
                       June 30,          At September 30,
                       --------   ------------------------------
                         2000       1999       1998       1997
                       --------   --------   --------   --------
                                   (In thousands)

Interest Rate
4.00 - 4.99% ......    $ 30,267   $112,560   $ 31,676   $  9,293
5.00 - 5.99% ......     114,810     79,323    166,610    228,331
6.00 - 6.99% ......     102,647     47,903     60,964     92,676
7.00 - 7.99% ......       6,569      2,032      2,132      2,696
                       --------   --------   --------   --------
  Total ...........    $254,293   $241,818   $261,382   $332,996
                       ========   ========   ========   ========


         The following table sets forth the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2000.


                                                                  Certificates
Maturity Period                                                    of Deposits
---------------                                                    -----------
                                                                  (In thousands)
Within three months...................................                 $12,158
Three through six months..............................                   9,185
Six through twelve months.............................                  15,780
Over twelve months....................................                  18,510
                                                                       -------
                                                                       $55,633
                                                                       =======

         The following table sets forth the amount and maturities of certificate accounts deposits at June 30, 2000.


                                           Amount Due
                    -----------------------------------------------------------
                                                          After
                    June 30,      June 30,    June 30,    June 30,
Interest Rate         2001          2002        2003        2003        Total
-------------       --------       ------      ------      ------      ------
                                      (In thousands)
4.00-4.99%.......   $ 26,722      $ 2,152     $   245     $ 1,148     $ 30,267
5.00-5.99%.......     82,892       22,055       6,914       2,949      114,810
6.00-6.99%.......     53,058       30,820       8,845       9,924      102,647
7.00-7.99%.......        423        6,027          --         119        6,569
                    --------      -------     -------     -------     --------
  Total             $163,095      $61,054     $16,004     $14,140     $254,293
                    ========      =======     =======     =======     ========

         Borrowings. Deposits are the primary source of funds of our lending and investment activities and for its general business purposes. We, as the need arises or in order to take advantage of funding opportunities, may borrow funds in the form of advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by our stock in the FHLB and a portion of our residential mortgage loans and may be secured by other assets (principally securities which are obligations of or guaranteed by the U.S. Government). We typically have funded loan demand and investment opportunities out of current loan and mortgage-backed securities repayments, investment maturities and new deposits. However, in recent years we have utilized FHLB advances to supplement these sources and as a match against certain assets in order to better manage interest rate risk. The following table sets forth the maximum month-end balance and the average balance of FHLB advances for the periods indicated.

                                                               During the Nine              During the Year
                                                                Months Ended                     Ended
                                                                  June 30,                    September 30,
                                                          ------------------------       -----------------------
                                                              2000          1999           1999           1998
                                                            --------      --------       --------      --------
                                                                              (In thousands)
Maximum amount of short-term borrowings
outstanding at any month end:
  Advances from FHLB................................        $149,100       $60,000        $87,600       $21,000
Approximate average short-term borrowings
outstanding with respect to:
  Advances from FHLB................................        $121,193       $39,373        $49,510        $2,647
  Approximate weighted average rate paid on:
  Advances from FHLB................................            5.72%         4.85%          4.82%         5.10%

Personnel

         As of June 30, 2000 we had 155 full-time employees and 9 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Legal Proceedings

         From time to time, we are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans, and other issues incident to our business. There were no lawsuits pending or known to be contemplated against us at June 30, 2000 that would have a material effect on our operations or income.

Properties

         Our corporate offices are located at 205 East Orange Street in Lakeland, Florida. We conduct our business through nine offices, which are located in Polk and Manatee Counties in Florida. The following table sets forth the location of each of our offices, the year the office was opened and the net book value (in thousands) of each office and its related equipment.

                                      Year facility                  Net book
                                       opened or        Leased or    value at
          Building/Office Location     acquired           owned    June 30, 2000
          ------------------------     --------           -----    -------------
Downtown/Corporate Headquarters          1957             Owned        $2,043
Branch Offices:
     Grove Park                          1961             Owned           358
     Highlands                           1972             Owned           591
     Interstate                          1985             Owned           465
     Winter Haven North                  1978             Owned           537
     Winter Haven South                  1995             Owned           895
     West Bradenton                      1989             Owned           767
     Cortez (Bradenton)                  1972             Leased(1)       104
     Scott Lake                          1997             Owned           594
Operations Center                        1964             Owned           276
Residential Lending Office               1999             Leased           10
New branch/land                                                         1,184(2)
Other projects in progress                                                424(2)


-----------------------
(1) This is a five-year lease that terminates December 31, 2003, but has two three-year renewal options.
(2) In fiscal 2001 and 2002, FloridaFirst Bank plans to open approximately three de novo branches in Polk and Manatees Counties, Florida. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Nine Months Ended June 30, 2000 and June 30, 1999 -- Other Expenses."

         As of June 30, 2000, the net book value of land, buildings, furniture and equipment owned by us, less accumulated depreciation, totaled $8.2 million.

         In March 1999, FloridaFirst Bank sold a former branch site. In connection with the sale of this property, FloridaFirst Bank agreed to indemnify the purchaser for the costs of obtaining closure with state environmental authorities regarding the necessity of further remediation of certain environmental contamination on the sites due to outside sources. FloridaFirst Bancorp has deferred a $190,000 gain on the sale of this property pending resolution of this matter and does not currently anticipate that it will incur additional material expense associated with the sale of this property.

                                   Regulation

         Set forth below is a brief description of certain laws relating to the regulation of FloridaFirst Bancorp, Inc. and FloridaFirst Bank after the proposed reorganization. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Financial Modernization Legislation

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "GLB Act"), which repealed the prohibitions against bank affiliations with securities and insurance firms. The GLB Act authorizes qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The GLB Act defines financial in nature to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities, and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

         The GLB Act repeals the "unitary savings and loan holding company exemption" from the restrictions imposed by the Home Owners' Loan Act on the business activities of savings and loan holding companies. However, the GLB Act grandfathers from this provision companies that were already unitary savings and loan holding companies before May 4, 1999 or that result from an internal reorganization of such preexisting unitary holding companies. Grandfathered unitary savings and loan holding companies have no restrictions on their activities at the holding company level. However, non-grandfathered unitary savings and loan holding companies may engage in only banking, securities, insurance and merchant banking activities permitted for financial holding companies under the GLB Act. We will be a grandfathered unitary savings and loan holding company upon completion of the conversion and reorganization.

         The GLB Act imposes significant new financial privacy obligations and reporting requirements on all financial institutions, including federal savings associations. Specifically, the statute, among other things, will require financial institutions (a) to establish privacy policies and disclose them to customers both at the commencement of a customer relationship and on an annual basis and (b) to permit customers to opt out of a financial institution's disclosure of financial information to nonaffiliated third parties. The federal financial regulators have promulgated final regulations implementing these provisions, which will become effective July 1, 2001.

         The GLB Act also enacts significant changes to the Federal Home Loan Bank System. The GLB Act expands the permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri-businesses. In addition, the GLB Act makes membership in a regional Federal Home Loan Bank voluntary for federal savings associations.

Regulation of FloridaFirst Bancorp, Inc.

         General. Upon completion of the proposed reorganization, FloridaFirst Bancorp, Inc. will register as a savings and loan holding company with the OTS. FloridaFirst Bancorp, Inc. will be required to file reports with the OTS and will be subject to supervision and periodic examination by the OTS. In addition, the OTS will have enforcement authority over FloridaFirst Bancorp, Inc. and any non-savings institution subsidiaries. The OTS can restrict or prohibit activities that it determines to be a serious risk to FloridaFirst Bancorp, Inc. This regulation is intended primarily for the protection of the depositors and not for the benefit of you, as stockholders of FloridaFirst Bancorp, Inc.

         Activities Restrictions. Because FloridaFirst Bancorp, the current mid-tier holding company, was a unitary savings and loan holding company prior to May 4, 1999, FloridaFirst Bancorp, Inc. will become a grandfathered unitary savings and loan holding company under the GLB Act following the proposed reorganization. Therefore, there will generally be no restrictions on the business activities of FloridaFirst Bancorp, Inc. or those of its any non-savings institution subsidiaries. However, if FloridaFirst Bank were to fail to meet the Qualified Thrift Lender Test, then FloridaFirst Bancorp, Inc. would become subject to the activities restrictions of the Home Owners' Loan Act applicable to multiple holding companies. See "Regulation of FloridaFirst Bank -- Qualified Thrift Lender Test."

         If FloridaFirst Bancorp, Inc. were to acquire control of another savings association, it would lose its grandfathered status under the GLB Act and its business activities would be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, certain activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of FloridaFirst Bancorp, Inc. or FloridaFirst Bank unless the company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. FloridaFirst Bancorp, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or company by merger, consolidation or purchase of its assets. In evaluating an application for FloridaFirst Bancorp, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of FloridaFirst Bancorp, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

Regulation of FloridaFirst Bank

         General. As a federally chartered, SAIF-insured savings association, FloridaFirst Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. FloridaFirst Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate allowance for loan losses.

         The OTS regularly examines FloridaFirst Bank and prepares reports to FloridaFirst Bank's board of directors on deficiencies, if any, found in its operations. FloridaFirst Bank's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of FloridaFirst Bank's mortgage documents.

         FloridaFirst Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on FloridaFirst Bancorp, Inc. and FloridaFirst Bank, and their operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund (the "BIF") insures the deposits of commercial banks and the SAIF ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The FDIC has set the deposit insurance assessment rates for SAIF-member institutions for the first six months of 2000 at 0% to .027% of insured deposits on an annualized basis, with the assessment rate for most savings institutions set at 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% of total adjusted assets for all other thrifts, and (3) risk-based capital equal to 8% of total risk-weighted assets. For FloridaFirst Bank's compliance with these regulatory capital standards, see "Historical and Pro Forma Capital Compliance."

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 and core capital are defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and nonmortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "nonincludable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital is comprised of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion

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

of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings institution's risk-based capital is reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet assets and the credit-equivalent amount of each off-balance- sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and FloridaFirst Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as FloridaFirst Bank, must file an application or a notice with the OTS at least 30 days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulation.

         FloridaFirst Bank will be required to file a capital distribution notice or application with the OTS before paying any dividend to FloridaFirst Bancorp, Inc. However, capital distributions by FloridaFirst Bancorp, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in

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

specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. FloridaFirst Bank met the QTL test as of June 30, 2000 and in each of the last 12 months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including FloridaFirst Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch by FloridaFirst Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS. FloridaFirst Bank received a "satisfactory" overall rating in its most recent CRA examination.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowing payable in one year or less. Depending on economic conditions and savings flows of all savings institutions, the OTS can vary the liquidity requirement from time to time between 4% and 10%. Monetary penalties may be imposed on institutions for liquidity requirement violations.

         Federal Home Loan Bank System. FloridaFirst Bank is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, FloridaFirst Bank is required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting

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

the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non- personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                                    Taxation

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. Prior to certain changes to the Code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks" (the average adjusted bases of all assets of such institution equals $500 million or less) were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between (1) the percentage of taxable income method and, (2) the experience method, for determining the annual addition to their bad debt reserve. This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation, because thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method (rather than the experience method) to determine their deductible addition to their bad debt reserves.

         The Code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Now only thrift institutions that are treated as small banks under the Code may continue to account for bad debts under the reserve method; however such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must now use the specific charge-off method.

         The revisions to the Code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the excess of (1) the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996, over (2) the balance

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

of such reserves as of the close of its last taxable year beginning before January 1, 1988 ("pre-1988 reserves"). FloridaFirst Bancorp will be required to recapture $350,000 of applicable excess reserve.

         In addition, all thrift institutions must continue to keep track of their pre-1988 reserves because this amount remains subject to recapture in the future under the Code. A thrift institution such as FloridaFirst Bank, would generally be required to recapture into its taxable income its pre-1988 reserves in the case of certain excess distributions to, and redemptions of FloridaFirst Bancorp's stockholders and in the case of a reduction in FloridaFirst Bancorp's outstanding loans when comparing loans currently outstanding to loans outstanding at the end of the base year. For taxable years after 1995, FloridaFirst Bancorp will continue to account for its bad debts under the reserve method. The balance of FloridaFirst Bancorp's pre- 1988 reserves equaled $5.8 million.

         FloridaFirst Bancorp may exclude from its income 100% of dividends received from FloridaFirst Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         FloridaFirst Bancorp's federal income tax returns for the last five tax years have not been audited by the IRS.

State Taxation

         FloridaFirst Bancorp files Florida income tax returns. For Florida income tax purposes, savings institutions are presently taxed at a rate equal to 5.5% of taxable income which is calculated based on federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations). FloridaFirst Bancorp also for Florida income tax purposes reflects a credit for Florida intangible taxes paid, if applicable.

         FloridaFirst Bancorp's state tax returns have not been audited for the past five years.

                    Management of FloridaFirst Bancorp, Inc.

         We  consist  of  the  same   individuals  who  serve  as  directors  of
FloridaFirst Bank. Our articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three -year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion.

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

                         Management of FloridaFirst Bank

Directors and Executive Officers

         The Bylaws requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of six members, each of whom also serves as a director of FloridaFirst Bancorp MHC and FloridaFirst Bancorp.

         The following table sets forth information with respect to the directors and executive officers, all of whom will continue to serve in the same capacities after the conversion and reorganization.

                                      Age at                                                               Current
                                     June 30,                                            Director           Term
             Name                      2000                      Position                Since(1)          Expires
------------------------------- -------------------  --------------------------------  -------------       -------
Gregory C. Wilkes                       52           President, Director                   1995             2000
Llewellyn N. Belcourt                   68           Director                              1989             2001
Stephen A. Moore, Jr.                   58           Director                              1998             2001
Nis H. Nissen, III                      59           Chairman of the Board                 1996             2002
G.F. Zimmermann, III                    56           Director                              1993             2000
J. Larry Durrence                       60           Director                              2000             2000
Don A. Burdett                          54           SVP - Retail Sales and
                                                     Service
Kerry P. Charlet                        47           SVP - Chief Financial
                                                     Officer
William H. Cloyd                        43           SVP - Chief Lending
                                                     Officer
Marion Moore                            60           SVP - Deposit
                                                     Administration

-------------------
(1)      Refers to the year directors became a director of FloridaFirst Bank.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         Gregory C. Wilkes has been FloridaFirst Bank's President, Director and Chief Executive Officer since 1995. From 1990 to 1995, Mr. Wilkes was employed by Home Federal Savings Bank in Rome, Georgia, where he served as President, Director and Chief Executive Officer. He currently serves as the Chairman of Lakeland Chamber of Commerce and also serves as a board member for the Lakeland Chamber of Commerce, Lakeland Rotary Club, Polk Theatre, the YMCA, the Salvation Army, the Florida Southern College President's Council, and the Lakeland Regional Hospital Foundation. In addition, Mr. Wilkes is the elected director for the State of Florida for the FHLB of Atlanta and is a member of the board of the Florida Bankers Association and board and faculty member of the Florida School of Banking.

         Llewellyn N. Belcourt has been a Director of FloridaFirst Bank since 1989. Mr. Belcourt is a shareholder, Director and Vice President of Carter, Belcourt & Atkinson, P.A., an accounting firm located in Lakeland, Florida. He is Treasurer and a Board member of the Community Foundation of Greater Lakeland and Finance Committee Chairman and a Board member of the Lakeland Regional Medical Center Foundation.

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

         Stephen A. Moore, Jr. has been a Director of FloridaFirst Bank since February 1998. Mr. Moore is President, Director and majority stockholder of Moore Business Service, Inc., an accounting firm located in Lakeland, Florida. He has been with Moore Business Service, Inc. since 1974. Mr. Moore is also a member of the Lakeland Rotary Club, a Director and officer of the Central Florida Speech & Hearing Center, and a Board member of the Polk Community College Foundation.

         Nis H. Nissen, III has been a Director of FloridaFirst Bank since 1996. Mr. Nissen is President and Chief Executive Officer of Nissen Advertising, Inc., an advertising and public relations firm located in Lakeland, Florida that he has been affiliated with since 1971. He also is a member of the Rotary Club, a Director of the Central Florida Speech & Hearing Center, a Director of Crimestoppers of Polk County, Vice Chairman of the Public Information Committee, Community Foundation of Lakeland, a member of the Fine Arts Council of the Florida Southern Foundation of Lakeland, and a member of the Board of Governors of Florida Southern College.

         G.F. Zimmermann, III has been a Director of FloridaFirst Bank since 1993. Mr. Zimmermann is President and majority stockholder of Zimmermann Associates, Inc., a building design firm located in Lakeland, Florida, which he has been with since 1974. He has been active with the Salvation Army, the Kiwanis Club of Lakeland, the Lakeland Kiwanis Foundation and the Chamber of Commerce. He also has served as a member of the Habitat for Humanity Board of Directors, the City of Lakeland Civil Service Board, the Pension Board, the Arbitration Board and the Lakeland Regional Medical Center Community Board.

         J. Larry Durrence was elected a Director of the Bank on January 28, 2000. Dr. Durrence is President of Polk Community College with campuses in Polk County, Florida. He is active with the United Way, Polk Museum of Art, Volunteers in Service to the Elderly, Polk Economic Education Council, Polk Leadership & Learning Academy, Polk County Workforce Development Board, Polk County Career/Technical Education Task Force, AACC Commission on Economic Workforce Development, and Heart Fund Walk.

Executive Officers Who Are Not Directors

         Don A. Burdett joined FloridaFirst Bank as Senior Vice President of Retail Banking in November 1998. Prior to joining FloridaFirst Bank, Mr. Burdett served as a market executive and held various sales management positions at Barnett Bank from 1979 to 1998. Mr. Burdett has completed various graduate banking programs during his career. Mr. Burdett has held leadership positions in the Clearwater Chamber of Commerce, Suncoast Junior Achievement, Eastlake Optimist and has participated in both the Leadership Manatee and Leadership Lakeland Programs.

         Kerry P. Charlet has been Chief Financial and Operations Officer of FloridaFirst Bank since March 1998. Prior to joining FloridaFirst Bank, Mr. Charlet served in various positions from 1986 to 1994 at Florida Bank, FSB, including Executive Vice President and Chief Financial Officer. He was also employed by AmSouth Bank of Florida from 1995 to 1998, where he served as Senior Vice President and Chief Financial Officer. Mr. Charlet has also served as an officer and committee chairman for the Gator Bowl Association, Chairman of Payment Systems Network, and president and board member of various youth basketball organizations.

         William H. Cloyd has been Chief Lending Officer of FloridaFirst Bank since January 1998. Previously, Mr. Cloyd was Senior Vice President of Sun Trust Bank Mid-Florida, N.A. He has also been active with the United Way, the Lakeland North Rotary Club, the Lakeland Chamber of Commerce, and has served as Chairman of the Lakeland Downtown Development Authority.

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

         Marion  L.  Moore   serves  as  Senior   Vice   President   of  Deposit
Administration for FloridaFirst Bank and Mr. Moore has been employed at FloridaFirst Bank since 1984. He has also been active with the Rotary Club, the Boy Scouts of America, the Lakeland Chamber of Commerce and the Winter Haven Chamber of Commerce.

Meetings and Committees of the Board of Directors of FloridaFirst Bancorp

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended September 30, 1999, the board of directors held 13 regular meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended September 30, 1999. In addition to other committees, as of September 30, 1999, FloridaFirst Bancorp had a Nominating Committee, a Compensation Committee, and an Audit Committee. The committees of FloridaFirst Bancorp will become the committees of FloridaFirst Bancorp, Inc.

         The Nominating Committee consists of the Board of Directors. The Nominating Committee, which is not a standing committee, met once during the 1999 fiscal year.

         The Compensation Committee is comprised of Directors Belcourt, Nissen and Zimmermann. This standing committee meets annually to review the compensation of the chief executive officer. The Committee met once during the 1999 fiscal year.

         The Audit Committee consists of Directors Belcourt, Durrence and Moore. The Audit Committee meets at least semi-annually and meets with its independent certified public accountants to review the results of the annual audit and other related matters. The audit committee met two times during the year ended September 30, 1999.

Director Compensation

         During 1999 each director was paid a fee of $1,000 for each board meeting attended and each director emeritus was paid $667 per board meeting. The chairman of the board receives an additional $1,500 fee for each board meeting. Each non-management director was paid $200 for each committee meeting attended. The total fees paid to the directors for the year ended September 30, 1999 were approximately $162,200.

         In addition, FloridaFirst Bank has adopted a Directors Consultant and Retirement Plan ("D.P.") for all directors following retirement and completion of at least 10 years of service. If a director agrees to become a consulting director to our board after retirement, he or she will receive a monthly payment equal to the Board fee in effect at the date of retirement for a period of 120 months. Benefits under our D.P. will begin after a director's retirement. If there is a change in control, all directors will be presumed to have not less than 10 years of service and each director will receive a lump sum payment equal to the present value of future benefits payable. During fiscal 1999, there were no payments by FloridaFirst Bank under the D.P. Plan.

         On October 19, 1999 (the "effective date of grant"), under the 1999 Stock Option Plan ("Option Plan") and RSP, each director was awarded stock options and RSP shares. Under the Option Plan, each director was granted options to purchase shares of common stock at $8.50 per share. Under the RSP, each director was awarded shares of common stock. Option shares and RSP shares are exercisable at the rate of 20% per year commencing one year from the effective date of grant. Under the Option Plan and RSP,

Mr. Wilkes received 63,785 options and 27,038 RSP shares. All non-employee directors (except Mr. Durrence) each received 10,800 options and 4,635 RSP shares. In accordance with the RSP, dividends are paid on shares awarded or held in the RSP.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned, for services rendered during the fiscal years ended September 30, 1999 and 1998, by our chief executive officer, chief financial officer and chief lending officer, who were the only executive officers to receive compensation in salary and bonus in excess of $100,000 for the year ended September 30, 1999.

                                                           Annual Compensation(1)(2)
                                                 -------------------------------------------------
                                     Fiscal                                         Other Annual        All Other
Name and Principal Position          Year          Salary($)       Bonus($)        Compensation($)    Compensation($)
---------------------------          ----          ------          -----           ------------       ---------------
Gregory C. Wilkes, President         1999          185,400          3,875              13,000            132,999(3)
and Chief Executive Officer          1998          164,500          2,400              13,000                 --
Kerry P. Charlet, Senior Vice        1999          113,125         22,838                  --             44,786(4)
President and Chief Financial        1998           61,875             --                  --                 --
Officer
William H. Cloyd, Senior Vice        1999          102,500         11,659                  --             42,787(5)
President and Chief Lending          1998           68,700             --                  --                 --
Officer

-----------------
(1)  All compensation set forth in the table was paid by FloridaFirst Bank.
(2) Does not include shares of restricted stock or options to purchase shares of Common Stock that were awarded on October 19, 1999. For Mr. Wilkes and a description of the awards, see "Directors Compensation." Mr. Charlet received 32,500 options and 18,000 restricted stock shares. Mr. Cloyd received 25,000 options and 15,000 restricted stock shares.
(3) Includes $59,000 related to an accrual under the SERP; approximately 1,300 shares of Common Stock scheduled to be allocated under the ESOP as of September 30, 1999 with a market value as of September 30, 1999 of $8.38 per share; $4,162 in FloridaFirst Bancorp matching funds in the 401(k) Retirement Plan (employee contributions are included in salary); and $58,437 from a lump sum distribution of FloridaFirst Bank's terminated pension plan.
(4) Includes $33,000 related to an accrual under the SERP; approximately 975 shares of Common Stock scheduled to be allocated under the ESOP as of September 30, 1999 with a market value as of September 30, 1999 of $8.38 per share; and $3,236 in company matching funds in the 401(k) Retirement Plan (employee contributions are included in salary).
(5) Includes $33,000 related to an accrual under the SERP; approximately 810 shares of Common Stock scheduled to be allocated under the ESOP as of September 30, 1999 with a market value as of September 30, 1999 of $8.38 per share; and $2,662 in company matching funds in the 401(k) Retirement Plan (employee contributions are included in salary).

         Employment Agreements. FloridaFirst Bank has entered into separate employment agreements with Mr. Wilkes, Mr. Charlet and Mr. Cloyd. Messrs. Wilkes', Charlet's and Cloyd's current base salaries under their employment agreements are $200,000, $132,000 and $120,000, respectively. Messrs. Wilkes' and Charlet's employment agreements have a term of three years, while Mr. Cloyd's agreement has a term of two years. The agreements may be terminated by FloridaFirst Bank for "just cause" as defined in the agreement. If FloridaFirst Bank terminates any of these three individuals without just cause, they will be entitled to a continuation of their salary from the date of termination through the remaining term of the agreement, but in no event for a period of less than one year. The employment agreements contain a provision stating that after Messrs. Wilkes', Charlet's or Cloyd's employment is terminated in connection with any change in control, the individual will be paid a lump sum amount equal to 2.99 times his five-year average annual taxable cash compensation. If payments had been made under the agreements as of June 30, 2000, the payments would have equaled approximately $1,250,000.

         Supplemental Executive Retirement Plan ("SERP"). FloridaFirst Bank has implemented a SERP for the benefit of Messrs. Wilkes, Charlet and Cloyd. The SERP will provide benefits at age 65 that would be comparable to approximately 83% of the benefits that would have accrued under the terminated Pension Plan after retirement at age 65. If a participant terminates employment prior to age 65, then the target retirement benefits will be reduced. The accumulated deferred compensation account for each participant will be payable to such participant at anytime following termination of employment after attainment of age 55, the death or disability of the participant, or termination of employment following a change in control of FloridaFirst Bank whereby FloridaFirst Bank or its parent company is not the resulting entity. For the fiscal year ended September 30, 1999, Messrs. Wilkes, Charlet and Cloyd had accrued SERP benefits of approximately $47,000, $26,000, and $26,000, respectively, and such benefits for the individuals were not vested.

         Employee Stock Ownership Plan. FloridaFirst Bank maintains an employee stock ownership plan as part of its retirement benefit program. The ESOP holds 183,808 shares of Common Stock for allocation to employees over the next nine years. Presently, the ESOP has a debt of $1,838,080 payable to the FloridaFirst Bancorp related to the purchase of such Common Stock. As part of the reorganization, the ESOP anticipates purchasing an additional 218,983 shares representing 8.0% of the shares to be offered for sale at the mid-point of the range. Such stock purchase will be financed with a loan from us in the amount of $2,189,830, in addition to our refinancing the existing ESOP debt of $1,838,080. The stock held by the ESOP will be allocated to ESOP participants over the next 10 years as contributions are made by FloridaFirst Bank to this retirement plan. At present, FloridaFirst Bank anticipates contributing approximately $400,000 annually plus interest to the ESOP. Benefits under the ESOP will vest immediately upon a change of control of the FloridaFirst Bancorp, Inc. or FloridaFirst Bank.

Stock Benefits

         1999 Stock Option Plan. In October 1999, the shareholders of FloridaFirst Bancorp approved a plan authorizing the issuance of up to 270,385 shares of common stock upon the exercise of stock options that may be granted to directors, officers and employees. Such options shall be adjusted for the Exchange Ratio.

         Restricted Stock Plan. In October 1999, the shareholders of FloridaFirst Bancorp approved a restricted stock bonus plan authorizing the issuance of up to 108,154 shares of common stock to directors, officers and employees. Such stock awards vest over a five-year period. At June 30, 2000, 53,244 shares have been purchased in the market by FloridaFirst Bank and FloridaFirst Bank intends to purchase the remaining 50,275 shares in the market after completion of the conversion and reorganization. The actual number of shares purchased after the conversion and reorganization will vary based upon the exchange ratio applied to the minority shares of FloridaFirst Bancorp.

Benefits to be considered following completion of the reorganization

         2001 Stock Option Plan. We intend to submit for shareholder approval, no earlier than six months after the completion of the conversion, the 2001 stock option plan for directors, officers and employees of FloridaFirst Bank and FloridaFirst Bancorp, Inc. If approved by the shareholders, the 2001 stock option plan will reserve 10% of the shares sold in the offering to be issued when options granted to directors, officers, and employees are exercised. Ten percent of the shares issued in the offering would amount to 232,687 shares, 273,729 shares, 314,795 shares or 362,017 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the 2001 stock option plan until the date on which shareholder approval is received.

         The exercise price of the options granted under the 2001 stock option plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the 2001 stock option plan is adopted within one year following the offering, options will vest at a rate of 20% at the end of each 12 months of service with the FloridaFirst Bank after the date of grant. Options granted under the 2001 stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability, and if the 2001 stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement or a change in control of the FloridaFirst Bank or FloridaFirst Bancorp, Inc. Under OTS rules, if the 2001 stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no nonemployee director may receive more than 5% of the awards under the plan, and all nonemployee directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

         The 2001 stock option plan would be administered by a committee of nonemployee members of our board of directors. Options granted under the 2001 stock option plan to employees may be "incentive" stock options, designed to result in a beneficial tax treatment to the employee but no tax deduction to us. Non-qualified stock options may also be granted to employees under the 2001 stock option plan, and will be granted to the nonemployee directors who receive stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

         2001 Restricted Stock Plan. We also intend to submit for shareholder approval, no earlier than six months after the completion of the conversion, the 2001 restricted stock plan. The 2001 restricted stock plan is designed to encourage directors, officers and employees to continue their service with the FloridaFirst Bank by giving them an ownership interest in FloridaFirst Bancorp, Inc. If approved by shareholders, the 2001 restricted stock plan will reserve 4% of the shares sold in the offering or 93,075 shares, 109,491 shares, 125,918 or 144,807 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In the event the 2001 restricted stock plan is adopted more than one year following the completion of the conversion, it would reserve up to 4% of the shares sold in the offering for awards to officers, directors, and employees. The officers, directors, and employees will be awarded common stock under the 2001 restricted stock plan without having to pay cash for the shares. No awards would be made under the 2001 restricted stock plan until the date on which shareholder approval is received.

         Awards under the 2001 restricted stock plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. Under OTS rules, if the 2001 restricted stock plan is adopted within one year following the conversion, the shares which are subject to an award would vest at a rate of 20% at the end of each full 12 months of service with FloridaFirst Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death or disability, and if the 2001 restricted stock plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement or a change in control of us or FloridaFirst Bank. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as defined in the 2001 restricted stock plan), shares not already delivered would be forfeited. Under OTS rules, if the 2001 restricted stock plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no nonemployee director may receive more than 5% of the awards under the plan, and all nonemployee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

         The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Code to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for us. If the 2001 restricted stock plan is adopted within one year following the conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the 2001 restricted stock plan is adopted within one year following the conversion, shares not yet vested will be voted by the trustee of the 2001 restricted stock plan, taking into account the best interests of the award recipients. If the 2001 restricted stock plan is adopted more than one year following the conversion, dividends declared on unvested shares will be distributed to the recipient when paid, and the recipient will be entitled to vote the unvested shares.

Beneficial Ownership of FloridaFirst Bancorp Common Stock

         The following table includes, as of June 30, 2000, information as to FloridaFirst Bancorp common stock beneficially owned by all directors and named executive officers of FloridaFirst Bancorp, and by all directors and executive officers as a group.


 Name and Address                             Amount of Shares Owned and                     Percent of Shares of
of Beneficial Owners                          Nature of Beneficial Ownership          Common Stock Outstanding
--------------------                          ------------------------------          ------------------------
Beneficial Owners of More Than 5%:

FloridaFirst Bancorp, MHC                           3,049,024                                57.0% (1)
205 East Orange Street
Lakeland, Florida  33801-4611

Directors:
Llewellyn N. Belcourt                                   5,000 (3)(5)                           --  (2)(6)
J. Larry Durrence                                         200 (5)                              --  (2)(6)
Stephen A. Moore, Jr.                                  24,000 (3)                             1.0  (2)
Nis H. Nissen, III                                     25,000 (3)                             1.1  (2)
Gregory C. Wilkes                                      30,480 (3)(4)                          1.3  (2)
G. F. Zimmermann, III                                  12,000 (3)(5)                           --  (2)(6)

Named Executive Officers Who
Are Not Directors:
Kerry P. Charlet                                       21,276 (3)(4)(5)                        --  (2)(6)
William H. Cloyd                                        6,064 (3)(4)                           --  (2)(6)

Total shares beneficially owned by
all Directors and Executive Officers
as a group (10 persons)                               131,333 (3)(4)(5)                       2.5% (2)

-------------------------
(1)  Based on 5,347,297 shares outstanding.
(2)  Based on 2,298,273 shares held by persons other than  FloridaFirst  Bancorp
     MHC.
(3) The share amounts exclude stock options and restricted stock shares since such awards are not exercisable or vested within 60 days of June 30, 2000. See "Director's Compensation" and "Executive Compensation."
(4) For Messrs. Wilkes, Charlet and Cloyd the amount of shares owned include the following number of shares under FloridaFirst Bank's employee stock ownership plan: 1,480, 1,276 and 1,064, respectively.
(5) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Excludes 183,800 unallocated shares held by the ESOP and also excludes 53,244 shares previously awarded but presently subject to forfeiture held by FloridaFirst Bank's RSP over which certain directors, as trustees to the ESOP and the RSP, respectively, exercise shared voting and investment power. Such individuals serving as trustees disclaim beneficial ownership with respect to such shares.
(6)  Less than 1.0% of the shares outstanding.

Certain Relationships And Related Transactions

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any subsidiary involving more than $60,000 (other than through a loan) during the nine months ended June 30, 2000 and the year ended September 30, 1999. Furthermore, FloridaFirst Bank had no "interlocking" relationships in which (1) any executive officer is a member of the board of directors of another entity, one of whose executive officers are a member of FloridaFirst Bank's board of directors, or where (2) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the FloridaFirst Bank's board of directors.

         FloridaFirst Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

Subscriptions By Executive Officers And Directors.

         The table below sets forth, for each of FloridaFirst Bancorp, Inc. directors and executive officers the following information.

          (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of FloridaFirst Bancorp common stock as of June 30, 2000;

          (2)  the  proposed   purchases  of   subscription   shares,   assuming
               sufficient  shares are available to satisfy their  subscriptions;
               and

          (3) the total amount of FloridaFirst Bancorp, Inc. common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. Because of limitations on the purchase of subscription shares, directors and executive officers may be precluded from purchasing subscription shares if the offering is sold at the maximum or the maximum, as adjusted, of the offering range. See "The Conversion--Limitations on Common Stock Purchases."


                                                             Proposed Purchases of                      Total Common Stock
                                                              Conversion Stock(1)                              Held
                                                   -----------------------------------       ------------------------------------
                                 Number of
                                   Exchange
                                 Shares to be
            Name                  Held(2)(3)          Number of Shares      Amount($)        Number of Shares       % of Total(4)
---------------------------- --------------------  ---------------------- ------------       ---------------------- -------------
Gregory C. Wilkes                  27,356                  20,000            200,000                 47,356
Llewellyn N. Belcourt               4,488                   1,000             10,000                  5,488
Stephen A. Moore, Jr.              21,540                  20,000            200,000                 41,540
Nis H. Nissen, III                 22,438                  20,000            200,000                 42,438
G. F. Zimmermann, III              10,770                   1,000             10,000                 11,770
J. Larry Durrence                     180                     500              5,000                    680
Don A. Burdett                      1,436                   1,000             10,000                  2,436
Kerry P. Charlet                   19,095                  10,000            100,000                 29,095
William H. Cloyd                    5,442                   2,500             25,000                  7,942
Marion Moore                        4,488                   1,000             10,000                  5,488
                                  -------                  ------            -------                -------            -------
         Total                    117,233                  77,000            770,000                194,233                4.0
                                  =======                  ======            =======                =======            =======

-------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the offering.
(2) Does not include shares underlying options and shares of restricted stock. Such option shares and restricted stock are not exercisable within 60 days of June 30, 2000. See "Beneficial Ownership of Common Stock."
(3) Does not include stock options and awards that may be granted under FloridaFirst Bancorp, Inc.'s 2001 stock option plan and 2001 restricted stock plan if these plans are approved by stockholders at an annual meeting or special meeting of shareholders at least six months following the conversion.
(4)  Less than 1.0% of the shares outstanding.

                       Comparison of Stockholders' Rights

General

         As a result of the conversion, holders of FloridaFirst Bancorp common stock will become stockholders of FloridaFirst Bancorp, Inc., a Florida corporation. There are certain differences in stockholder rights arising from distinctions between FloridaFirst Bancorp's federal charter and bylaws and our articles of incorporation and bylaws and from distinctions between laws applicable to federally chartered savings institutions and holding companies and laws applicable to Florida corporations.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather as a summary of the material differences and similarities affecting the rights of stockholders. The discussion herein is qualified in its entirety by reference to our articles of incorporation and bylaws and the Florida Business Corporation Act. See "Additional Information" for procedures for obtaining a copy of our articles of incorporation and bylaws.

         Authorized Capital Stock. Our authorized capital stock consists of 80,000,0000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, no par value. FloridaFirst Bancorp's authorized capital stock consists of 18,000,000 shares of common stock and 2,000,000 shares of preferred stock, par value $.10 per share. The shares of our common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our Board of Directors with flexibility to effect, among other transactions, financing, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by our Board of Directors, consistent with their fiduciary duty, to deter future attempts to gain control of us. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         Issuance of Capital Stock. Pursuant to applicable laws and regulations, FloridaFirst Bancorp MHC is required to own not less than a majority of the outstanding FloridaFirst Bancorp common stock. There will be no such restriction applicable to the ownership of our common stock following consummation of the conversion.

         Our  articles  of  incorporation  do not  contain  restrictions  on the issuance of shares of capital stock to directors, officers or controlling persons of us, whereas FloridaFirst Bancorp's federal stock charter restricts such issuance to general public offerings or, if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock-related compensation plans, such as stock option plans, could be adopted by us without stockholder approval and shares of our capital stock could be issued directly to directors or officers without stockholder approval. The bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

         Voting Rights. Neither FloridaFirst Bancorp's federal stock charter or bylaws nor our articles of incorporation or bylaws currently provide for cumulative voting in elections of directors. For additional information regarding voting rights, see "--Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         Payment of Dividends. The ability of FloridaFirst Bancorp to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings institutions and holding companies such as FloridaFirst Bank and FloridaFirst Bancorp. See "Regulation--Regulation of FloridaFirst Bank--Dividend and Other Capital Distribution Limitations." Although we are not subject to these restrictions on our dividends, such restrictions will indirectly affect us because dividends from FloridaFirst Bank will be our primary source of funds for the payment of dividends to our stockholders.

         Certain restrictions generally imposed on Florida corporations may also have an impact on our ability to pay dividends. Florida law generally provides that we would be prohibited from paying a dividend if, after such payment, the company would not be able to pay its debts as they became due or if the company's total assets would be less than the sum of its total liabilities plus the amount that would be required, if the company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

         Board of Directors. FloridaFirst Bancorp's federal bylaws and our articles of incorporation and bylaws each require that our Board of Directors and that of FloridaFirst Bancorp shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

         Under FloridaFirst Bancorp's bylaws, any vacancies in the Board of Directors of FloridaFirst Bancorp may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of FloridaFirst Bancorp to fill vacancies may only serve until the next annual meeting of stockholders. Under our articles of incorporation, any vacancy occurring in our Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         Limitations on Liability. Our articles of incorporation provide that our directors shall not be personally liable for monetary damages to us for certain actions as directors, except for liabilities that involve a director's willful misconduct or the director's conscious disregard for the best interest of us, the authorization of unlawful distributions, a director's receipt of an improper personal benefit from his or her position as a director or a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted us.

         Currently, federal law does not permit federally chartered holding companies such as FloridaFirst Bancorp to limit the personal liability of directors in the manner provided by Florida law and the laws of many other states.

         Indemnification of Directors, Officers, Employees and Agents. FloridaFirst Bancorp's federal charter and bylaws do not contain any provision relating to indemnification of directors and officers of FloridaFirst Bancorp. Under current Office of Thrift Supervision regulations, however, FloridaFirst Bancorp shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of FloridaFirst Bancorp or its stockholders. We are also permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, we are required to notify the Office of Thrift Supervision of our intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

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         Our officers,  directors,  agents and employees  are  indemnified  with respect to certain actions pursuant to our articles of incorporation, which complies with Florida law regarding indemnification. Florida law allows us to indemnify the aforementioned persons for expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an agent of us. No such indemnification may be given if such person is liable to the corporation for an unlawful distribution, if such person personally received a benefit to which he or she was not entitled, if such person acted with willful misconduct or a conscious disregard for the corporation's best interests in a action by the corporation or in a shareholder derivative action, or if the person's acts or omissions constituted a violation of the criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

         Special Meetings of Stockholders. Our articles of incorporation provide that special meetings of our stockholders may be called by the board of directors, a committee of the board of directors, or the holders of not less than 50% of the shares entitled to vote. FloridaFirst Bancorp's federal charter provides that special meetings of FloridaFirst Bancorp's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than a majority of the outstanding capital stock of FloridaFirst Bancorp entitled to vote.

         Stockholder Nominations and Proposals. FloridaFirst Bancorp's bylaws generally provide that stockholders may submit nominations for election of director at an annual meeting of stockholders at least five days before the date of any such meeting and may submit any new business to be taken up at such a meeting by filing such in writing with FloridaFirst Bancorp at least five days before the date of any such meeting.

         Our bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to us not less than 60 days after the end of our fiscal year. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of us and our stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of stockholders, generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

         Stockholder Action Without a Meeting. The bylaws of FloridaFirst Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Our articles of incorporation specifically deny the authority of stockholders to act without a meeting.

         Stockholder's Right to Examine Books and Records. A federal regulation applicable to FloridaFirst Bancorp provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Florida law similarly provides that a stockholder may inspect books and records if the stockholder makes a written demand in good faith and for a proper purpose that describes the requested records and the stockholder's purpose and if the records requested are directly connected to the stockholder's stated purpose.

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         Limitations  on  Acquisitions  of Voting Stock and Voting  Rights.  Our
articles of incorporation provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of such limit. FloridaFirst Bancorp's federal charter provides for a similar voting restriction on shares of common stock beneficially owned by any person in excess of 10% of the outstanding shares, but such restriction expires five years from the completion of FloridaFirst Bank's conversion from the mutual to stock form.

         Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of two-thirds of the Board of Directors of FloridaFirst Bancorp and the holders of two-thirds of the outstanding stock of FloridaFirst Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of FloridaFirst Bancorp's assets. Such regulation permits FloridaFirst Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

         (1) it does not involve an interim savings institution;

         (2) FloridaFirst Bancorp's federal stock charter is not changed;

         (3) each share of FloridaFirst Bancorp's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of FloridaFirst Bancorp after such effective date; and

         (4) either:

          (a) no shares of voting stock of FloridaFirst Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or

          (b) the authorized unissued shares or the treasury shares of voting stock of FloridaFirst Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of FloridaFirst Bancorp outstanding immediately prior to the effective date of the transaction.

         Under Florida law, mergers, consolidations and other forms of business combination must generally be approved by the vote of a majority of the outstanding shares of each class of voting stock of a corporation, unless a corporation's articles of incorporation impose a higher vote requirement. Approval by the stockholders of a Florida corporation that survives a business combination is not required under Florida law if (1) the articles of incorporation of the corporation are not amended thereby and (2) each stockholder of the surviving corporation will hold the same number of shares, with the same designations, preferences and rights, after the business combination as such stockholder had before.

         Our articles of incorporation provide that, if a merger, consolidation or sale of all or substantially all the assets of the company is approved by two-thirds of our Board of Directors, the stockholder vote required to approve such transaction will be that specified by Florida law. However, if a merger, consolidation or sale of all or substantially all the assets of us is not approved by a two-thirds vote of the Board of Directors, the articles of incorporation provide that any such transaction must be approved by the vote of at least 80% of our outstanding shares of capital stock eligible to vote.

         In addition, our articles of incorporation require the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested

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Shareholder" except in cases where the proposed transaction has been approved in advance by two-thirds of those members of our Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity, other than us or our subsidiary, which owns beneficially or controls, directly or indirectly, 20% or more of the outstanding shares of voting stock of us or an affiliate of such person or entity. This
provision  of  the   articles  of   incorporation   applies  to  any   "Business
Combination," which is defined to include, among other things, any merger, consolidation, sale of 25% or more of our assets, reclassification of the common stock or recapitalization of us with or involving an Interested Shareholder. If, however, the proposed transaction is approved in advance by two-thirds of the members of our Board of Directors who were directors before the Interested Shareholder became an Interested Shareholder, such transaction would require only the majority vote of shareholders otherwise required by Florida law.

         Our articles of incorporation require our Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by us.

         Dissenters' Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally-chartered savings institution that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally-chartered savings institution with stock which is listed on a national securities exchange or quoted on the Nasdaq Stock Market are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Stock Market or any combination of such shares of stock and cash.

         Under Florida law, our shareholders generally will not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which we are a party because the common stock is expected to be listed on the Nasdaq National Market.

         Amendment of Governing Instruments. No amendment of FloridaFirst Bancorp's federal charter may be made unless it is first proposed by the Board of Directors of FloridaFirst Bancorp, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Our articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of our common stock, except that the provisions of the articles of incorporation governing the calling of meeting of stockholders, stockholders' nominations and proposals, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, approval of certain business combinations, the evaluation of certain business combinations, elimination of directors' liability, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, each may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of our outstanding shares. This provision is intended to prevent the holders of a lesser percentage of our outstanding stock from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

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         The bylaws of FloridaFirst Bancorp may be amended by a majority vote of the full Board of Directors of FloridaFirst Bancorp or by a majority vote of the votes cast by the stockholders of FloridaFirst Bancorp at any legal meeting. Our bylaws may only be amended by a two-thirds vote of our Board of Directors or by the holders of at least 80% of our outstanding stock.

         Purpose and Takeover Defensive Effects of FloridaFirst Bancorp, Inc.'s Articles of Incorporation and Bylaws. The Board of Directors of FloridaFirst Bank believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions will also assist FloridaFirst Bank in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of us and FloridaFirst Bank and our stockholders. In the judgment of the Board of Directors, our Board will be in the best position to determine the true value of us and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in our best interest and that of our stockholders to encourage potential acquirers to negotiate directly with our Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction that is at a price reflective of our true value and that is in the best interest of all of our stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of our assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive our remaining stockholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for deregistration under the Securities Exchange Act of 1934.

         These provisions to our articles of incorporation and bylaws may also have the effect of discouraging a future takeover attempt that would not be approved by our Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of our Board of Directors and management more difficult. Our Board of Directors and the Board of FloridaFirst Bank, however, have concluded that the potential benefits outweigh the possible disadvantages.

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

         Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions or other devices regarding the acquisition of our equity securities that would be permitted for a Florida business corporation.

         The cumulative effect of the restrictions on acquisition of us contained in our articles of incorporation and bylaws and in federal and Florida law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain of our stockholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

            RESTRICTIONS ON ACQUISITION OF FLORIDAFIRST BANCORP, INC.

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes provisions of our articles of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Statutory and Regulatory Restrictions on Acquisition

         Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         In the recent past, it has been the OTS's general policy to routinely approve acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the OTS has recently proposed a regulation that would impose more stringent restrictions on the OTS's ability to approve acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. If this rule is adopted in its proposed form, it may prevent any acquisition of control of us, whether "friendly" or hostile, for at least three years after the completion of the conversion.

         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the OTS. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The OTS may prohibit an acquisition of control if: (1) it would result in a

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monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or
(3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.

FloridaFirst Bancorp Inc.'s Articles of Incorporation and Bylaws

         General. Our articles of incorporation and bylaws are available at our headquarters, 205 East Orange Street, Lakeland, Florida 33801-4611, or by writing or calling us, (our telephone number is (863) 688-6811).

         Classified Board of Directors and Related Provisions. Our Board of Directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are to be elected and it would take at least two years to elect a majority of our directors. A director may be removed only by a vote of the holders of a majority of the shares.

         Restrictions on Voting of Securities. Our articles of incorporation provide that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares, and will not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The purpose of this provision is to reduce the chance that large stockholders could challenge our management.

         Prohibition Against Cumulative Voting. Our articles of incorporation prohibit cumulative voting by stockholders in the election of directors. The absence of cumulative voting means that the holders of a majority of the shares voted may, if they so choose, elect all of the directors elected at the meeting, thus preventing a minority stockholder from obtaining representation on our Board of Directors unless the minority stockholder is able to obtain the support of a majority.

         Procedures for Certain Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of the outstanding shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of us with any "interested shareholder." If the proposed transaction has been approved in advance by two-thirds of the members of our Board of Directors who were directors prior to the time the interested shareholder became a interested shareholder, the transaction would only require the affirmative vote of at least 50% of the outstanding shares. An interested shareholder is any person who, directly or indirectly, has the right to vote or to sell 20% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders. Any amendment to this provision requires the vote of at least 80% of the shares.

         In addition to the interested shareholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the outstanding shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of us, unless the transaction is approved by two-thirds of our Board of Directors.

         Amendment to our Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by the holders of a majority of the

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shares.  Approval by at least 80% of the outstanding shares is required to amend provisions relating to restrictions on the acquisition and voting of more than 10% of the common stock; number, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; and power of indemnification.

         Our bylaws may be amended by a majority vote of our Board of Directors or by the holders of at least 80% of the outstanding shares.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our articles of incorporation and bylaws which have an anti-takeover effect. For example, our articles of incorporation authorize the issuance of up to 20 million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (our articles of incorporation authorize the issuance of up to 80 million shares of common stock), also could represent additional capital required to be purchased by the acquiror.

         Furthermore, for a period of five years after the conversion, our articles of incorporation provide that no person can directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of securities of us. In the event shares are acquired in violation of this prohibition, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 80,000,000 shares of common stock, par value $0.10 per share and 20,000,000 shares of preferred stock, no par value. We currently expect to issue in the conversion between 2,326,877 and 3,147,952 shares of common stock , subject to adjustment, and between 1,753,000 and 2,372,000, subject to adjustment, in exchange for our publicly held shares. See "Capitalization." Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also "Dividend Policy."

Voting Rights

         The holders of common stock will possess exclusive voting rights in us. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote.
See also "The Conversion - Effects of the Conversion - Voting Rights."

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of us, the holders of the common stock generally would be entitled to receive, after payment of all our debts and liabilities (including all debts and liabilities of FloridaFirst Bank), all of our assets available for distribution. See also "The Conversion - Effects of the Conversion - Liquidation Rights."

Preemptive Rights; Redemption

         Because the holders of the common stock do not have any preemptive rights with respect to any shares we may issue, the Board of Directors may sell shares of our capital stock without first offering such shares to our existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 20,000,000 shares of preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             Legal and Tax Opinions

         The legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC., Washington, D.C. Certain matters relating to state taxation will be passed upon for us by Hahn, McClurg, Watson, Griffith & Bush, P.A., Lakeland, Florida. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Muldoon, Murphy & Faucette, LLP, Washington, D.C.

                                     Experts

         The consolidated financial statements of FloridaFirst Bancorp and Subsidiary as of September 30, 1999 and 1998 and for each of the years in the three year period ended September 30, 1999 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to the Primary Parties setting forth its opinion as to the estimated pro forma market value of the common stock upon the reorganization and stock offering and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            Registration Requirements

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

                    Where You Can Find Additional Information

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         A copy of the plan of reorganization is available without charge from FloridaFirst Bank.

                          Index to Financial Statements

                              FloridaFirst Bancorp

Condensed Consolidated Statements of Financial Condition (unaudited)
     at June 30, 2000 and September 30, 1999                                         F- 1

Condensed Consolidated Statements of Earnings (unaudited) for the
     nine months ended June 30, 2000 and 1999                                        F- 2

Condensed Consolidated Statements of Cash Flows (unaudited) for the
     nine months ended June 30, 2000 and 1999                                        F- 3

Notes to Unaudited Condensed Consolidated Financial Statements                       F- 4

Consolidated Statements of Financial Condition at September 30, 1999
     and September 30, 1998                                                          F- 6

Consolidated Statements of Earnings for each of the years in the
     three-year period ended September 30, 1999                                      F- 7

Consolidated Statements of Stockholder's Equity and Comprehensive Income
     for each of the years in the three-year period ended September 30, 1999         F- 8

Consolidated Statements of Cash Flows for each of the years in the
     three-year period ended September 30, 1999                                      F- 9

Notes to Consolidated Financial Statements                                           F- 10

Independent Auditors' Report                                                         F- 31


Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Our financial statements have not been provided because we have conducted no operations.

                              FLORIDAFIRST BANCORP
            Condensed Consolidated Statements of Financial Condition
                                   (Unaudited)

                                                                    June 30,  September 30,
                                                                      2000        1999
                                                                   ---------    ---------
ASSETS
                                                                       (In thousands)
Cash and cash equivalents                                          $   5,473    $   2,598
Investment securities available for sale, at fair value               93,951       68,152
Investment securities held to maturity, market value
    $9,347 and $12,479                                                 9,687       12,724
Loans receivable, net of allowance for loan losses of
    $3,226 and $2,941                                                432,492      397,910
Premises and equipment, net                                            8,239        6,818
Federal Home Loan Bank stock, at cost                                  7,455        4,475
Other assets                                                          11,672        5,681
                                                                   ---------    ---------
                    Total assets                                   $ 568,969    $ 498,358
                                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                           $ 357,535    $ 339,224
Federal Home Loan Bank advances                                      144,025       87,600
Other borrowings                                                       3,000        4,872
Other liabilities                                                      5,046        5,325
                                                                   ---------    ---------
                    Total liabilities                                509,606      437,021
                                                                   ---------    ---------

Commitments and contingencies                                              -            -

Stockholders' equity:
    Common stock, $ .10 par value, 18,000,000 shares authorized,
         5,752,875 outstanding                                           575          575
    Additional paid-in capital                                        25,085       25,124
    Retained earnings                                                 41,586       39,037
    Treasury stock, at cost, 405,578 and -0- shares                   (3,606)        --
    Unallocated shares held by the ESOP                               (1,838)      (2,163)
    Unallocated shares held by the RSP                                  (414)        --
    Accumulated other comprehensive loss                              (2,025)      (1,236)
                                                                   ---------    ---------
                    Total stockholders' equity                        59,363       61,337
                                                                   ---------    ---------
                    Total liabilities and stockholders' equity     $ 568,969    $ 498,358
                                                                   =========    =========


See accompanying notes to unaudited condensed consolidated financial statements.

                      FLORIDAFIRST BANCORP
         Condensed Consolidated Statements of Earnings
                                   (Unaudited)

                                                           For the nine months ended
                                                                   June 30,
                                                                2000      1999
                                                               -------   -------
                                                     In thousands, except per share amounts)
Interest income:
Loans                                                          $23,894   $21,055
Investments and other                                            5,188     2,947
                                                               -------   -------
      Total interest income                                     29,082    24,002
                                                               -------   -------
Interest expense:
Deposits                                                        11,352    11,167
Federal Home Loan Bank advances and other borrowings             5,388     1,431
                                                               -------   -------
      Total interest expense                                    16,740    12,598
                                                               -------   -------
Net interest income                                             12,342    11,404
Provision for loan losses                                          450       420
                                                               -------   -------
Net interest income after provision for loan losses             11,892    10,984
                                                               -------   -------
Other income:
Fees and service charges                                         1,017       849
Gain on sale of assets                                              24       164
Other, net                                                         432       123
                                                               -------   -------
      Total other income                                         1,473     1,136
                                                               -------   -------
Other expenses:
Compensation and employee benefits                               4,744     4,322
Occupancy and equipment costs                                    1,306     1,419
Marketing                                                          382       432
Data processing costs                                              382       391
Federal insurance premiums                                          85       165
Other                                                            2,095     1,781
                                                               -------   -------
      Total other expenses                                       8,994     8,510
                                                               -------   -------
Income before income taxes                                       4,371     3,610
Income taxes                                                     1,540     1,279
                                                               -------   -------
NET INCOME                                                     $ 2,831   $ 2,331
                                                               =======   =======

Basic and diluted earnings per share (1)                       $  0.54       N/A
                                                               =======

Weighted average number of shares outstanding (1)                5,280       N/A
                                                               =======

(1) FloridaFirst converted to a stock company on April 6, 1999. Earnings per share and weighted average shares outstanding are not shown for the nine-month period ended June 30, 1999.

See accompanying notes to unaudited condensed consolidated financial statements.

                              FLORIDAFIRST BANCORP
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                  For The Nine Months
                                                                                     Ended June 30,
                                                                                     2000        1999
                                                                                 --------    --------
                                                                                   (In thousands)
Operating activities:
Net income                                                                       $  2,831    $  2,331
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
    Provision for loan losses                                                         450         420
    Depreciation                                                                      554         558
    Gain on sale of branches and related deposits                                       -        (164)
    Increase in other assets                                                       (5,335)       (906)
    Increase (decrease) in other liabilities                                           42      (5,256)
                                                                                 --------    --------
         Net cash used in operating activities                                     (1,458)     (3,017)
                                                                                 --------    --------
Investing activities:
Proceeds from calls, maturities and repayment of investment securities             16,860      23,191
Increase in loans, net                                                            (35,222)    (38,939)
Purchase of investments available for sale                                        (40,877)    (31,518)
Purchase of FHLB stock                                                             (2,980)          -
Purchases of premises and equipment                                                (2,001)       (490)
Proceeds from disposition of premises and equipment                                    26         343
                                                                                 --------    --------
         Net cash used in investing activities                                    (64,194)    (47,413)
                                                                                 --------    --------
Financing activities:
Net increase (decrease) in deposits                                                18,311     (14,636)
Net increase in FHLB advances                                                      56,425      39,000
Net decrease in other borrowings                                                   (1,872)          -
Net proceeds from the issuance of common stock                                          -      23,536
Payments to acquire treasury stock                                                 (3,606)          -
Payments to acquire shares held by the RSP                                           (449)          -
Dividends paid                                                                       (282)          -
                                                                                 --------    --------
         Net cash provided by financing activities                                 68,527      47,900
                                                                                 --------    --------
Net increase (decrease) in cash and cash equivalents                                2,875      (2,530)
Cash and cash equivalents at beginning of period                                    2,598       5,217
                                                                                 --------    --------
Cash and cash equivalents at end of period                                       $  5,473    $  2,687
                                                                                 ========    ========
Supplemental disclosure of cash flow information -
    Cash paid during the period for:
      Interest                                                                   $ 16,462    $ 12,404
                                                                                 ========    ========
      Taxes                                                                      $  1,071    $    931
                                                                                 ========    ========

Supplemental disclosure of non-cash information:
    Additions to investment in real estate acquired through foreclosure          $    190    $     76
                                                                                 ========    ========
    Change in unrealized gain (loss) on investments available for sale, net of
      deferred tax benefit of $(466) and $(574)                                  $   (789)   $ (1,039)
                                                                                 ========    ========
    Allocation of shares held by the ESOP and RSP                                $    360           -
                                                                                 ========    ========


See accompanying notes to unaudited condensed consolidated financial statements.

                              FLORIDAFIRST BANCORP
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -  BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all information necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. The results of operations for the three and nine-month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other future period. The condensed consolidated financial statements as of and for the three and nine-month periods ended June 30, 2000 include the accounts of FloridaFirst Bank (the "Bank") which became the wholly owned subsidiary of FloridaFirst Bancorp (the "Company") on April 6, 1999. The Company's business is conducted principally through the Bank.

These statements should be read in conjunction with the consolidated financial statements and related notes, which are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended September 30, 1999.



Note 2 - COMPREHENSIVE INCOME

Comprehensive income for the periods presented was as follows:

                           Three Months Ended     Nine Months Ended
                                 June 30,              June 30,
                              2000       1999       2000       1999
                           -------    -------    -------    -------
Net income                 $   968    $   940    $ 2,831    $ 2,331
Other comprehensive loss      (376)      (776)      (789)    (1,039)
                           -------    -------    -------    -------
Comprehensive income       $   592    $   164    $ 2,042    $ 1,292
                           =======    =======    =======    =======

Other comprehensive losses consisted entirely of unrealized losses, net of deferred taxes, on available for sale securities.


Note 3 - STOCK REPURCHASE PROGRAM

On October 19, 1999 the Company announced that it had received approval from the Office of Thrift Supervision ("OTS") to proceed with its planned repurchase of up to 15% of the common stock, or 405,578 shares, held by stockholders other than FloridaFirst Bancorp MHC, the Company's mutual holding company. The Company was authorized to make such repurchases from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held in treasury stock and will be available for general corporate purposes, including the exercise of stock options. The Company completed the acquisition of all 405,578 shares under the repurchase program, at an average price of $8.89, on February 28, 2000. Therefore, the weighted average number of shares outstanding for the quarter ended June 30, 2000 was reduced by the entire 405,578 shares.

On November 15, 1999 the Company received approval from the Office of Thrift Supervision ("OTS") to proceed with its planned repurchase for the FloridaFirst Bank Restricted Stock Plan ("RSP") of up to 4% of the common stock, or 108,154 shares, held by stockholders other than FloridaFirst Bancorp MHC, the Company's mutual holding company. The Company is authorized to make such repurchases from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held in trust for the participants in the RSP. As of June 30, 2000 the Company had acquired 57,879 shares under the repurchase program at an average price of $7.76. Weighted average shares outstanding were not reduced for shares acquired by the RSP since they are still considered outstanding shares, not reacquired shares.

Note 4 - EARNINGS PER SHARE

Basic earnings per share of common stock for the quarter ended June 30, 2000 has been computed by dividing net income for the period by the weighted average number of shares outstanding, which includes 3,049,024 shares held by the Company's mutual holding company, FloridaFirst Bancorp MHC. Shares of common stock purchased by the Bank's Employee Stock Ownership Plan are only considered outstanding when the shares are released or committed to be released for allocation to participants. The Company has determined that 1,803 shares per month will be added to the outstanding shares for the fiscal year ending September 30, 2000. The common stock equivalents related to the Company's stock options granted are not dilutive to earnings per share for all periods included in this report. Therefore, basic and diluted earnings per share are the same.

Note 5 - SUBSEQUENT EVENT

On July 24, 2000, the Company announced that the Company, the Bank and FloridaFirst Bancorp MHC had entered into plans of conversion and reorganization from a mutual holding company form of organization to a full stock corporation. The Company expects the transaction to be completed by December 31, 2000.

                              FLORIDAFIRST BANCORP
                 Consolidated Statements of Financial Condition
                    (Dollars in thousands, except share data)

                                                                                                   September 30,
                                                                                               1999              1998
                                                                                          ---------------   ---------------
ASSETS

Cash and cash equivalents                                                                       $  2,598          $    647
Investments available for sale, at fair value                                                     68,152            42,225
Investment securities held to maturity,
    market value of $12,479  and $18,524                                                          12,724            18,736
Loans receivable, net of allowance for loan losses
    of $2,941 and $2,564                                                                         397,910           338,610
Premises and equipment, net                                                                        6,818             6,845
Federal Home Loan Bank stock, at cost                                                              4,475             2,864
Accrued interest receivable                                                                        2,764             2,398
Other assets                                                                                       2,917             2,147
                                                                                          ===============   ===============
            TOTAL ASSETS                                                                        $498,358          $414,472
                                                                                          ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                                                    $339,224          $352,180
    Federal Home Loan Bank advances                                                               87,600            21,000
    Other borrowings                                                                               4,872            --
    Advance payments by borrowers for taxes and insurance                                          2,200             1,971
    Other liabilities                                                                              3,125             3,214
                                                                                          ---------------   ---------------
            Total liabilities                                                                    437,021           378,365
                                                                                          ---------------   ---------------

Commitments and contingencies                                                                      --                 --

Stockholders' equity:
    Preferred stock, $ .10 par value,
         2,000,000 shares authorized, none outstanding                                             --                 --
    Common stock, $ .10 par value,
         18,000,000 shares authorized, 5,752,875 outstanding                                         575              --
    Additional paid-in capital                                                                    25,124              --
    Retained earnings                                                                             39,037            35,887
    Unallocated shares held by the employee stock ownership plan                                  (2,163)             --
    Accumulated other comprehensive income (loss)                                                 (1,236)              220
                                                                                          ---------------   ---------------
            Total stockholders' equity                                                            61,337            36,107
                                                                                          ---------------   ---------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $498,358          $414,472
                                                                                          ===============   ===============

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
                       Consolidated Statements of Earnings
                  (Dollars in thousands, except per share data)
                            Year ended September 30,

                                                                                   1999              1998               1997
                                                                               --------------    --------------    ---------------
Interest income:
    Interest and fees on loans                                                      $ 28,482          $ 27,241           $ 27,730
    Interest and dividends on investment securities                                    3,671             3,906              5,513
    Other interest income                                                                495               994                622
                                                                               --------------    --------------    ---------------
            Total interest income                                                     32,648            32,141             33,865
                                                                               --------------    --------------    ---------------
Interest expense:
    Deposits                                                                          14,727            18,831             19,702
    Federal Home Loan Bank advances and other borrowings                               2,401               135             --
                                                                               --------------    --------------    ---------------
            Total interest expense                                                    17,128            18,966             19,702
                                                                               --------------    --------------    ---------------
            Net interest income                                                       15,520            13,175             14,163
Provision for loan losses                                                                540               405                317
                                                                               --------------    --------------    ---------------
            Net interest income after provision for loan losses                       14,980            12,770             13,846
                                                                               --------------    --------------    ---------------
Other income:
    Fees and service charges                                                             991               996              1,069
    Gain (loss) on sale of loans and investments available for sale                      (22)              117                114
    Gain on sale of branches                                                             165             3,016             --
    Other, net                                                                           339               218                  6
                                                                               --------------    --------------    ---------------
            Total other income                                                         1,473             4,347              1,189
                                                                               --------------    --------------    ---------------
Other expenses:
    Compensation and employee benefits                                                 5,820             5,632              5,552
    Other compensation and employee benefits                                          --                 2,085             --
    Occupancy and equipment costs                                                      1,881             1,818              1,646
    Marketing                                                                            534               495                488
    Data processing costs                                                                521               558                479
    Federal insurance premiums                                                           214               338                456
    Other                                                                              2,478             2,655              2,588
                                                                               --------------    --------------    ---------------
            Total other expenses                                                      11,448            13,581             11,209
                                                                               --------------    --------------    ---------------
Income before income taxes                                                             5,005             3,536              3,826
Income taxes                                                                           1,748             1,151              1,299
                                                                               ==============    ==============    ===============
NET INCOME                                                                           $ 3,257           $ 2,385            $ 2,527
                                                                               ==============    ==============    ===============

Basic earnings per share (1)                                                          $ 0.34            --                 --
                                                                               ==============    ==============    ===============
Weighted average shares outstanding (1)                                            5,549,185            --                 --
                                                                               ==============    ==============    ===============

(1) FloridaFirst converted to a stock company on April 6, 1999. Earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the conversion.)

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  (Dollars in thousands, except per share data)

                                                                                    Additional
                                                                                      other
                                                                                      compre-             Unallocated
                                                            Additional                hensive    Compre-     shares      Total
                                                   Common    paid-in   Retained       income     hensive     held      stockholders'
                                                    stock    capital   earnings       (loss)     income    by the ESOP    equity
                                                --------- ------------ ----------  ----------- ----------------------- -------------

Balance at September 30, 1996                                           $ 30,975      $ (406)                              $ 30,569
Comprehensive income:
    Net income                                                             2,527                $ 2,527                       2,527
    Change in unrealized gain on investments
      available for sale, net                                                            492        492                         492
                                                                                               =========
Total comprehensive income                                                                      $ 3,019
                                                                     ------------ -----------  =========             ---------------
Balance at September 30, 1997                                             33,502          86                                 33,588
Comprehensive income:
    Net income                                                             2,385                $ 2,385                       2,385
    Change in unrealized gain on investments
      available for sale, net                                                            134        134                         134
                                                                                               =========
Total comprehensive income                                                                      $ 2,519
                                                                     ------------ -----------  =========             ---------------
Balance at September 30, 1998                                             35,887         220                                 36,107
Stock issuance, net of issuance costs of $1,239    $ 575   $ 25,124                                       $ (2,163)          23,536
Comprehensive income:
    Net income                                                             3,257                $ 3,257                       3,257
    Change in unrealized loss on investments
      available for sale, net                                                         (1,456)    (1,456)                     (1,456)
                                                                                               =========
Total comprehensive income                                                                      $ 1,801
                                                                                               =========
Dividends ($ .04 per share)                                                 (107)                                              (107)
                                                ========  ========== ============ ============            ==========  ==============
Balance at September 30, 1999                      $ 575   $ 25,124     $ 39,037    $ (1,236)             $ (2,163)        $ 61,337
                                                ========  ========== ============ ============            ==========  ==============

                                                                                                 Year ended September 30,
                                                                                             --------------------------------
Disclosure of reclassification amount:                                                          1999       1998        1997
--------------------------------------                                                          ----       ----        ----
Unrealized gain (loss) on investments available for sale arising during year, net of taxes   $ (1,470)    $ 210       $ 469
                                                                                            ----------  --------  ----------
Less reclassification adjustment for gain (loss) included in net income                           (22)      117         (35)
Income taxes (benefit)                                                                             (8)       41         (12)
                                                                                            ----------  --------  ----------
    Reclassification adjustment for gain (loss), net of taxes                                     (14)       76         (23)
                                                                                            ----------  --------  ----------
Unrealized gain (loss) on investments available for sale, net of taxes                       $ (1,456)    $ 134       $ 492
                                                                                            ==========  ========  ==========

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                            Year ended September 30,

                                                                                          1999        1998        1997
                                                                                        --------    --------    --------

Cash flows from operating activities:
    Net income                                                                          $  3,257    $  2,385    $  2,527
    Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                                             540         405         317
       Deferred income taxes (benefit)                                                       (39)       (864)        588
       Depreciation                                                                          759         632         478
       (Gain) loss on sale of investments available for sale                                  22        (117)         35
       Gain on sale of loans available for sale                                             --          --          (149)
       Gain on sale of branches                                                             (165)     (3,016)       --
       Decrease (increase) in accrued interest receivable                                   (366)        295         (44)
       Decrease (increase) in other assets                                                  (660)        592         (93)
       Decrease (increase) in federal income tax receivable                                  755        (426)        406
       Increase (decrease) in other liabilities                                             (402)      2,118      (2,631)
       Increase (decrease) in advance payments by borrowers for taxes and insurance          229         (33)        189
                                                                                        --------    --------    --------
                   Net cash provided by operating activities                               3,930       1,971       1,623
                                                                                        --------    --------    --------
Cash flows from investing activities:
    Sale (purchase) of FHLB stock, net                                                    (1,611)       --         1,123
    Proceeds from sale of loans available for sale                                          --          --         9,927
    Proceeds from sales, maturity and repayments of investments available for sale        24,069      28,930      20,019
    Proceeds from maturity and repayments of investment securities held to maturity        6,012      19,000       7,000
    Proceeds from sale of assets                                                             520       1,824         313
    Net increase in loans                                                                (59,782)    (30,299)    (44,726)
    Purchases of premises and equipment                                                     (883)       (434)     (1,862)
    Purchases of investments available for sale                                          (52,358)    (33,981)       (990)
    Cash transferred in connection with sale of branches, net                               --       (10,186)       --
                                                                                        --------    --------    --------
                   Net cash used in investing activities                                 (84,033)    (25,146)     (9,196)
                                                                                        --------    --------    --------

Cash flows from financing activities:
    Net increase (decrease) in deposits                                                  (12,956)    (19,020)     25,530
    Net increase in FHLB advances                                                         66,600      21,000        --
    Net increase (decrease) in other borrowings                                            4,874        --          --
    Net proceeds received from issuance of common stock                                   23,536        --          --
                                                                                        --------    --------    --------
                   Net cash provided by financing activities                              82,054       1,980      25,530
                                                                                        --------    --------    --------
                   Net increase (decrease) in cash and cash equivalents                    1,951     (21,195)     17,957
Cash and cash equivalents at beginning of period                                             647      21,842       3,885
                                                                                        --------    --------    --------
Cash and cash equivalents at end of period                                              $  2,598    $    647    $ 21,842
                                                                                        ========    ========    ========

Supplemental disclosure of cash flow information Cash paid during the year for:
       Interest                                                                         $ 15,963    $ 18,971    $ 19,677
                                                                                        ========    ========    ========
       Taxes                                                                            $  1,406    $  2,557    $    270
                                                                                        ========    ========    ========

Supplemental disclosure of non-cash information:
    Additions to investment in real estate acquired through foreclosure                 $     76    $  2,238    $    456
                                                                                        ========    ========    ========
    Change in unrealized gain (loss) on investments available for sale,
       net of deferred taxes (benefit) of $(852), $79 and $(289), respectively          $ (1,456)   $    134    $    492
                                                                                        ========    ========    ========
    Dividends declared                                                                  $    107
                                                                                        ========
    Net assets transferred in connection with branch sale:
       Loans receivable                                                                             $ 44,607
       Premises and equipment                                                                            705
       Deposits                                                                                       55,498
                                                                                                    ========

See notes to consolidated financial statements.

                                       F-9
================================================================================

================================================================================

                              FLORIDAFIRST BANCORP
                   Notes to Consolidated Financial Statements
                        September 30, 1999, 1998 and 1997


(1)    Reorganization

       On April 6, 1999, FloridaFirst Bank (the "Bank") completed its mutual to stock conversion including the formation of mutual and stock holding companies ("Reorganization"). In connection with the Reorganization, FloridaFirst Bancorp, a federally chartered corporation, sold 2,703,851 shares (or 47%) of its common stock in a subscription offering at $10.00 per share and issued the remaining 53% to FloridaFirst Bancorp MHC. A total of 5,752,875 shares of common stock of FloridaFirst Bancorp were issued in connection with the Reorganization. Upon completion of these transactions, the Bank became the wholly owned subsidiary of FloridaFirst Bancorp (the "Bancorp"). The Reorganization was accounted for in a manner similar to a pooling of interests.

       Gross proceeds from the stock issuance of $27.0 million were reduced by $1.2 million in subscription related expenses and $100,000 initial capital for FloridaFirst Bancorp MHC ("MHC"), leaving net proceeds of the offering of $25.7 million. The Bancorp recorded $575,288 as capital stock based on the 5,752,875 shares issued (3,049,024 were issued to the MHC) at a $.10 par value, with the remaining $25.1 million recorded as additional paid-in capital. Of the net proceeds, the Bancorp contributed $12.9 million to the Bank in exchange for all of its outstanding shares of stock.

       Upon a complete liquidation of the Bank after the Reorganization, the Bancorp, as holder of the Bank's common stock, would be entitled to any assets remaining upon a liquidation or dissolution of the Bank. Each depositor would not have a claim in the assets of the Bank. However, upon a complete liquidation of the MHC after the Reorganization, each depositor would have a claim up to the pro rata value of his or her accounts, in the assets of the MHC remaining after the claims of the creditors of the MHC are satisfied. Depositors who have liquidation rights in the Bank immediately prior to the Reorganization will continue to have such rights in the MHC after the Reorganization for so long as they maintain qualifying deposits in the Bank after the Reorganization.

       The Office of Thrift Supervision imposes various restrictions on the ability of savings institutions to make capital distributions, including dividend payments. A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized. Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.


(2)    Nature of Business  and Summary of Significant Accounting Policies

       The following is a description of business of FloridaFirst Bancorp and its subsidiary (the "Company") and the significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

       The Company conducts its business principally through the Bank. The Bank is a community-oriented savings institution that delivers retail and commercial banking services through nine full service locations. Principal sources of income are derived through interest earned on loans and investments. The primary sources of funds are customer deposits and Federal Home Loan Bank advances. The Bank is subject to various regulations governing savings institutions and is subject to periodic examination by its primary regulator, the Office of Thrift Supervision.

                                      F-10
================================================================================

================================================================================

       (a)    Principles of Consolidation

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Bancorp and the Bank that, as discussed in Note 1, became the wholly owned subsidiary of the Bancorp on April 6, 1999. The Company's business is conducted principally through the Bank. All intercompany transactions and balances have been eliminated in consolidation.



       (b)    Cash and Cash Equivalents

              For financial statement purposes, the Company considers cash, due from banks and interest-bearing accounts with original maturities of three months or less in other financial institutions to be cash and cash equivalents.


       (c)    Investment Securities

              Investments available for sale are stated at fair value. Unrealized gains and losses on investments available for sale, net of taxes, are included as other comprehensive income in the consolidated statements of financial condition until these gains or losses are realized. Investments available for sale that experience a decline in fair value that is other than temporary are written down to fair value and the resultant losses are reflected in the consolidated statements of earnings.

              Investment securities held to maturity are investments that management has the intent and the Company has the ability at the time of purchase to hold until maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level-yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of earnings.

              The Bank is required to maintain, in cash and U.S. Government and other approved securities, an amount equal to 4% of deposits (net of loans on deposits) plus short-term borrowings. The Bank's liquidity ratio was 17.6% and 16.7% at September 30, 1999 and 1998, respectively.

              Capital stock in the Federal Home Loan Bank of Atlanta ("FHLB") is held in accordance with certain requirements of the FHLB. The Company's investment is carried at cost and serves as collateral for FHLB advances.


        (d)   Loans Held For Sale

              Loans originated and held for sale by the Company are carried at the lower of cost or market using the specific identification method. Gains and losses on the sale of such loans are recognized using the specific identification method. No loans were held for sale at September 30, 1999 and 1998.


       (e)    Mortgage Loan Interest Income

              The Company provides an allowance for uncollected interest generally on all accrued interest related to loans 90 days or more delinquent. This allowance is netted against accrued interest receivable for financial statement disclosure. Such interest, if ultimately collected, is credited to income in the period of recovery.

                                      F-11
================================================================================

================================================================================

       (f)    Loan Fees

              Loan origination and commitment fees and certain related costs are deferred and amortized over the contractual maturities, adjusted for anticipated prepayments, as an adjustment to yield using the level-yield method. For loans on non-accrual, such amortization ceases.


       (g)    Loans and Provisions for Losses

              Loans are stated at unpaid principal balances, less loans in process, the allowance for loan losses, unearned interest, and net deferred loan origination fees.

              The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (SFAS No. 5). The following is a description of how each portion of the allowance for loan losses is determined.

              The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate, residential real estate, and consumer. The Company provides for an allowance for losses inherent in the portfolio by the above categories, which consists of two components: general loss percentages and specific loss analysis.

              General loss percentages are calculated based upon historical analyses. A portion of the allowance is calculated for inherent losses which management believes exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparison.

              Allowances are also provided in the event that the specific collateral analysis on a loan indicates that the estimated loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

              The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate; (b) the observable market price of the impaired loans; or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

                                       F-12
================================================================================

================================================================================

        (h)   Premises and Equipment

              Depreciation of office properties and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and leasehold improvements, and 3 to 10 years for furniture, fixtures and equipment.

              Maintenance  and  repairs are  charged to expense  when  incurred.
              Expenditures for renewals and betterments generally are capitalized. The costs and accumulated depreciation relating to office properties and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains and losses are reflected in the consolidated statements of earnings.


       (i)    Real Estate Owned

              Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure. Real estate so acquired is recorded at the lower of cost (principal balance of the former mortgage loan) or estimated fair value, less estimated selling expenses. The carrying value of real estate owned properties was $16,000 and $403,000 at September 30, 1999 and 1998 and is included in Other Assets in the consolidated statements of financial condition. The Company charged net costs related to real estate owned activities of $10,000, $144,000 and $22,000 against operations in fiscal years ended September 30, 1999, 1998 and 1997.


       (j)    Income Taxes

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.


        (k)   Financial Instruments With Off-Balance Sheet Risk

              In the ordinary course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the consolidated statements of financial condition. The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis.

              Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                       F-13
================================================================================

================================================================================

       (l)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. The major estimate by management that is critical to the consolidated financial statements is the appropriate level of allowance for loan losses which can be significantly impacted by future industry, market and economic trends and conditions. Actual results could differ from these estimates. Regulatory agencies, as a part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes in the allowance based on their judgements of information available to them at the time of their examination.


       (m)    Self-Insurance

              The Company is self-insured for employee medical and dental benefits, but has a reinsurance contract to limit the amount of liability for these benefits in any plan year. Benefits are administered through a third party administrator and the related liabilities are reflected in the consolidated financial statements. The Company accrues a liability based on average claims paid over the past three years, historical information and certain assumptions regarding future events.

              The self-insured plan operates on a calendar year basis. For the plan years ended December 31, 1998, 1997 and 1996, claims paid, net of amounts received under the reinsurance contract and premiums received from dependent and COBRA coverage, were $460,000, $356,000 and $380,000, respectively. The plan covers only active employees as defined in the plan.


       (n)    Derivative Instruments

              The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, other than fixed rate loan commitments.


        (o)   Earnings Per Share

              Basic net income per share of common stock for the periods subsequent to the Reorganization has been computed by dividing net income for the period by the weighted average number of shares outstanding. Earnings per share information for all other periods presented in these financial statements is not comparative and therefore not presented.


       (p)    Comprehensive Income

              On October 1, 1998 the Company adopted SFAS No. 130, Reporting Comprehensive Income which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the consolidated statements of earnings and are recorded directly to stockholders' equity. The Company's other comprehensive income is the unrealized gain (loss) on investments available for sale.

                                       F-14
================================================================================

================================================================================

       (q)    Segment Information

              On October 1, 1998 the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which requires public companies to report information about segments of their business and requires them to report selected segment information in their quarterly reports issued to stockholders. No specific segment disclosure is required since the Company views its operations as a single segment.


        (r)   Accounting Pronouncements

              In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FASB has delayed the effective date of SFAS No. 133 until fiscal quarters beginning after June 15, 2000 by issuing SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 is not expected to have a material impact on the Company's financial statement presentations.


       (s)    Reclassifications

              Certain   amounts  in  the  1998 and 1997  consolidated  financial
              statements  have  been  reclassified  to  conform   to   the  1999
              presentation.



(2)    Investments Available for Sale

       The amortized cost and estimated fair values of investments available for sale are as follows:

                                                                       September 30, 1999
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                            $ 20,855          --              $    (342)         $ 20,513
          Collateralized mortgage
              obligations                            7,569          $     3               (152)           7,420
          Mortgage-backed securities                28,711               69               (464)          28,316
          Corporate bonds                            7,147          --                    (429)           6,718
          Municipal bonds                            5,831          --                    (646)           5,185
                                               ==============     ============      =============    ==============

               Total                              $ 70,113            $  72         $ (2,033)          $ 68,152
                                               ==============     ============      =============    ==============

                                       F-15
================================================================================

================================================================================

                                                                       September 30, 1998
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S.
                government agencies               $ 24,426            $ 285               --           $ 24,711
          Collateralized mortgage
              obligations                            3,185               44               --              3,229
          Mortgage-backed securities                14,265               31            $ (11)            14,285
                                               ==============     ============      =============    ==============

               Total                              $ 41,876            $ 360            $ (11)          $ 42,225
                                               ==============     ============      =============    ==============

       Approximately 95% of the collateralized mortgage obligations ("CMOs") and mortgage-backed securities ("MBS") as of September 30, 1999 were issues of GNMA, FNMA or FHLMC. All CMOs and MBS as of September 30, 1998 were issues of GNMA, FNMA or FHLMC.



       The maturity distribution for the portfolio of investments available for sale at September 30, 1999 is as follows:

                                                          Amortized            Fair
                                                            cost              Value
                                                        --------------     ------------

                                                                (In thousands)

            Due after one year through five years        $ 10,371           $ 10,234
            Due after five years through ten years         15,851             15,573
            Due after ten years                            15,180             14,029
                                                        --------------     ------------

                                                           41,402             39,836

            Mortgage-backed securities                     28,711             28,316
                                                        --------------     ------------

                 Total                                   $ 70,113           $ 68,152
                                                        ==============     ============


       Proceeds from sales of investments available for sale during the year ended September 30, 1999, 1998 and 1997 were $6.0 million, $3.4 million and $11.0 million, respectively. Gross gains of $8,000 and gross losses of $30,000 were realized on those sales during 1999. Gross gains of $149,000 and gross losses of $32,000 were realized on those sales during 1998. Gross losses of $35,000 were realized on those sales during 1997.

       Investments available for sale with a fair value of $10.9 million and $1.0 million were pledged as collateral to secure public funds at September 30, 1999 and 1998, respectively.

                                       F-16
================================================================================

================================================================================


(3)    Investment Securities Held to Maturity

       The amortized cost and estimated fair values of investment securities held to maturity are as follows:

                                                                       September 30, 1999
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                           $   4,000               --          $    (43)       $   3,957
          Collateralized mortgage
              obligations                            8,724          $    40              (242)           8,522
                                               ==============     ============      =============    ==============

               Total                              $ 12,724          $    40           $  (285)        $ 12,479
                                               ==============     ============      =============    ==============


                                                                       September 30, 1998
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                           $   8,998             $ 11           $   (40)       $   8,969
          Collateralized mortgage
              obligations                            9,738               40              (223)           9,555
                                               ==============     ============      =============    ==============

               Total                              $ 18,736             $ 51            $ (263)        $ 18,524
                                               ==============     ============      =============    ==============

       The CMOs have principal and interest components and have predominantly variable rates of return. The weighted average rates at September 30, 1999, 1998 and 1997 were 5.57%, 5.80% and 5.94%, respectively. All CMOs as of September 30, 1999 and 1998 were issues of FNMA or FHLMC.

       The  Company's  investment in  obligations  of U.S.  government  agencies include floating interest rate bonds that are reflected in the consolidated financial statements at $4.0 million and $5.0 million at September 30, 1999 and 1998, respectively. These bonds pay variable rates of interest depending on relevant market rates and have an estimated fair value of approximately $3.9 million and $5.0 million at September 30, 1999 and 1998, respectively. At September 30, 1998 the Company had step-up bonds with a carrying value and estimated fair value of $4.0 million and paid interest on a predetermined schedule of escalating rates. All step-up bonds matured during the year ended September 30, 1999. The floating interest rate and step-up bonds were purchased to offset the risk related to the Company's portfolio of adjustable and fixed rate mortgages; however, these bonds expose the Company to a certain degree of market risk as their rates change with prevailing market rates.

       The amortized cost and estimated fair value of investment securities held to maturity at September 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without penalty.

                                                         Amortized             Fair
                                                           cost               value
                                                       --------------     --------------
                                                            (In thousands)

            Due in one year or less                     $   3,000          $   2,973
            Due after one year through five years           1,000                985
            Due after five year through ten years           5,729              5,568
            Due after ten years                             2,995              2,953
                                                       --------------     --------------

                 Total                                   $ 12,724          $  12,479
                                                       ==============     ==============

                                       F-17
================================================================================

================================================================================

(4)    Loans Receivable, Net

       Loans receivable consist of the following:

                                                                                        September 30,
                                                                               --------------------------------
                                                                                   1999               1998
                                                                               --------------     -------------
                                                                                      (In thousands)
              Loans secured by first mortgages on real estate: Residential 1-4:
                    Permanent                                                    $ 276,115          $ 244,667
                    Construction                                                    32,974             27,311
                 Multi-family                                                        5,787              4,464
                 Commercial real estate                                             19,783             16,132
                 Land                                                                9,548              6,796
                                                                               --------------     -------------

                    Total first mortgage loans                                     344,207            299,370
                                                                               --------------     -------------

              Other loans:
                 Consumer loans                                                     75,044             57,891
                 Other loans                                                         1,374              1,085
                                                                               --------------     -------------

                    Total other loans                                               76,418             58,976
                                                                               --------------     -------------

                    Total loans                                                    420,625            358,346

              Net deferred loan origination fees                                        --                (18)
              Unearned interest on installment loans                                    --               (141)
              Allowance for loan losses                                             (2,941)            (2,564)
              Loans in process                                                     (19,774)           (17,013)
                                                                               --------------     -------------
                        Loans receivable, net                                    $ 397,910          $ 338,610
                                                                               ==============     =============
              Weighted average yield on loans at year end                          7.56%             7.91%
                                                                               ==============     =============


       The activity in the allowance for loan losses was as follows (in thousands):

                Balance at September 30, 1996                    $ 2,385
                   Provision for loan losses                         317
                   Charge offs                                       (69)
                   Recoveries                                         --
                                                                 -----------
                Balance at September 30, 1997                      2,633
                   Provision for loan losses                         405
                   Charge offs                                      (474)
                   Recoveries                                         --
                                                                 -----------
                Balance at September 30, 1998                      2,564
                   Provision for loan losses                         540
                   Charge offs                                      (251)
                   Recoveries                                         88
                                                                 -----------
                Balance at September 30, 1999                    $ 2,941
                                                                 ===========

Outstanding mortgage loan commitments, generally with terms of 30 days, were approximately $2.0 million and $2.1 million for fixed rate loans, and $300,000 and $540,000 for variable rate loans at September 30, 1999 and 1998, respectively. There were no letters of credit outstanding at September 30, 1999 and 1998. Furthermore, the Company was servicing approximately $16.7 million, $23.3 million and $16.1 million in loans for the benefit of others in 1999, 1998 and 1997, respectively. The

                                      F-18
================================================================================

================================================================================

       Company holds custodial escrow deposits for these serviced loans totaling approximately $10,000 and $57,000 at September 30, 1999 and 1998, respectively. The range of interest rates on the fixed rate loan commitments as of September 30, 1999 was 7.50% to 8.38%.

       Loan customers of the Company include certain executive officers and directors and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. As of September 30, 1999, these loans amounted to approximately
        $197,000.

       Impaired loans have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. Impaired loans and related information are as follows:

                                                              September 30,
                                                       -------------------------
                                                         1999       1998    1997
                                                         ----       ----    ----
                                                             (In thousands)
       Impaired loans at year end                       $   830  $   836  $2,314
       Average balance of impaired loans for the year       957    1,697   1,919
       Allowance for loan losses for impaired loans         166      167     463
       Interest income recognized during the year            72      130     146



       (5)        Premises and Equipment

       Premises and equipment consists of the following:

                                                                      September 30,
                                                            --------------------------------
                                                                 1999               1998
                                                               ----------        -----------
                                                                     (In thousands)

              Land                                             $ 1,819            $ 1,887
              Buildings and leasehold improvements               6,646              7,054
              Furniture, fixtures and equipment                  3,691              3,703
                                                               ----------       -----------

              Total                                             12,156             12,644
              Less accumulated depreciation and amortization    (5,338)            (5,799)
                                                               ----------        -----------

              Premises and equipment, net                      $ 6,818           $  6,845
                                                               ==========        ===========


       The Company conducts a portion of its operations from leased facilities and leases certain equipment under operating leases. As of September 30, 1999, the Company was committed to noncancelable operating leases with annual minimum lease payments approximating $92,000 through September 30, 2003.

       Rent expense under all operating leases was approximately $136,000, $139,000 and $152,000 for the years ended September 30, 1999, 1998 and 1997, respectively.


                                       F-19
================================================================================

================================================================================

(6)    Deposits

       Deposits and weighted average interest rates are as follows:

                                                          September 30, 1999                 September 30, 1998
                                                    -------------------------------    -------------------------------
                                                        Amount             Rate           Amount             Rate
                                                    ---------------     -----------    --------------     ------------

                                                     (In thousands)                     (In thousands)

           Noninterest-bearing checking               $  13,485            --            $  10,492            --
           Interest-bearing checking                     27,098           1.77%             24,456           1.94%
           Savings accounts                              32,826           1.67%             37,758           1.77%
           Money market accounts                         23,997           3.87%             18,092           3.99%
           Certificate accounts:
              4.00% - 4.99%                             112,560                             31,676
              5.00% - 5.99%                              79,323                            166,610
              6.00% - 6.99%                              47,903                             60,964
              7.00% - 7.99%                               2,032                              2,132
                                                    ---------------                    --------------
                 Total certificates                     241,818           5.12%            261,382           5.52%
                                                    ---------------                    --------------
                 Total deposits                       $ 339,224           4.23%          $ 352,180           4.63%
                                                    ===============                    ==============

       Certificate accounts in amounts of $100,000 or more totaled approximately $55.8 million and $45.7 million at September 30, 1999 and 1998, respectively. Deposits in excess of $100,000 are not federally insured. The Company had certificate accounts totaling $17.2 million under the State of Florida public deposits program at September 30, 1999; however, there were no such deposits at September 30, 1998. Deposits under this program are collateralized with investment securities in accordance with applicable regulations.

       Interest expense on deposits is summarized as follows:

                                                                                   Year ended September 30,
                                                                         --------------------------------------------
                                                                            1999            1998             1997
                                                                         -----------     -----------     ------------
                                                                                       (In thousands)
         Interest on interest-bearing
             checking and money market accounts                           $ 1,257        $  1,051         $     958
         Interest on savings and certificate accounts                      13,550          17,868            18,841
         Less early withdrawal penalties
                                                                              (80)            (88)              (97)
                                                                         -----------     -----------     ------------
         Total interest expense                                           $14,727         $18,831         $  19,702
                                                                         ===========     ===========     ============

       Certificate accounts by year of scheduled maturity are as follows:

                                        September 30,
                                ---------------------------------
           Fiscal Year              1999                1998
                                -------------       -------------
                                         (In thousands)
               1999                      --           $ 165,547
               2000               $ 163,002              54,045
               2001                  38,335              11,715
               2002                  29,572              21,527
          2003 and after             10,909               8,548
                                =============       =============
              Total               $ 241,818           $ 261,382
                                =============       =============

                                       F-20
================================================================================

================================================================================

(7)    Advances From Federal Home Loan Bank and Other Borrowings

       The Company had $87.6 million and $21.0 million in FHLB advances with weighted average interest rates of 5.18% and 5.12% at September 30, 1999 and 1998, respectively. The advances as of September 30, 1999 include $55.0 million in convertible advances whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR (London interbank offering rate). The Company then has the option to prepay the advances without penalty if the FHLB converts the interest rate. Should the Company elect to otherwise prepay these borrowings prior to maturity, prepayment penalties may be incurred. Advances from the FHLB are secured with a blanket floating lien which includes a security interest in the FHLB stock held by the Company and the Company's mortgage loan portfolio.

       The Company's borrowings from the FHLB at September 30, 1999 are as follows:

                                                   Conversion
                         Year                        option             Rate             Maturity             Rate
                                                 ----------------    ------------     ----------------     -----------
                                                  (In thousands)                      (In thousands)

                         2000                            $25,000        4.91%              $32,600            5.55%
                         2001                             25,000        4.98                    --
                         2003                              5,000        5.02                    --
                         2004                                                               15,000            4.91
                         2008                                                               20,000            5.08
                         2009                                                               20,000            4.86
                                                 ----------------                     ----------------
           Total and weighted average rate               $55,000        4.95%              $87,600            5.18%
                                                 ================                     ================

       As of September 30, 1999 the Company's $4.9 million in other borrowings are short-term borrowings bearing interest at 5.43% per annum. These borrowings mature on December 8, 1999 and are collateralized by securities of U. S. government agencies having a fair value of $5.0 million.

       (8)        Income Taxes

       Income taxes for 1999, 1998 and 1997 consists of the following:

                                                             Current         Deferred             Total
                                                           ------------     ------------       ------------
                                                                           (In thousands)
        Year ended September 30, 1999:
             Federal                                        $ 1,606         $    (33)           $ 1,573
             State                                              181               (6)               175
                                                           ============     ===========        ===========
                                                            $ 1,787         $    (39)          $ 1,748
                                                           ============     ===========        ===========
        Year ended September 30, 1998
             Federal                                        $ 1,825           $ (782)           $ 1,043
             State                                              190              (82)               108
                                                           ============     ===========        ===========
                                                            $ 2,015           $ (864)           $ 1,151
                                                           ============     ===========        ===========

        Year ended September 30, 1997:
             Federal                                        $   681          $   531            $ 1,212
             State                                               30               57                 87
                                                           ============     ===========        ===========
                                                            $   711         $   588            $ 1,299
                                                           ============     ===========        ===========

                                       F-21
================================================================================

================================================================================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                         September 30,
                                                                                   -------------------------
                                                                                     1999            1998
                                                                                   --------        ---------
                                                                                        (In thousands)

            Deferred tax assets:
               Loans receivable, due to allowance for loan losses, net              $   992          $  827
               Pension asset                                                            202             379
                  Unrealized loss on investments available for sale                     725              --
                  Self-insurance reserve                                                322             339
               Other                                                                     85              21
                                                                                   ---------        ---------

                    Total deferred tax assets                                         2,326           1,566
               Less valuation allowance                                                  --              --
                                                                                   ---------        ---------
                    Net deferred tax assets                                           2,326           1,566
                                                                                   ---------        ---------
            Deferred tax liabilities:
               FHLB stock                                                              (433)         $ (457)
               Unrealized gain on investments available for sale                        --             (129)
               Other                                                                    (64)            (44)
                                                                                   ---------        ---------
                    Total deferred tax liabilities                                     (497)           (630)
                                                                                   ---------        ---------
                    Net deferred tax assets                                         $ 1,829          $   936
                                                                                   =========        =========

       Net deferred tax assets are included in other assets in the consolidated statements of financial condition.


       The Company's effective rate on pretax income differs from the statutory Federal income tax rate as follows (dollars in thousand):

                                                                            Year ended September 30,
                                                      ---------------------------------------------------------------------
                                                        1999        %          1998          %           1997         %
                                                      ---------  ---------   ----------  ----------    ----------  --------

        Tax provision at statutory rate                $1,702      34%        $1,202        34%        $1,301         34%
        Increase (decrease) in tax
          resulting from:

             Tax-exempt interest, net of scaleback        (70)     (1)%          (17)      (1%)           (22)       (1%)

             State income taxes, net of Federal
             income tax benefit                           116       2%            65        2%             78         2%
             Other, net                                                          (99)      (2%)           (58)       (1%)
                                                      ---------  ---------   ----------  ----------    ----------  ---------
        Total                                          $1,748      35%        $1,151        33%        $1,299         34%
                                                      =========  =========   ==========  ==========    ==========  =========

       Until 1997, the Internal Revenue Code (the "Code") allowed the Company a special bad debt deduction for additions to bad debt reserves for tax purposes. Provisions in the Code permitted the Company to methods of determine its bad debt deduction by either the experience method or the percentage of taxable income method. The statutory percentage used to calculate bad debt deduction by the percentage of taxable income method was 8% before such deduction. The experience method was calculated using actual loss experience of the Company.

                                      F-22
================================================================================

================================================================================

       The Small Business Job Protection Act of 1996 repealed the percentage of taxable income method of accounting for bad debts for tax years beginning after 1995. The Company switched to the experience method above to compute its bad debt deduction in 1997 and future years. As a result of the change in the Code, the Company is required to recapture into taxable income the portion of its bad debt reserves that exceeds its bad debt reserves calculated under the experience method since 1987; a recapture of approximately $366,000 ratably over six years beginning in 1999.

       Retained earnings at September 30, 1999 includes approximately $5.8 million base year, tax basis bad debt reserve for which no deferred Federal and state income tax liability has been accrued. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $2.0 million at September 30, 1999. Certain events, as defined, will still trigger the recapture of the base year reserve. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders.


(9)    Concentration of Credit Risk

       The Company originates real estate, consumer, and commercial loans primarily in its Central Florida market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts depends on the economic conditions of Central Florida. The Company does not have a significant exposure to any individual customer or counterparty.

       The Company manages its credit risk by limiting the total amount of arrangements outstanding with individual customers, by monitoring the size and maturity structure of the loan portfolio, by obtaining collateral based on management's credit assessment of the customers, and by applying a uniform credit process for all credit exposures.



 (10)  Regulatory Matters

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined).

       As of June 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                       F-23
================================================================================

================================================================================
       The Bank's actual capital amounts and ratios are as follows:

                                                                     September 30, 1999
                                             -------------------------------------------------------------------
                                                                                           "Well capitalized"
                                                                      For capital             under prompt
                                                                        adequacy           Corrective action
                                                   Actual               purpose                provisions
                                             -------------------  ---------------------  ----------------------
                                             Amount      Ratio       Amount      Ratio       Amount       Ratio
                                             ------      -----       ------      -----       ------       -----
                                                                   (Dollars in thousands)
                Risk-based capital
                  (to risk-weighted         $ 52,713     17.2%      $ 24,471     8.0%       $ 30,589      10.0%
                  assets)
                Tier I capital (to risk-
                  weighted assets)          $ 49,772     16.3%     $             4.0%       $ 18,353      6.0%
                                                                      12,236
                Tier I capital
                  (to average assets)       $ 49,772     11.1%      $ 18,000     4.0%       $ 22,500      5.0%

                                                                     September 30, 1998
                                             ------------------------------------------------------------------
                                                                                           "Well capitalized"
                                                                      For capital             under prompt
                                                                        adequacy           Corrective action
                                                   Actual               purpose                provisions
                                             -------------------  ---------------------  ----------------------
                                              Amount     Ratio      Amount     Ratio      Amount       Ratio
                                              ------     -----      ------     -----      ------       -----
                                                                  (Dollars in thousands)
                Risk-based capital
                  (to risk-weighted assets)   $38,451     15.5%     $19,795     8.0%      $24,744      10.0%
                Tier I capital (to risk-
                  weighted assets)             35,887     14.5%       9,898     4.0%       14,846       6.0%
                Tier I capital
                  (to average assets)          35,887     8.7%       16,599     4.0%       20,748       5.0%

       Capital at September 30, 1999 for consolidated financial statement purposes differs from the Tier I capital amount by $(1.2) million representing the exclusion of unrealized losses on investments available for sale and $12.8 million of capital maintained by the Bancorp. Total risk-based capital differs from Tier I capital by the allowance for loan losses.

       Capital at September 30, 1998 for consolidated financial statement purposes differs from the Tier I capital amount by $220,000 representing the exclusion of unrealized gain on investments available for sale. In addition, regulatory capital differed by $(119,000) for certain amounts that were reflected for consolidated financial reporting purposes but were not recognized in regulatory reports filed. Total risk-based capital differs from Tier I capital by the allowance for loan losses.

       The payment of dividends by the Bank to the Company are restricted. OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. A savings institution that is a subsidiary of a savings and loan holding company, such as the Bank, must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings institutions are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings institution or any OTS regulations. Any other situation would require an application to the OTS.

                                      F-24
================================================================================

================================================================================

(11)   Sale of Branches

       On October 29, 1997, the Company entered into an agreement to sell substantially all of the loans, with a majority of the loans sold on a servicing-released basis, and certain liabilities (primarily deposit liabilities) of the branches located in north Florida. The sale included loans at 80% of the deposit liability. The remaining 20% of the sale was funded with cash. The transaction was completed January 30, 1998. Assets of approximately $52.5 million, including loans of $44.6 million, property and equipment of $705,000, cash of $10.1 million, and liabilities consisting primarily of deposit accounts of $55.5 million, were sold for a gain of approximately $3.0 million. The assets sold included the branches, except for two branches that were closed by the Company because the Company is precluded from conducting any further business at those locations. The two branches were subsequently sold to third parties during the year ended September 30, 1999.

(12)   Benefit Plans

       Director Retirement Plan. On September 28, 1998, the Board of Directors approved a non-qualified Director Retirement Plan ("Retirement Plan"). The Retirement Plan will pay all Directors that have served on the board at least ten years, $1,000 per month for 120 months beginning at the end of their final three-year term. If a Director dies prior to retirement or prior to receipt of all monthly payments under the plan, the Company has no further financial obligations to the Director or his or her estate. For the years ended September 30, 1999 and 1998, the Company recognized $37,000 and $410,000 related to this Retirement Plan. The amounts were determined by discounting the anticipated cash flow required, based on the services rendered by each covered director. The weighted-average discount rate used to measure the expense was 5.50%. The 1998 expense is a component of other compensation and employee benefits expense in the consolidated statements of earnings.

       Pension Plan. The Company had a noncontributory defined benefit pension plan ("Plan") that covered substantially all employees who met minimum service requirements. The benefit formula of the Plan generally based payments to retired employees upon their length of service and a percentage of qualifying compensation during the final years of employment.

       On September 28, 1998, the Board of Directors froze benefit accruals for the Plan effective November 3, 1998 and directed the Company to allocate to each eligible participant the full present value of accrued benefits based on the Plan liquidation guidelines, as prescribed by the Internal Revenue Code. The present value of benefit obligations at September 30, 1998 was approximately $5.7 million and the plan assets at fair value were approximately $4.0 million. As a result, the Company recognized other compensation and employee benefits expense of $1.7 million for 1998 as an actuarial estimate of benefits payable upon liquidation, and the related liability is a component of other liabilities on the statement of financial condition.

       The Company terminated the Plan on April 14, 1999 by distributing the participants their full present value of accrued benefits based on the Plan liquidation guidelines, as prescribed by the Internal Revenue Code. The Company funded $1.3 million to the Plan, which when combined with other Plan assets, provided sufficient assets to distribute to or purchase annuities for Plan participants to satisfy the present value of the calculated benefit obligations.

       Pension cost for the year ended September 30, 1997 consisted of the following (in thousands):

            Service cost - benefits earned during the period            $ 207
            Interest cost                                                 304
            Actual return on assets held in plan                         (580)
            Net amortization and deferral                                 335
                                                                     ----------

            Net periodic pension cost                                   $ 266
                                                                     ==========

                                      F-25
================================================================================

================================================================================

       The weighted-average discount rate used to measure projected benefit obligations was approximately 6.0% and 8.0% at September 30, 1998 and 1997; the rate of increase in future compensation levels was 5.0% at September 30, 1997; and the expected long-term rate of return on assets was approximately 6.5% and 8.3% for September 30, 1998 and 1997.

       Employee Stock Ownership Plan. The Company sponsors an employee stock ownership plan ("ESOP"). The ESOP covers eligible employees who have completed twelve months of continuous employment with the Company during which they worked at least 1,000 hours and who have attained the age of
       21. As part of the Reorganization in April 1999, the ESOP borrowed $2.2 million from the Company to purchase 216,308 shares of the common stock of the Company. Since the ESOP is internally leveraged, the Company does not report the loan receivable from the ESOP as an asset and does not report the ESOP as a liability. The Company's accounting for its ESOP is in accordance with AICPA Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans, which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they became committed to be released. As shares are committed to be released, the shares become outstanding for earnings per share computations. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. As of September 30, 1999, 32,445 shares had been committed for release and the Company recorded compensation and employee benefit expense of $285,000 for the year ended September 30, 1999 relating to the ESOP.

       401(K) Retirement Plan. Effective January 1, 1999, the Company adopted a qualified defined contribution plan with 401(k) provisions for eligible employees. Subject to certain restrictions, eligible employees may voluntarily contribute up to 15% of their annual compensation and the Company may authorize discretionary contributions to eligible participants. During 1999 the Company approved a maximum Company match of 50% on eligible contributions for the first 6% of participant compensation. The 1999 consolidated financial statements reflect $65,000 of employee benefits expense for the Company's matching contribution under the plan.


 (13)   Subsequent Events

       At a special meeting on October 19, 1999, the Company's stockholders approved two stock benefit plans. Under the 1999 Stock Option Plan, certain directors, officers and employees were granted options to purchase in aggregate 270,385 shares of the Company's stock over the next five years. Options vest 20% each year beginning one year after the date of grant. The exercise price of the options has been established at $8.50 per share, the average price of the shares traded on the Nasdaq National Market on October 19, 1999. Since the option price was established as the then current market value of the Company's stock, the Company will not record an expense when the options are granted or the stock is issued upon the exercise of the option. When shares are issued upon the exercise of any options, the Company may choose to issue stock from shares authorized but not yet issued or to utilize stock held in treasury. Under the Restricted Stock Plan, directors and officers of the Company may earn 108,154 shares of the Company's stock over the next five years. Restricted shares are earned at a rate of 20% each year of continued service to the Company. The fair value of these shares, using the $8.50 per share noted above, is $919,000 and this amount will be amortized over a five-year period to compensation and employee benefit expense commencing October 1, 1999. The shares earned under this plan are entitled to all voting and other stockholder rights, except that, while restricted, the shares must be held in escrow and cannot be sold, pledged or otherwise conveyed. The Company plans to acquire the necessary shares through open market purchases.

                                      F-26
================================================================================

================================================================================


       On October 19, 1999 the Company announced that it had received approval from the Office of Thrift Supervision ("OTS") to proceed with its planned repurchase of up to 15% of the common stock held by stockholders other than FloridaFirst Bancorp MHC, or 405,578 shares. Such repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held in treasury stock and will be available for general corporate purposes, including the exercise of stock options.


(14)   Fair Values of Financial Instruments

       Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments at September 30, 1999 and 1998.

       Cash  and  cash  equivalents:  The  carrying  amount  of  cash  and  cash
       equivalents    (demand   deposits   maintained   at   various   financial
       institutions) represents fair value.

       Investments: The Company's investment securities represent investments in U.S. government agency obligations, CMOs, MBS, corporate bonds and municipal bonds. The fair value of these investments was estimated based on quoted market prices or bid quotations received from securities dealers.

       FHLB stock: The FHLB stock is not publicly traded and the carrying amount was used to estimate the fair value.

       Loans: Fair values are estimated for the Company's portfolio of loans by grouping loans with similar financial characteristics. The loans have been segregated by type, such as fixed and variable rate first mortgage loans and other loans. The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities.

       Deposit liabilities: The fair value of deposits with no stated maturity (i.e., interest and noninterest-bearing checking accounts and savings accounts) is equal to the amount payable as of year end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by the Company for deposits of similar remaining maturities.

       FHLB advances and other borrowings: The fair value of FHLB advances and other borrowings are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by creditors for advances of similar remaining maturities.

       Commitments: The Company makes commitments in the normal course of business to originate loans. All such commitments are for relatively short periods of time, so the market value of the loan on the commitment date and origination or delivery date is seldom materially different.

                                      F-27
================================================================================

================================================================================

       The estimated fair values of the Company's financial instruments are as follows:

                                                            September 30, 1999
                                                         -----------------------
                                                         Carrying      Estimated
                                                          amount      fair value
                                                         ----------   ----------
                                                             (In thousands)
Financial assets:
   Cash and cash equivalents                              $  2,598      $  2,598
   Investments available for sale                           68,152        68,152
   Investment securities held to maturity                   12,724        12,479
   Federal Home Loan Bank stock                              4,475         4,475
   Loans (carrying amount net of
      allowance for loan loss of $2,941)                   397,910       399,914
                                                          ========      ========

Financial liabilities:
   Deposits:
      Without stated maturities                           $ 97,406      $ 97,406
      With stated maturities                               241,818       241,475
   Federal Home Loan Bank advances                          87,600        86,873
   Other borrowings                                          4,872         4,872
                                                          ========      ========

Commitments:
   Loan commitments                                           --        $  2,300
                                                          ========      ========



                                                            September 30, 1998
                                                          ----------------------
                                                          Carrying     Estimated
                                                           Amount     fair value
                                                          ----------  ----------
                                                              (In thousands)
Financial assets:
   Cash and cash equivalents                              $    647      $    647
   Investments available for sale                           42,225        42,225
   Investment securities held to maturity                   18,736        18,524
   Federal Home Loan Bank stock                              2,864         2,864
   Loans (carrying amount net of allowance
      for loan loss of $2,564)                             338,610       341,013
                                                          ========      ========

Financial liabilities:
   Deposits:
      Without stated maturities                           $ 90,798      $ 90,798
      With stated maturities                               261,382       258,744
     Federal Home Loan Bank advances                        21,000        19,149
                                                          ========      ========

Commitments:
   Loan commitments                                           --        $  2,640
                                                          ========      ========

                                      F-28
================================================================================

================================================================================

(15)   Commitments and Contingencies

       In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.


 (16)    Parent Company Only Financial Statements

       Condensed financial statements of FloridaFirst Bancorp are as follows (in thousands):

       Condensed Statement of Financial Condition
       ------------------------------------------

       Assets                                                       September 30, 1999
                                                                    ------------------

Cash and cash equivalents                                                $    50
Loan receivable from subsidiary                                           10,756
Investment in subsidiary                                                  48,535
ESOP loan receivable                                                       2,163
                                                                         -------
  Total assets                                                           $61,504
                                                                         =======

Liabilities and Stockholders' Equity
Dividends payable                                                        $   107
Accrued income taxes                                                          60
                                                                         -------
  Total liabilities                                                          167
                                                                         -------
Stockholders' equity                                                      61,337
                                                                         -------
  Total liabilities and stockholders' equity                             $61,504
                                                                         =======


                                                                        Year ended
       Condensed Statement of Earnings                             September 30, 1999
       -------------------------------                             ------------------

       Interest income:
       Loan to ESOP                                                       $   57
       Loan to subsidiary                                                    169
                                                                          ------
         Total income                                                        226
                                                                          ------
       Operating expenses                                                     57
                                                                          ------

       Income before income taxes and equity
         in undistributed earnings of subsidiary                             169
       Income taxes                                                           60
                                                                          ------
       Income before equity in undistributed earnings of subsidiary          109
       Equity in undistributed earnings of subsidiary                      3,148
                                                                          ------
       Net income                                                         $3,257
                                                                          ======

                                      F-29
================================================================================

================================================================================

                                                                       Year ended
Condensed Statement of Cash Flows                                   September 30, 1999
---------------------------------                                   ------------------
Cash flows from operating activities:
Net income                                                              $  3,257
  Adjustments to reconcile  net income to
    net cash  provided by operating
    activities:
          Equity in undistributed earnings of subsidiary                  (3,148)
          Increase in accrued income taxes                                    60
                                                                        --------
           Net cash provided by operating activities                         169
                                                                        --------
Cash flows from investing activities:
  Increase in ESOP loan receivable                                        (2,163)
  Increase in loan receivable from subsidiary                            (10,756)
                                                                        --------
           Net cash used in investing activities                         (12,919)
                                                                        --------
Cash flows from financing activities:
  Net proceeds from stock offering                                        25,700
  Capital contribution to subsidiary                                     (12,900)
                                                                        --------
           Net cash provided by financing activities                      12,800
                                                                        --------
Increase in cash                                                              50
Cash at beginning of year                                                     --
                                                                        --------
Cash at end of year                                                     $     50
                                                                        ========

Supplemental disclosure of non-cash information:
Transfer of investment in subsidiary upon creation of holding company   $ 36,107
                                                                        ========
Declaration of dividends payable                                        $    107
                                                                        ========

(17)  Quarterly Financial Data (Unaudited)

       Unaudited quarterly financial data (in thousands except per share data) is as follows:

                                Year ended September 30, 1999          Year ended September 30, 1998
                            --------------------------------------- ---------------------------------------

                              First    Second     Third    Fourth     First    Second     Third    Fourth
                             Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                             -------   -------   -------   -------   -------   -------   -------   -------
Interest income              $ 7,834   $ 7,955   $ 8,213   $ 8,646   $ 8,970   $ 8,164   $ 7,688   $ 7,319
Interest expense               4,283     4,216     4,099     4,530     5,367     4,867     4,492     4,240
                             -------   -------   -------   -------   -------   -------   -------    -------
Net interest income            3,551     3,739     4,114     4,116     3,603     3,297     3,196     3,079
Provision for losses             150       150       120       120       105       100       100       100
                             -------   -------   -------   -------   -------   -------   -------    -------
Net interest income after
  provision for losses         3,401     3,589     3,994     3,996     3,498     3,197     3,096     2,979
                             -------   -------   -------   -------   -------   -------   -------    -------
Non-interest income              321       464       351       337       325     3,384       370       268
Non-interest expense           2,700     2,871     2,939     2,938     2,967     3,114     2,600     4,900
                             -------   -------   -------   -------   -------   -------   -------    -------
Income before taxes            1,022     1,182     1,406     1,395       856     3,467       866    (1,653)
Provision for income taxes       379       434       466       469       300     1,109       272      (530)
                             -------   -------   -------   -------   -------   -------   -------    -------
Net income                   $   643   $   748   $   940   $   926   $   556   $ 2,358   $   594    $(1,123)
                             =======   =======   =======   =======   =======   =======   =======    =======
Basic earnings per share                         $   .17   $   .17
                                                   -----     -----
Weighted average shares outstanding                5,555     5,544
                                                   =====     =====

                                      F-30
================================================================================

================================================================================

[LOGO] KPMG

          P.O. Box 31002
          St. Petersburg, FL 33731-8902

          P.O. Box 1439
          Tampa, FL 33601-1439




                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FloridaFirst Bancorp:

We have audited the accompanying consolidated statements of financial condition of FloridaFirst Bancorp and subsidiary (the Company) as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FloridaFirst Bancorp and subsidiary at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                   /s/KPMG LLP

Tampa, Florida
October  28, 1999

                                       F-31
================================================================================

====================================================     ======================================================

You should rely only on  the  information
contained in this document.  We  have not
authorized  anyone to  provide  you  with
information   that   is  different.  This
document does not constitute an offer  to
sell, or the  solicitation  of  an  offer
to buy, any  of  the  securities  offered
hereby to any person in any  jurisdiction
in  which  such  offer  or   solicitation
would   be   unlawful.  The  affairs   of
FloridaFirst  Bancorp,  Inc.  may  change
after  the  date   of   this  prospectus.
Delivery of this document and  the  sales
of shares made  hereunder  does not  mean
otherwise.

             TABLE OF CONTENTS
                                                Page
                                                ----
Summary ........................................
Risk Factors....................................
Selected Financial Highlights...................
The Conversion and Reorganization...............
The Offering....................................
FloridaFirst Bancorp, Inc.......................
FloridaFirst Bank...............................                 FloridaFirst Bancorp, Inc.
Use of Proceeds.................................
Dividend Policy.................................
Market for the Common Stock.....................
Capitalization..................................
Pro Forma Data..................................
Historical and Pro Forma Capital Compliance.....                      ---------------
FloridaFirst Bancorp Consolidated
  Statements of Earnings........................                         PROSPECTUS
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..                      ---------------
Business of FloridaFirst Bancorp, Inc...........
Business of FloridaFirst Bank...................
Regulation .....................................
Taxation........................................                 Sandler O'Neill & Partners, L.P.
Management of FloridaFirst Bancorp, Inc.........
Management of FloridaFirst Bank.................
Comparison of Stockholders' Rights..............
Restrictions on Acquisition of
  FloridaFirst Bancorp, Inc.....................
Description of Capital Stock....................
Legal and Tax Opinions..........................                      ________ ____, 2000
Experts.........................................
Registration Requirements.......................
Where You Can Find Additional Information.......
Index to Financial Statements  .................

Until  the later of  November  __,  2000 or 25 days         THESE SECURITIES ARE NOT DEPOSITS OR
after  commencement  of the offering,  all  dealers         SAVINGS ACOUNTS AND ARE NOT FEDERALLY
effecting transactions in these securities, whether         INSURED OR GUARANTEED.
or  not  participating  in  this offering,  may  be
required  to  deliver  a  prospectus.  This  is  in
addition to the dealers'  obligation  to deliver  a
prospectus  when  acting  as  underwriters and with
respect to their unsold allotments or subscriptions.

====================================================     ======================================================


                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

Service Performed                                                      Amount
-----------------                                                    ----------

*        Legal Fees...........................................    $     175,000
*        Accounting Fees and Expenses.........................          100,000
*        Printing, Postage and Mailing........................          325,000
*        Appraisal and Business Plan Fees and Expenses........           40,000
*        Underwriter's Fees...................................          220,000
*        Underwriter's Legal and Reimbursable.................           50,000
*        Conversion Agent Fees and Expenses...................           45,000
*        Transfer Agent Fees and Stock Certificates...........           25,000
*        Filing Fees (OTS, SEC and NASD)......................           50,000
*        Blue Sky Filing Fees and Legal Expenses..............           25,000
*        Other Expenses.......................................           45,000
                                                                  -------------
                          Total...............................     $  1,100,000
                                                                    ===========
-----------------
*        Estimated, at supermax.


Item 14.          Indemnification of Directors and Officers

         The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

         The Articles of Incorporation of the Registrant (the "Articles"), attached as Exhibit 3(i) hereto, require indemnification of directors, officers and employees to the fullest extent permitted by Florida law.

         Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Articles.


Item 15.          Recent Sales of Unregistered Securities.

                  Not Applicable


Item 16.          Exhibits and Financial Statement Schedules:

         The  financial   statements   and  exhibits   filed  as  part  of  this
Registration Statement are as follows:

                  (a)      List of Exhibits:
                   1       Agency Agreement with Sandler O'Neill & Partners, L.P.*
                   2       Plan of Conversion and Reorganization and Plans of Merger
                   3(i)    Articles of Incorporation of FloridaFirst Bancorp, Inc.
                   3(ii)   Bylaws of FloridaFirst Bancorp, Inc.
                   4       Specimen Stock Certificate of FloridaFirst Bancorp, Inc.
                   5       Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC
                   8.2     State Tax Opinion of Hahn, McClurg, Watson, Griffith & Bush, P.A.*
                   8.3     Statement of FinPro, Inc. as to the value of subscription rights
                  10.1     Form of Employment Agreement entered into with the named executive officers and two senior officers of FloridaFirst Bank
                  10.2     1999 Stock Option Plan**
                  10.3     Restricted Stock Option Plan**
                  10.4     Supplemental Executive Retirement Plan for the Benefit of Senior Officers
                  23.1     Consent of Malizia Spidi & Fisch, PC (included with Exhibit 5)
                  23.2     Consent of KPMG LLP
                  23.3     Consent of FinPro, Inc.
                  24       Power of Attorney (included with signature page)
                  27       Financial Data Schedule (Electronic Filing)
                  99.1     Stock Order Form
                  99.2     Marketing Materials
                  99.3     Appraisal Report***
                  99.4     Proxy Statement

-------------------
*        To be filed by amendment
** Incorporated by reference to the exhibits to the Form 10-K filed by FloridaFirst Bancorp on December 29, 1999 (File No. 0-25693)
*** To be filed by amendment and the statistical information included in the appraisal report will be filed supplementally in accordance with Rule 202 of Regulation S-T.

                  (b)      Financial Statements and Schedules:

         Financial statement schedules are omitted because they are not required or are not applicable or the required information is shown in the financial statements or the notes thereto.

Item 17. Undertakings

    I.   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act,  and  is  therefore,   unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lakeland, Florida as of September 5, 2000.

                                             FLORIDAFIRST BANCORP, INC.


                                             /s/Gregory C. Wilkes
                                             -----------------------------------
                                             Gregory C. Wilkes
                                             President, Chief Executive Officer,
                                             and Director
                                             (Duly authorized representative)

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory C. Wilkes, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully so or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of September 5, 2000.


/s/Nis H. Nissen, III                         /s/Gregory C. Wilkes
--------------------------------------------  ----------------------------------
Nis H. Nissen, III                            Gregory C. Wilkes
Chairman of the Board                         President, Chief Executive Officer
                                              and Director


/s/Llewellyn N. Belcourt                      /s/J. Larry Durrence
--------------------------------------------  ----------------------------------
Llewellyn N. Belcourt                         J. Larry Durrence
Director                                      Director


/s/Stephen A. Moore, Jr.                      /s/G. F. Zimmermann, III
--------------------------------------------  ----------------------------------
Stephen A. Moore, Jr.                         G. F. Zimmermann, III
Director                                      Director



/s/Kerry P. Charlet
--------------------------------------------
Kerry P. Charlet
Senior Vice President and Chief
Financial Officer
(Principal Financial and Accounting Officer)